                                          Filed Pursuant To Rule 424(b)(3)
PROSPECTUS                                Registration No. 333-48799
                                  $100,000,000

                            [GRANT GEOPHYSICAL LOGO]

                          9 3/4% SENIOR NOTES DUE 2008

 OFFER TO EXCHANGE ITS 9 3/4% SENIOR NOTES DUE 2008, SERIES B, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, FOR ANY AND ALL OF ITS OUTSTANDING 9 3/4%
                        SENIOR NOTES DUE 2008, SERIES A.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JUNE
                           12, 1998 UNLESS EXTENDED.

    Grant Geophysical, Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange up to $100,000,000 aggregate principal amount of its 9 3/4% Senior Notes due 2008, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933 (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for up to $100,000,000 aggregate principal amount of its outstanding
9 3/4% Senior Notes due 2008, Series A (the "Original Notes" and together with the Exchange Notes, the "Notes"). The terms of the Exchange Notes are substantially identical in all respects to the terms of the Original Notes except that (i) the Exchange Notes will be freely transferable by holders thereof (other than as provided herein) and issued free of certain transfer restrictions and registration rights relating to the Original Notes and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Original Notes under the Registration Rights Agreement (as defined herein), which rights will terminate upon the consummation of the Exchange Offer (subject to certain limited exemptions). The Exchange Notes will evidence the same debt as the Original Notes and will be issued under and be entitled to the benefits of an Indenture dated as of February 18, 1998 governing the terms of the Original Notes and the Exchange Notes (the "Indenture").

    On February 18, 1998, the Company issued $100,000,000 aggregate principal amount of Original Notes. The Original Notes were issued pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.

    Interest on the Exchange Notes will be payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1998. Interest on the Exchange Notes will accrue from the issuance of the Original Notes, February 18, 1998. The Exchange Notes will mature on February 15, 2008 and will be redeemable at the option of the Company, in whole or in part, from time to time on or after February 15, 2003, at the redemption prices set forth herein, together with accrued and unpaid interest to the date of redemption. If the Company consummates one or more Equity Offerings on or before February 15, 2001, the Company may at its option use all or a portion of the proceeds from such offerings to redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 109.750% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the Notes remains outstanding immediately after such redemption. In addition, upon a Change of Control and a corresponding Rating Decline, the holders of the Notes may require the Company to purchase all or a portion of the Notes at a price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of purchase.

                                                        (continued on next page)

                            ------------------------

SEE "RISK FACTORS" ON PAGE 13 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE
   CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE
                                EXCHANGE NOTES.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

MAY 13, 1998

     The Notes are senior unsecured obligations of the Company, ranking pari passu in right of payment with all senior Indebtedness of the Company and senior to all subordinated Indebtedness of the Company. The Notes are fully guaranteed on a senior unsecured basis by the Subsidiary Guarantors, and the Subsidiary Guarantees rank pari passu in right of payment with all senior Indebtedness of the Subsidiary Guarantors and senior to all subordinated Indebtedness of the Subsidiary Guarantors. The Subsidiary Guarantees may be released under certain circumstances. The Notes and the Subsidiary Guarantees are effectively subordinated to secured Indebtedness of the Company and the Subsidiary Guarantors, including any Indebtedness under the Credit Facility (as defined herein), which is secured by liens on substantially all of the assets of the Company and certain Subsidiary Guarantors, or any future credit facility or facilities that may be secured by liens on assets of the Company and its subsidiaries. At December 31, 1997, on a pro forma basis after giving effect to the issuance of the Original Notes and the application of the net proceeds therefrom, the Notes would have been effectively subordinated to $3.9 million of secured Indebtedness of the Company on a consolidated basis. The Indenture permits the Company and its subsidiaries to incur additional Indebtedness in the future, subject to certain limitations.

     The Company will accept for exchange any and all Original Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on Friday, June 12, 1998 (such time on such date being hereinafter called the "Expiration Date"), unless extended by the Company, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Tenders of Original Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions that may be waived by the Company and to the terms and provisions of the Registration Rights Agreement dated as of February 18, 1998 among the Company, the Subsidiary Guarantors and Jefferies & Company, Inc. (the "Initial Purchaser") (the "Registration Rights Agreement"). See "Exchange Offer -- Conditions to the Exchange Offer." Original Notes may be tendered only in denominations of $1,000 principal amount and integral multiples thereof.

     The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company and the Subsidiary Guarantors contained in the Registration Rights Agreement. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in certain interpretive letters addressed to third parties in other transactions, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than any holder that is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act (an "Affiliate") or a broker-dealer), without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Notes. However, neither the Company nor any of the Subsidiary Guarantors has sought its own interpretive letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. However, any holder that is an Affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased Original Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the applicable interpretations of the staff of the Commission set forth in the above-mentioned interpretive letters, (ii) will not be entitled to tender such Original Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, if any broker-dealer holds Exchange
Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Original Notes for Exchange Notes then such broker-dealer must deliver a prospec-
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

tus meeting the requirements of the Securities Act in connection with any resales of Exchange Notes. The Letter of Transmittal states that by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 120 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     There is no existing trading market for the Exchange Notes, and there can be no assurance regarding the future development of a market for the Exchange Notes. The Initial Purchaser has advised the Company that it currently intends to make a market in the Exchange Notes. The Initial Purchaser is not obligated to do so, however, and any market-making with respect to the Exchange Notes may be discontinued at any time without notice. The Company does not intend to apply for listing or quotation of the Exchange Notes on any securities exchange or stock market.

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. No dealer-manager is being used in connection with the Exchange Offer.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER AND, IF GIVEN OR MADE, NO SUCH INFORMATION OR REPRESENTATIONS SHOULD BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SUBSIDIARY GUARANTORS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE SUBSIDIARY GUARANTORS SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

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

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information set forth herein reflects the recent acquisition (the "Acquisition") of Solid State Geophysical Inc., together with its consolidated subsidiaries ("Solid State"), by Grant. As used herein, the term "GGI" refers to GGI Liquidating Corporation; the term "Grant" refers to Grant Geophysical, Inc., a newly formed corporation that purchased substantially all of the assets and assumed certain liabilities of GGI in connection with the consummation of the Plan (as defined herein), together with Grant's consolidated subsidiaries; and the term "Company" refers to the combined operations of Grant and Solid State and their respective consolidated subsidiaries. Other capitalized terms used in this Prospectus but not otherwise defined shall have the meanings assigned to them in "Description of the Notes -- Certain Definitions" beginning on page 79. Unless the context otherwise requires, the pro forma statement of operations data contained herein gives effect to the consummation of the Plan and certain related transactions, the Acquisition and the issuance of the Original Notes and the application of the net proceeds therefrom as if they were completed as of January 1, 1997, and the pro forma balance sheet data contained herein gives effect to the issuance of the Original Notes and the application of the net proceeds therefrom as if they were completed at December 31, 1997. All currency amounts contained herein are, unless otherwise specifically indicated, stated in U.S. dollars and conform to United States generally accepted accounting principles.

                                  THE COMPANY

     The Company is a leading provider of seismic data acquisition services in land and transition zone environments in selected markets, including the United States, Canada, Latin America and the Far East. Through its predecessors, including GGI and Solid State, the Company has participated in the seismic data acquisition services business in the United States and Latin America since the 1940s, the Far East since the 1960s and Canada since the 1970s. The Company has conducted operations in each of these markets, as well as in the Middle East and Africa, in the past three years. The Company's seismic data acquisition services typically are provided on an exclusive contract basis to domestic and international oil and gas companies and seismic data marketing companies. The Company also owns interests in certain multi-client seismic data covering selected areas in the United States and Canada that is marketed broadly on a non-exclusive basis to oil and gas companies.

     According to industry sources, as of March 15, 1998, the Company is the third largest land seismic data acquisition company operating in the western hemisphere, based on the number of seismic data acquisition crews in operation. As of March 15, 1998, the Company was operating or mobilizing 22 seismic data acquisition crews, consisting of 18 land and four transition zone crews, utilizing approximately 30,000 seismic recording channels. All of the Company's seismic data acquisition crews are capable of performing three dimensional ("3D") and two dimensional ("2D") seismic surveys in land environments, and four crews are equipped to perform surveys in transition zone environments. Transition zone environments include swamps, marshes and shallow water areas that require specialized equipment and must be surveyed with minimal disruption to the natural environment. Three transition zone crews employ remote digital seismic data recording systems, which are used primarily to perform surveys in certain logistically challenging areas, such as highly populated regions where cable-based recording systems are impractical. The Company has over 20 years of experience operating in transition zone environments.

     As of March 15, 1998, the Company was operating or mobilizing a total of six crews in the United States, consisting of four land and two transition zone crews, six land crews in Latin America, six land crews in Canada and four crews in the Far East, consisting of two land and two transition zone crews. For the twelve months ended December 31, 1997, on a pro forma basis, the Company's total revenues were $173.9 million, with 40.2% from Latin America, 35.4% from the United States, 11.3% from Canada, 5.3% from Africa and the Middle East and 7.8% from the Far East. As of December 31, 1997, the Company estimates that its total backlog was approximately $144.4 million, with approximately 92% of such amount expected to be completed in 1998. The Company committed approximately $12 million of capital expenditures during the fourth quarter of 1997 and has budgeted approximately $21 million of capital expenditures in 1998 to upgrade and expand its seismic data acquisition equipment.

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

THE REORGANIZATION AND THE ACQUISITION

     In December 1996, GGI filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). In connection with its reorganization, GGI replaced its senior management, disposed of unprofitable operations and developed its Second Amended Plan of Reorganization (the "Plan"), which was confirmed by the Bankruptcy Court on September 15, 1997 and was consummated on September 30, 1997 (the "Effective Date") with Grant's purchase of substantially all of the assets and assumption of certain liabilities of GGI.

     On December 23, 1997, Grant completed the acquisition of Solid State, a leading provider of land seismic data acquisition services in Canada. The Company believes that the combined operations of Grant and Solid State will expand its market presence and enhance the Company's ability to compete more effectively for projects in its selected markets. The Company also believes that the Acquisition will increase management and operating depth, mitigate the effects of seasonality and create operating efficiencies by consolidating operations, increasing overall crew utilization and reducing capital expenditures. As of December 31, 1997, Solid State was operating or mobilizing nine land seismic data acquisition crews, consisting of six crews in Canada, one crew in the United States and two crews in Bolivia, utilizing approximately 9,200 seismic recording channels.

     On December 24, 1997, pursuant to the requirements of the Plan, the Company filed with the Commission a registration statement on Form S-1 (as amended, the "Subscription Offering Registration Statement") to register up to 3,459,414 shares of common stock, par value $.001 per share (the "Common Stock"), of the Company held by Elliott Associates, L.P. ("Elliott") and Westgate International, L.P. ("Westgate," and together with Elliott, the "Principal Stockholders") for sale to certain holders of claims and other interests under the Plan (the "Subscription Offering"). The Company filed amendments to the Subscription Offering Registration Statement on February 4, 1998 and March 27, 1998. As of the date of this Prospectus, the Subscription Offering Registration Statement has not been declared effective by the Commission.

THE INDUSTRY

     Oil and gas companies regularly use seismic data acquisition services to image and identify underground geological structures likely to trap hydrocarbons, both to aid in the exploration for and development of new hydrocarbon reservoirs and to enhance production from existing reservoirs. Seismic data has been used in the exploration for oil and gas since the late 1920s, and the application of seismic technology frequently has led to significant discoveries of new oil and gas reservoirs. Seismology encompasses the generation and recording of reflected or refracted seismic energy that, when computer processed, produces 3D images or 2D cross sections of the earth's subsurface structures. The computer processed seismic data is used by geoscientists to identify geological structures favorable for the accumulation of oil and gas and to evaluate the potential for commercial production of oil and gas. More recently, seismic data has been used to monitor and optimize the production of existing oil and gas reservoirs.

     Technical advances in the seismic services industry have increased the probability of oil and gas exploration success and improved the delineation of subsurface geological structures, which have in turn lowered overall exploration and development costs and increased worldwide demand for seismic services. In addition, the industry is experiencing growing demand for non-exclusive multi-client seismic data due to the high cost and risk of drilling exploration wells and the relatively high cost of acquiring and processing 3D seismic data. Multi-client data allows numerous oil and gas companies to purchase the same seismic data, thereby expanding the overall market for such data while lowering the price charged to each customer.

                               THE EXCHANGE OFFER

Purpose and Effect of the
  Exchange Offer...........  The Original Notes were sold by the Company on
                             February 18, 1998 in a private transaction not subject to the registration requirements of the Securities Act. In connection therewith, the Company and the Subsidiary Guarantors entered into a Registration Rights Agreement providing for, among other things, the Exchange Offer so that the Exchange Notes will be freely transferable by the holders thereof (other than as provided herein), and issued free of certain transfer restrictions relating to the Original Notes. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "Plan of Distribution."

Terms of the Exchange
Offer......................  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Original Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer. However, Original Notes may be tendered only in integral multiples of $1,000 in principal amount. The terms of the Exchange Notes are substantially identical in all respects to the terms of the Original Notes except that (i) the Exchange Notes will be freely transferable by holders thereof (other than as provided herein) and issued free of certain transfer restrictions and registration rights relating to the Original Notes and (ii) the holders of the Exchange Notes will not be entitled to certain rights of holders of the Original Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes and will be issued under and entitled to the benefits of the Indenture. As of the date of this Prospectus, $100,000,000 aggregate principal amount of the Original Notes was outstanding.

Expiration Date............  5:00 p.m., New York City time, on Friday, June 12,
                             1998, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer -- Expiration Date; Extensions; Amendments."

Interest on the Exchange
Notes......................  Interest on the Exchange Notes will be payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1998. Interest on the Exchange Notes will accrue from the date of issuance of the Original Notes, February 18, 1998. Consequently, holders who exchange their Original Notes for Exchange Notes will receive the same interest payment on August 15, 1998 that they would have received had they not accepted the Exchange Offer. See "The Exchange Offer -- Interest on the Exchange Notes."

Procedure for Tendering....  Only a registered holder of Original Notes may tender in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to the Expiration Date. In addition, (i) certificates for such Original Notes, or a timely confirmation of a book-entry transfer of such Original Notes, if such procedure is available, into the Exchange Agent's account at the Depository Trust Company ("DTC") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (ii) the holder must comply with the guaranteed delivery procedures described below. See "The Exchange
                             Offer -- Procedures for Tendering."

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

                             Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender directly, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such beneficial owner's Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange
                             Offer -- Procedures for Tendering."

Guaranteed Delivery
Procedures.................  Holders of Original Notes who wish to tender their
                             Original Notes and whose Original Notes are not immediately available or who cannot deliver their Original Notes (or complete the procedures for book entry transfer), the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date may tender their Original Notes according to the guaranteed delivery procedures set forth in "The Exchange
                             Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Except as otherwise provided herein, tenders of
                             Original Notes may be withdrawn at any time prior to the Expiration Date. See "The Exchange
                             Offer -- Withdrawal Rights."

Conditions to the Exchange
Offer......................  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions that may be waived by the Company and to the terms and conditions of the Registration Rights Agreement. The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such conditions. See "The Exchange
                             Offer -- Conditions to the Exchange Offer."

Resales of Exchange
Notes......................  The Company and the Subsidiary Guarantors are
                             making the Exchange Offer of the Exchange Notes in reliance on the position of the staff of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, neither the Company nor any of the Subsidiary Guarantors has sought its own interpretive letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Based on these interpretations by the staff of the Commission, and subject to the two immediately following sentences, the Company and the Subsidiary Guarantors believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is an Affiliate or a broker-dealer without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Notes. However, any holder of Original Notes who is an Affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing Exchange Notes, or any broker-dealer who purchased Original Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act,
                             (i) will not be able to rely on the interpretations of the staff of the Commission set forth in the above-mentioned interpretive letters, (ii) will not be entitled to tender such Original Notes in the Exchange Offer and (iii) must comply with the

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

                             registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, Participating Broker-Dealers (as defined herein) will be required to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of Exchange Notes as described under "The Exchange Offer -- Resales of Exchange Notes."

                             Each holder of Original Notes who wishes to exchange Original Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, which are contained in the Letter of Transmittal. Each Participating Broker-Dealer must acknowledge that it acquired the Original Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. See "Plan of Distribution." Based on the position taken by the staff of the Commission in the interpretive letters referred to above, the Company and the Subsidiary Guarantors believe that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes received upon exchange of such Original Notes with this Prospectus.

Exchange Agent.............  LaSalle National Bank is serving as exchange agent
                             (the "Exchange Agent") in connection with the Exchange Offer. The address, telephone number and facsimile number of the Exchange Agent are set forth under "The Exchange Offer -- Exchange Agent."

Use of Proceeds............  There will be no cash proceeds payable to the
                             Company from the issuance of the Exchange Notes pursuant to the Exchange Offer.

                                   THE NOTES

Securities Offered.........  $100 million principal amount of 9 3/4% Senior
                             Notes due 2008, Series B.

Maturity Date..............  February 15, 2008.

Interest Rate and Payment
Dates......................  The Notes bear interest at a rate of 9 3/4% per annum. Interest will be payable semi-annually on February 15 and August 15, of each year commencing August 15, 1998.

Ranking....................  The Notes are senior unsecured obligations of the
                             Company, ranking pari passu in right of payment with all other senior Indebtedness of the Company and senior to all subordinated Indebtedness of the Company. The Notes and the Subsidiary Guarantees are effectively subordinated to secured Indebtedness of the Company and the Subsidiary Guarantors, including any indebtedness under the Loan and Security Agreement, dated October 1, 1997, by and between Elliott and Grant, as amended (the "Credit Facility"), which is secured by liens on substantially all of the assets of the Company and certain Subsidiary Guarantors, or any future credit facility or facilities that may be secured by certain assets of the Company and its subsidiaries. At December 31, 1997, on a pro forma basis after giving effect to the issuance of the Original Notes and the application of the net proceeds therefrom, the Notes would have been effectively subordinated to $3.9 million of secured Indebtedness of the Company. Subject to certain limitations, the Company and its subsidiaries may incur additional Indebtedness in the future. See "Description of the Notes -- Ranking" and "-- Certain
                             Covenants -- Limitation on Indebtedness and
                             Disqualified Capital Stock."

Optional Redemption........  The Notes are redeemable at the option of the
                             Company, in whole or in part, from time to time, on or after February 15, 2003, at the redemption prices set forth herein, together with accrued and unpaid interest to the date of redemption. If the Company consummates one or more Equity Offerings on or before February 15, 2001, the Company may at its option use all or a portion of the proceeds from such offerings to redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 109.750% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of Notes remains outstanding immediately after such redemption. See "Description of the Notes -- Redemption."

Change of Control..........  Upon the occurrence of a Change of Control and a corresponding Rating Decline, the holders of the Notes may require the Company to purchase all or a portion of the Notes at a price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of purchase. A Rating Decline is a downgrade of the Notes by a Rating Agency below the rating of the Notes on the date immediately prior to the date of the first public announcement of an event or series of events that results in a Change of Control or a withdrawal by a Rating Agency of its rating of the Notes. See "Description of the Notes -- Certain Covenants -- Change of Control" and "-- Certain Definitions."

Subsidiary Guarantees......  The Notes are fully guaranteed on a senior unsecured basis by the Subsidiary Guarantors. Each Subsidiary Guarantee ranks pari passu in right of payment with all senior Indebtedness of the Subsidiary Guarantor and senior in right of payment to all future subordinated Indebtedness of the Subsidiary Guarantors. The Subsidiary Guarantees may be released under certain circumstances. See "Description of the Notes -- Subsidiary Guarantees of the Notes."

Certain Covenants..........  The Indenture contains certain covenants, including covenants that limit: (i) the incurrence of Indebtedness; (ii) restricted payments; (iii) issuances and sales of capital stock of Restricted Subsidiaries; (iv) sale-and-leaseback transactions;
                             (v) transactions with Affiliates; (vi) Liens; (vii) asset sales; (viii) payment restrictions affecting Restricted Subsidiaries; (ix) conduct of business; and (x) mergers, consolidations or sales of all or substantially all of the assets. See "Description of the Notes -- Certain Covenants" and "-- Merger, Consolidation and Sale of Assets."

                              RECENT DEVELOPMENTS

     The Company's revenues for the three months ended March 31, 1998 were $47.9 million compared with $30.3 million for the three months ended March 31, 1997 for GGI. The Company's operating income and operating cash flow for the three months ended March 31, 1998 were $4.1 million and $9.4 million, respectively, compared with $2.1 million and $4.7 million for GGI's 1997 first quarter. Net income for the Company's 1998 first quarter was $733,000, equivalent to $.05 per share before dividends on the Preferred Stock. After deducting dividends of $264,000 on the Preferred Stock (as defined herein), earnings of $.03 per share were available to holders of Common Stock.

     The Company believes that the $17.6 million, or 58%, growth in revenue and the doubling of operating income and cash flow is attributible to a combination of the Acquisition, which added $14.0 million of Solid State revenues and to improved efficiency, and higher levels of activity in its United States, Canadian, Colombian and Far East operations. During the first quarter, an average of 21 seismic data acquisition crews performed services, and from time to time the Company had as many as 23 crews working in Bangladesh, Bolivia, Brazil, Canada, Colombia, Ecuador, Guatemala, Indonesia and the United States. As of May 7, 1998, the Company was operating or mobilizing a total of 19 seismic data acquisition crews, and as a result of the traditional seasonal decline in Canadian operations during the spring period, the Company anticipates that it will average 18 seismic data acquisition crews operating or mobilizing during the second quarter of 1998.

     The following consolidated financial information has been derived from the unaudited results for the three months ended March 31, 1998 released by the Company on May 7, 1998. This information includes all adjustments which management of the Company considers necessary for a fair presentation of such information for such period. The data should be read in conjunction with the unaudited pro forma financial information and the notes thereto, together with the selected consolidated historical financial data, and the consolidated financial statements of the Company, GGI and Solid State and the notes thereto, included elsewhere in this Prospectus.

                                                                 THE COMPANY               GGI
                                                              THREE MONTHS ENDED   THREE MONTHS ENDED
                                                                MARCH 31, 1998       MARCH 31, 1997
                                                              ------------------   -------------------
                                                                           (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................       $ 47,895             $ 30,296
Expenses:
  Operating expenses........................................         34,740               23,556
  Selling, general and administrative expenses..............          3,802                2,060
  Depreciation and amortization.............................          5,289                2,611
                                                                   --------             --------
    Total expenses..........................................         43,831               28,227
                                                                   --------             --------
    Operating income........................................          4,064                2,069
Other income (deductions):
  Interest expense, net.....................................         (1,965)              (1,387)
  Reorganization costs......................................             --                 (993)
  Other.....................................................           (162)                 295
                                                                   --------             --------
    Total other deductions..................................         (2,127)              (2,085)
                                                                   --------             --------
    Income (loss) before income taxes.......................          1,937                  (16)
Income tax expense..........................................          1,204                  260
                                                                   --------             --------
Income (loss) from continuing operations....................       $    733             $   (276)
                                                                   ========             ========

                                                                                       THE COMPANY
                                                                                    AT MARCH 31, 1998
                                                                                    -----------------
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash............................................................................        $ 25,312
Working capital.................................................................          38,222
Total assets....................................................................         192,022
Total long term debt, including current portion.................................         102,343
Stockholders' equity............................................................          43,112

                                  RISK FACTORS

     For a discussion of certain factors that should be considered in connection with the Exchange Offer and an investment in the Exchange Notes, see "Risk Factors."

           SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

     The summary statement of operations data for GGI is presented below for each of the years in the three-year period ended December 31, 1996 and for the nine months ended September 30, 1997 and is derived from the consolidated financial statements of GGI. The summary statement of operations data for the Company is presented below for the three months ended December 31, 1997 and is derived from the consolidated financial statements of the Company. The summary balance sheet data of the Company at December 31, 1997 is derived from the consolidated financial statements of the Company.

     The summary unaudited pro forma statement of operations data for the Company for the year ended December 31, 1997 gives effect to the consummation of the Plan and certain related transactions, the Acquisition and issuance of the Original Notes and the application of the net proceeds therefrom as if they were completed as of January 1, 1997. The summary unaudited pro forma balance sheet data at December 31, 1997 gives effect to the issuance of the Original Notes and the application of the net proceeds therefrom as if they were completed at December 31, 1997. The summary unaudited pro forma financial data does not purport to represent what the financial position or results of operations of the Company would actually have been if the transactions and events assumed therein in fact occurred on the dates indicated or to project the financial position or results of operations of the Company for any future date or period.

     The summary historical and unaudited pro forma financial data should be read in conjunction with the unaudited pro forma financial information and the notes thereto, together with the selected consolidated historical financial data, and the consolidated financial statements of the Company, GGI and Solid State and the notes thereto, included elsewhere in this Prospectus.

                                                         GGI                                THE COMPANY
                                    ---------------------------------------------   ---------------------------
                                                                     NINE MONTHS    THREE MONTHS    PRO FORMA
                                       YEAR ENDED DECEMBER 31,          ENDED          ENDED        YEAR ENDED
                                    -----------------------------   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                      1994      1995     1996(1)        1997            1997         1997(2)
                                    --------   -------   --------   -------------   ------------   ------------
                                                                  (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues..........................  $ 73,691   $91,996   $105,523     $ 92,705        $ 37,868       $173,865
Expenses:
  Operating expenses..............    53,132    69,046    136,326       71,006          28,431        135,869
  Selling, general and
    administrative expenses.......     7,810     8,527     17,865        6,473           3,507         12,379
  Depreciation and amortization...    12,079     9,424     11,500        8,432           4,594         19,582
  Asset impairment................     9,911        --      5,802           --           6,369          6,369
                                    --------   -------   --------     --------        --------       --------
    Total expenses................    82,932    86,997    171,493       85,911          42,901        174,199
                                    --------   -------   --------     --------        --------       --------
    Operating income (loss).......    (9,241)    4,999    (65,970)       6,794          (5,033)          (334)
Other income (deductions):
  Interest expense, net...........    (3,384)   (3,522)    (7,522)      (3,758)         (1,362)       (10,887)
  Reorganization costs............        --        --       (412)      (3,543)             --             --
  Other...........................     1,380     2,076       (502)       2,266          (1,262)           815
                                    --------   -------   --------     --------        --------       --------
    Total other deductions........    (2,004)   (1,446)    (8,436)      (5,035)         (2,624)       (10,072)
                                    --------   -------   --------     --------        --------       --------
    Income (loss) before income
      taxes.......................   (11,245)    3,553    (74,406)       1,759          (7,657)       (10,406)
Income tax expense................       193       391      1,621        2,184             856          2,557
                                    --------   -------   --------     --------        --------       --------
Income (loss) before minority
  interest........................   (11,438)    3,162    (76,027)        (425)         (8,513)       (12,963)
Minority interest.................        --        --         --           --           2,847             --
                                    --------   -------   --------     --------        --------       --------
Income (loss) from continuing
  operations......................  $(11,438)  $ 3,162   $(76,027)    $   (425)       $ (5,666)      $(12,963)
                                    ========   =======   ========     ========        ========       ========

                                                         GGI                                THE COMPANY
                                    ---------------------------------------------   ---------------------------
                                                                     NINE MONTHS    THREE MONTHS    PRO FORMA
                                       YEAR ENDED DECEMBER 31,          ENDED          ENDED        YEAR ENDED
                                    -----------------------------   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                      1994      1995     1996(1)        1997            1997         1997(2)
                                    --------   -------   --------   -------------   ------------   ------------
                                                                  (IN THOUSANDS)
OTHER FINANCIAL DATA:
Capital expenditures..............  $  8,463   $14,921   $ 25,799     $  4,154        $ 12,400       $ 27,215
EBITDA(3).........................    12,749    14,423    (48,668)      15,226           5,930         25,617
Ratio of EBITDA to interest
  expense, net....................       3.8x      4.1x        --          4.1x            4.4x           2.4x
OPERATING DATA (AT PERIOD END):
Seismic crews in operation........        15        14         14           13              20             20
Seismic recording channels
  owned...........................    12,520    12,320     17,430       17,870          26,762         26,762

                                                                                            THE COMPANY
                                                                                       AT DECEMBER 31, 1997
                                                                                      -----------------------
                                                                                       ACTUAL      PRO FORMA
                                                                                      --------    -----------
                                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash..............................................................................    $  7,414     $ 29,880
Working capital...................................................................      16,190       38,656
Total assets......................................................................     155,704      182,170
Long-term debt, including current portion.........................................      76,353      102,819
Stockholders' equity..............................................................      41,992       41,992

---------------

(1) Operating expenses for the year ended December 31, 1996 include costs of operations in excess of planned costs in Peru ($23.0 million) and Nigeria ($2.5 million). The Company is no longer operating in Peru and Nigeria. Also included in operating expenses are costs incurred in the United States relating to the unsuccessful deployment of a proprietary data recording system ($12.1 million) and a write-down of certain deferred costs, prepaid expenses and other assets ($5.6 million). Selling, general and administrative expenses for the year ended December 31, 1996 include a reserve for doubtful accounts of $5.5 million, severance costs of $423,000, the write-off of deferred costs of a proprietary data recording system of $823,000 and legal fees of $367,000.

(2) Solid State's fiscal year end is August 31. For pro forma purposes, the statement of operations data for Solid State has been adjusted to reflect the periods December 1, 1996 through August 31, 1997 to combine with GGI's nine months ended September 30, 1997 and the Company's three month period ended December 31, 1997. For pro forma purposes, the statement of operations data for Solid State has been translated from Canadian dollars into U.S. dollars using the average exchange rates prevailing during the respective periods. The statement of operations data for the three months ended December 31, 1997 includes the combined operations of Solid State and Grant. See Note 1 to the consolidated financial statements of the Company.

(3) EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization, certain non-cash charges, other income (expense) and certain other non-recurring items, such as reorganization costs, and is presented because it is a widely accepted financial indication of a company's ability to incur and service debt. EBITDA is not a measurement presented in accordance with GAAP and is not intended to be used in lieu of GAAP presentations of results of operations and cash provided by operating activities.

                                  RISK FACTORS

     Holders of the Original Notes should consider carefully the following factors, as well as the other information provided elsewhere in this Prospectus, before deciding whether to tender their Original Notes in the Exchange Offer. See "Disclosure Regarding Forward-Looking Statements."

INCURRENCE OF SUBSTANTIAL INDEBTEDNESS; ABILITY TO SERVICE DEBT

     At December 31, 1997, on a pro forma basis after giving effect to the issuance of the Original Notes and the application of the net proceeds therefrom, the Company would have had total consolidated debt of approximately $102.8 million and a ratio of total consolidated debt to total capitalization of approximately 71.0%. The Company anticipates that it will replace the Credit Facility with a new credit facility with an unaffiliated lender or lenders following the Exchange Offer, which will provide the Company with greater borrowing capacity. The Company's level of indebtedness will have several important effects on its future operations, including, without limitation, (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest and principal on its indebtedness, (ii) the Company's leverage position will substantially increase its vulnerability to economic downturns and may limit its ability to withstand competitive pressures and (iii) the Company's ability to obtain additional financing, including any future credit facilities, for working capital, capital expenditures, acquisitions and other general corporate purposes may be impaired.

     Based on current operations, the Company expects that it will be able to service the interest and principal obligations on its outstanding indebtedness as well as fund its working capital needs, capital expenditures and other operating expenses out of cash flow generated from operations, borrowings under the Credit Facility and the net proceeds of the issuance of the Original Notes. There can be no assurance, however, that the Company's business will continue to generate cash flow at levels sufficient to meet these requirements. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt and capital expenditures, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing debt (including the Notes) or obtain additional financing. There can be no assurance that such measures would be possible. The Company's ability to meet its debt service obligations will be dependent upon its future performance, which will be subject to future economic, financial and business conditions and other factors, many of which are beyond the Company's control.

RECENT INSOLVENCY AND REORGANIZATION OF GGI; RECENT OPERATING LOSSES OF SOLID STATE

     GGI sought protection under chapter 11 of the Bankruptcy Code in December 1996. In the bankruptcy, previous investors in, and unsecured lenders to, GGI incurred substantial losses. From 1992 to 1994 and in 1996, GGI had significant operating losses, including a net loss of approximately $76.0 million in 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of GGI and the notes thereto, included elsewhere in this Prospectus.

     In connection with GGI's reorganization, Grant was formed in September 1997 to acquire certain assets and assume certain liabilities of GGI. Former senior management of GGI has been replaced since the commencement of its reorganization in December 1996, and the Company's current senior management has concentrated on formulating and refining the Company's business strategy. Since the consummation of the Plan, the Company has no meaningful financial performance history.

     Solid State reported revenues of Cdn $47.7 million and Cdn $68.7 million for its fiscal years ended August 31, 1996 and 1997, respectively, and a net loss of Cdn $12.1 million and Cdn $5.5 million for fiscal years 1996 and 1997, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of Solid State Acquisition." Management of Solid State has disclosed in a note to its fiscal 1997 financial statements the existence of material uncertainties that may affect Solid State's ability to continue as a going concern. The auditors of Solid State, Price Waterhouse, chartered accountants, have noted this significant doubt on Solid State's ability to continue as a going concern in comments appended to their auditors' report dated October 31, 1997. There can be no assurance that the financial performance of Solid State will improve in future periods. If Solid State's financial performance does not so improve, the Company's results of operations and financial condition would be adversely affected.

RESTRICTIONS IMPOSED BY THE TERMS OF THE COMPANY'S INDEBTEDNESS

     The terms and conditions of the Indenture and the Credit Facility impose, and the terms and conditions of future debt instruments of the Company may impose, restrictions on the Company that affect, among other things, its ability to incur debt, pay dividends or make distributions, make acquisitions, create liens, sell assets and make certain investments.

     The ability of the Company to comply with the terms of the Indenture, the Credit Facility and any future debt instruments can be affected by events beyond its control, including events and changes in the competitive environment, which could impair the Company's operating performance. There can be no assurance that the Company will be able to comply with the terms of the Indenture, the Credit Facility and any future debt instruments. A breach of any of these terms or the failure to fulfill the obligations thereunder beyond any applicable grace periods could result in an event of default pursuant to which holders of such indebtedness could declare all amounts outstanding under such debt instruments to be due and payable immediately. Any such declaration under a debt instrument is likely to result in an event of default under the other debt instruments of the Company, if any, then outstanding. There can be no assurance that the assets or cash flows of the Company would be sufficient to repay in full borrowings under its outstanding debt instruments, whether upon maturity or in the event of acceleration upon an event of default, or that the Company would be able to refinance or restructure the payments of such indebtedness. The Company's ability to meet its debt obligations will depend upon its ability to execute its business strategy, which includes successfully integrating the business of Solid State into its existing operations and other factors, many of which are not within the Company's control.

EFFECTIVE SUBORDINATION

     The Notes are unsecured and effectively subordinated in right of payment to all existing and future secured Indebtedness of the Company and the Subsidiary Guarantors, which include future borrowings under the Credit Facility or any future secured credit facility. Borrowings under the Credit Facility are secured by liens on substantially all of the assets of the Company and certain Subsidiary Guarantors, and the Company anticipates that borrowings under any future credit facility will be secured in a similar manner. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources." Accordingly, the lender under the Credit Facility has, and a lender under any future secured credit facility will have, a claim with respect to the assets constituting collateral for any indebtedness thereunder that will be satisfied prior to the unsecured claims of the holders of the Notes. See "Description of the Notes -- Ranking." In the event of a default on the Notes or a bankruptcy, liquidation or reorganization of the Company, such assets will be available to satisfy obligations with respect to the Indebtedness secured thereby before any payment therefrom could be made on the Notes or under the Subsidiary Guarantees. Thus, the Notes and the Subsidiary Guarantees are effectively subordinated to claims of the lender under the Credit Facility or any lender under a future secured credit facility to the extent of such pledged collateral. At December 31, 1997, on a pro forma basis after giving effect to the issuance of the Original Notes and the application of the net proceeds therefrom, the Notes would have been effectively subordinated to $3.9 million of secured Indebtedness of the Company.

     The Notes are also effectively subordinated to all existing and future debt and other liabilities of the Company's subsidiaries that do not guarantee the Notes. In addition, Subsidiary Guarantees made by certain non-U.S. and non-Canadian subsidiaries of the Company may not be given full effect by courts in their respective jurisdictions of organization. In the event of an insolvency, liquidation or other reorganization of any of such subsidiaries of the Company, creditors of such subsidiaries, including trade creditors, would be entitled to payment in full from the assets of such subsidiaries before the Company, as a stockholder, would be entitled to receive any distribution therefrom.

FRAUDULENT CONVEYANCE

     Various fraudulent conveyance laws enacted for the protection of creditors may apply to a Subsidiary Guarantor's issuance of a guarantee. To the extent that a court were to find that (x) a guarantee was incurred by a Subsidiary Guarantor with intent to hinder, delay or defraud any present or future creditor or the Subsidiary Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee and such Subsidiary Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Subsidiary Guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such guarantee in favor of the Subsidiary Guarantor's creditors. Among other things, a legal challenge of a guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the issuance by the Company of the Notes. The Indenture contains a savings clause, which generally limits the obligations of each Subsidiary Guarantor under a guarantee to the maximum amount as will, after giving effect to all of the liabilities of such Subsidiary Guarantor, result in such obligations not constituting a fraudulent conveyance. To the extent a guarantee of any Subsidiary Guarantor was avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would cease to have any claim against such Subsidiary Guarantor and would be creditors solely of the Company and any Subsidiary Guarantor whose guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an invalid guarantee would be subject to the prior payment of all liabilities of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any avoided portions of any guarantees.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Generally, however, a Subsidiary Guarantor may be considered insolvent if the sum of its debts, including contingent liabilities, was greater than the fair market value of all of its assets at a fair valuation or if the present fair market value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

     Based upon financial and other information, the Company and the Subsidiary Guarantors believe that such guarantees were incurred for proper purposes and in good faith and that, as a result of the issuance of the Original Notes and the application of the net proceeds therefrom, the Company and each Subsidiary Guarantor were solvent at the time of the issuance of the Original Notes and continue to be solvent after issuing such guarantee, have sufficient capital for carrying on their business and are able to pay their debts as they mature. There can be no assurance, however, that a court passing on such standards would agree with the Company and the Subsidiary Guarantors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of the Notes -- Subsidiary Guarantees of the Notes."

CHANGE OF CONTROL

     Upon a Change of Control and a corresponding Rating Decline, the Company will be required to offer to repurchase all of the outstanding Notes at 101% of the principal amount thereof, together with accrued and unpaid interest to the date of purchase. There can be no assurance that the Company will have sufficient funds available or will be permitted by its other debt agreements to purchase the Notes upon the occurrence of a Change of Control and a corresponding Rating Decline. In addition, a Change of Control may cause a default under the Credit Facility or future credit facilities. The inability to repurchase all of the tendered Notes would constitute an Event of Default under the Indenture. See "Description of the Notes -- Certain Covenants -- Change of Control."

DEPENDENCE UPON ENERGY INDUSTRY SPENDING

     Demand for the Company's services depends upon the level of expenditures by oil and gas companies for exploration, production and development activities. These activities depend in part on current and expected oil and gas prices, the cost of exploring for, producing and delivering oil and gas, the sale and expiration dates of leases and concessions for oil and gas exploration in the United States, Canada and other countries, the discovery rate of new oil and gas reservoirs, domestic and international political, regulatory and economic conditions and the ability of oil and gas companies to obtain capital. In addition, a decrease in oil and gas expenditures could result from such factors as unfavorable tax and other legislation or uncertainty concerning national energy policies.

     Since reaching a high in 1981, the number of companies providing seismic data acquisition services has declined dramatically. Beginning in 1982, a sharp decline in oil and gas prices led to a worldwide reduction in oil and gas exploration activities. This decline resulted in a significant reduction in the overall demand for seismic data acquisition services. Notwithstanding recent increases in oil and gas exploration activity, no assurance can be given that current levels of exploration activity will be maintained or that demand for the Company's services will reflect the level of such activity. Decreases in exploration activity would have a significant adverse effect upon the demand for the Company's services and the Company's results of operations.

CAPITAL INTENSIVE BUSINESS; RISK OF TECHNOLOGICAL OBSOLESCENCE

     Seismic data acquisition is a capital intensive business. The development of seismic data acquisition equipment has been characterized by rapid technological advancements in recent years, and the Company expects this trend to continue. There can be no assurance that manufacturers of seismic data acquisition equipment will not develop new systems that have competitive advantages over systems now in use that either render the Company's current equipment obsolete or require the Company to make significant capital expenditures to maintain its competitive position. The Company committed approximately $12 million of capital expenditures during the fourth quarter of 1997 and has budgeted approximately $21 million of capital expenditures in 1998 to upgrade and expand its seismic data acquisition equipment. The Company intends to continually maintain and periodically upgrade its seismic data acquisition equipment as often as necessary to maintain its competitive position. Such upgrades may require large expenditures of capital in addition to the Company's other capital expenditures. For 1998, the Company has also budgeted approximately $16 million of expenditures, before customer commitments, for multi-client data acquisition activities. There can be no assurance that the Company will have the necessary capital or that financing will be available on favorable terms for any such future expenditures. The inability of the Company to access the capital necessary to maintain and upgrade its seismic data acquisition equipment and perform such multi-client data acquisition activities may have a material adverse effect upon the Company's competitive position and the demand for its services.

OPERATING RISKS; INSURANCE; HIGH FIXED COSTS

     The Company's seismic data acquisition activities involve operating under extreme weather and other hazardous conditions. Accordingly, these operations are subject to risks of loss to property and injury to personnel from fires, adverse weather and accidental explosions. Although the Company carries insurance against these risks in amounts that it considers adequate, the Company may not be able to obtain insurance against certain risks or for certain equipment located from time to time in certain areas of the world.

     Because of the high fixed costs involved in the major components of the Company's business, downtime due to reduced demand, weather interruptions, equipment failures, hazardous conditions or other causes can result in significant operating losses. In recent years, GGI's contracts for seismic data acquisition projects were predominately on a turnkey or on a combination turnkey/term basis. Under the turnkey method, payments for data acquisition projects are based upon the amount of data collected. Consequently, the Company bears substantially all of the risk of business interruption caused by inclement weather and other hazards. Under the term method, the customer pays a periodic fee during the term of the project, thereby shifting certain risks of business interruption to the customer. The Company also contracts for its services on a cost-plus basis, which provides that the costs of a project, plus a percentage fee, are borne by the customer. The Company plans to attempt to increase the percentage of its term and cost-plus basis contracts in order to reduce the financial risks associated with these operations; however, there can be no assurance that such contracts will be widely acceptable to the Company's customers or that competitors will not offer their services on a turnkey basis.

COMPETITION FOR SEISMIC BUSINESS

     The land and transition zone seismic data acquisition business is highly competitive. Competitive factors include price, crew availability, prior performance, technology, safety, quality, dependability and the contractor's expertise in the particular area where the survey is to be conducted. Certain of the Company's major competitors operate more seismic data acquisition crews than the Company, provide integrated seismic data acquisition, processing and interpretation services, have substantially greater financial resources than the Company, are subsidiaries or divisions of major industrial enterprises having far greater resources than the Company or have more extensive relationships with major domestic and international oil and gas companies. Such resources and relationships may enable these competitors to maintain technological and certain other advantages that may provide them with an advantage over the Company in bidding for contracts.

RELIANCE ON SIGNIFICANT CUSTOMERS AND PROJECTS

     As is the case for many service companies in the oil and gas industry, a relatively small number of customers or a limited number of significant projects may account for a large percentage of the Company's net sales in any given year. Moreover, such customers and projects may, and often do, vary from year to year. During 1996, GGI's five largest customers accounted for approximately 42.3% of its net sales. GGI, during 1996, had revenues from a U.S. based international oil company of approximately $14.8 million (14%). During 1997, the five largest customers of the Company, on a pro forma basis, accounted for approximately 31.9% of the Company's net sales. During 1997, on a pro forma basis, no customer accounted for 10% or more of the Company's combined revenues. Although GGI and Solid State have had long-term relationships with numerous customers, the continuation of these relationships is primarily dependent on the customers' needs for the Company's services and the customers' ongoing satisfaction with the price, quality, dependability and availability of the Company's services. The loss or inability of the Company to obtain such significant projects in the future could have a material impact on the operating results of the Company.

RISKS INHERENT IN INTERNATIONAL OPERATIONS

     Approximately 60.1% and 55.5% of GGI's revenues in 1996 and the nine months ended September 30, 1997, respectively, and 55.3% of the Company's revenues in the three months ended December 31, 1997 were derived from operations outside the United States and Canada. On a pro forma basis, the Company's revenues derived from operations outside the United States and Canada for the year ended December 31, 1997, were approximately 53.3%. As a result, the Company is subject to certain risks inherent in doing business internationally. In addition to unpredictable operating risks, such risks include the possibility of unfavorable changes in tax or other laws, partial or total expropriation, the disruption of operations from labor and political disturbances, insurrection or war, the effect of partial local ownership requirements in certain countries, currency exchange rate fluctuations and restrictions on currency repatriation.

     To reduce currency risks, the Company generally denominates its contracts in U.S. dollars, Canadian dollars or other currencies that it believes to be stable. The Company's operations in certain areas outside the United States and Canada may, however, require the Company to denominate contracts in currencies other than U.S. dollars or Canadian dollars. While the Company employs certain policies intended to reduce the risk associated with exchange rate fluctuations, there can be no assurance that such policies will be effective or that fluctuations in the value of non-U.S. or Canadian currencies will not materially affect the Company's revenues in the future. The Company presently does not use derivatives or forward foreign currency exchange rate hedging contracts, but may elect to do so in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Foreign Exchange Gains and Losses."

     The Company also obtains insurance against war, expropriation, confiscation and nationalization when such insurance is available and when management considers it advisable to do so. Such coverage is not always available, and when available, is subject to unilateral cancellation by the insuring companies on short notice. In addition, the Company's international operations may be in part dependent upon foreign governmental funding of projects. Significant changes in the level of foreign governmental funding of these projects could have an unfavorable impact on the operating results of the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its success will depend to a significant extent upon the continued services of certain key executive officers and operating personnel. The Company has entered into employment agreements with certain of its key executive officers. See "Management -- Employment Agreements." The Company also depends on the services of professionals such as engineers, geologists and geophysicists. The loss of the services of certain key executive officers and operating personnel or the loss or shortage of a significant number of professionals could have a material adverse effect on the Company. The Company does not maintain key employee insurance on any of its personnel.

INVESTMENT IN MULTI-CLIENT DATA LIBRARY

     The Company has a significant investment in multi-client data that is marketed broadly on a non-exclusive basis to oil and gas companies. Solid State has in the past experienced significant losses in connection with the acquisition of multi-client data, as a result of substantially underestimating the cost of acquiring such multi-client data and not obtaining adequate customer commitments. In addition, for the year ended December 31, 1997, the Company reduced the carrying value of such data acquired by Solid State by approximately $5.9 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company intends to expand its multi-client data acquisition and marketing efforts in the future. Although the Company will attempt to obtain commitments for a majority of the costs of these surveys, future data licensing to multiple customers may not enable the Company to fully recoup its costs. Furthermore, even if the Company obtains commitments, the Company may not be able to fully recoup its acquisition costs if it substantially underestimates the cost of, or overestimates market demand for, such projects. Factors affecting the Company's ability to recoup its costs include adverse environmental or regulatory requirements, the inability or delay in obtaining permits, and other technological, industry or general economic developments, as well as the ultimate oil and gas prospectivity of the area surveyed, any of which could render all or portions of the Company's library of multi-client data obsolete or otherwise impair its value. In addition, revenues generated by licensing of multi-client data are typically less predictable from period to period than are revenues from surveys performed on an exclusive contract basis for customers. For 1998, the Company has budgeted approximately $16 million of expenditures, before customer commitments, for multi-client data acquisition projects.

ENVIRONMENTAL AND OTHER REGULATIONS

     The Company's operations are subject to a variety of foreign, federal, state and local laws and regulations, including laws and regulations relating to the protection of human health and the environment. Violation of these laws and regulations may result in civil and even criminal penalties. The Company currently is required to invest financial and managerial resources to comply with such laws, regulations and related permit requirements in its operations and anticipates that it will continue to do so in the future. The Company's seismic data acquisition contracts typically require customers to obtain all necessary permits. Conversely, the acquisition of multi-client data may require the Company to obtain required permits. Failure to obtain required permits in a timely manner may result in crew downtime and operating losses. Although neither GGI's nor the Company's cost of complying with governmental laws and regulations has been significant to date, there can be no assurance that environmental laws and regulations will not change in the future or that the Company will not incur significant costs in the future performance of its operations. The modification of existing laws or regulations or the adoption of new laws or regulations curtailing oil and gas exploration or imposing more stringent restrictions on seismic data acquisition operations could adversely affect the Company.

ACQUISITION OF SOLID STATE AND FUTURE ACQUISITIONS

     The Acquisition is the first acquisition made by Grant. Although the Company's management believes Solid State's business and customer base should complement Grant's operations, there can be no assurance that the Company will successfully integrate the business of Solid State into its existing operations and effectively manage the increased size of the Company or that such activities will not require a disproportionate amount of management's attention. The Company's failure to successfully integrate Solid State's business into its existing operations, or the occurrence of unexpected costs or liabilities in connection with Solid State's operations, could have a material adverse effect on the Company's results of operations and financial condition. See "-- Recent Insolvency and Reorganization of GGI; Recent Operating Losses of Solid State."

     The Company is actively seeking other strategic acquisitions that will provide additional and complementary products, equipment and services. However, there can be no assurance that attractive acquisitions will be available to the Company at reasonable prices, or that the Company will successfully integrate the operations and assets of any acquired business with its own or that the Company's management will be able to manage effectively the increased size of the Company or operate a new line of business. Any inability on the part of the Company to integrate and manage acquired businesses could have a material adverse effect on the Company's results of operations and financial condition. The Company may, to the extent permitted by the Indenture, the Credit Facility and any future debt instruments, incur substantial indebtedness to finance future acquisitions. There can be no assurance that the Company will be able to obtain any such financing or that, if available, such financing will be on terms acceptable to the Company. Acquisitions may result in increased depreciation and amortization expense, increased interest expense, increased financial leverage or decreased operating income, any of which could have a material adverse effect on the Company's operating results. See "-- Restrictions Imposed by the Terms of the Company's Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

POTENTIAL LIABILITY UNDER THE PLAN

     Although GGI's bankruptcy proceedings resulted in the consummation of the Plan on September 30, 1997, the Bankruptcy Court has retained jurisdiction over disputes arising under the Plan. On December 11, 1997, certain holders of interests under the Plan commenced a lawsuit in the Bankruptcy Court against GGI, Grant, Elliott, Westgate and SSGI (as defined herein) alleging various claims related to the Plan and the Acquisition. Elliott has agreed to indemnify the Company against any liability that the Company may incur by reason of any adverse final judgment in the lawsuit. Nevertheless, if not resolved in the Company's favor, this lawsuit, and the potential for other lawsuits related to the Plan, could have an adverse effect on the Company's business, reputation, operating results and financial condition. See "Business -- Legal Proceedings."

CONCENTRATION OF OWNERSHIP

     The Principal Stockholders currently hold all of the issued and outstanding shares of Common Stock. After the consummation of the Subscription Offering, the Principal Stockholders will hold approximately 76% of the issued and outstanding shares of Common Stock, assuming all of the shares of Common Stock offered in the Subscription Offering are purchased. In addition, the holders of Common Stock are not entitled to cumulative voting rights. Westgate also holds all of the issued and outstanding shares of Preferred Stock (as defined herein) of the Company. The terms of the Preferred Stock permit Westgate to designate two directors to the Board of Directors of the Company and to vote on certain extraordinary matters presented for a stockholder vote. As a result of such voting power, the Principal Stockholders have the ability to elect all of the directors of the Company who will control the management and affairs of the Company, as well as the ability to control the outcome of other matters that may be submitted to a stockholder vote from time to time. The voting power held by the Principal Stockholders may also have the effect of discouraging certain types of transactions involving an actual or potential change of control of the Company. See "The Company" and "Certain Relationships and Related Transactions."

NONCOMPARABILITY OF HISTORICAL FINANCIAL INFORMATION

     As a result of the consummation of the Plan and the Acquisition and in each case, the transactions contemplated thereby, the financial condition and results of operations of the Company will not be comparable to the financial condition or results of operations reflected in the historical financial statements of GGI, Grant and Solid State, included elsewhere in this Prospectus. See "Unaudited Pro Forma Financial Information," "Selected Consolidated Historical Financial Data" and the consolidated financial statements of the Company, GGI and Solid State and notes thereto, included elsewhere in this Prospectus.

HOLDING COMPANY STRUCTURE

     The Company is structured as a holding company that directly or indirectly owns all or substantially all of the capital stock of its operating subsidiaries. As a holding company, the Company is dependent on dividends or other intercompany transfers of funds from its subsidiaries to meet the Company's debt service and other obligations. The Company conducts its business through its subsidiaries, and all existing and future liabilities of the Company's subsidiaries will be effectively senior to the Notes. See
"-- Effective Subordination." Consequently, the Company's cash flow and ability to service its debt obligations, including the Notes, are dependent upon the earnings of the subsidiaries and the distribution of those earnings to the Company, or upon loans, advances or other payments made by the subsidiaries to the Company. There can be no assurance that the earnings of the Company's subsidiaries will be adequate for the Company to meet its debt service obligations.

LACK OF PUBLIC MARKET FOR THE EXCHANGE NOTES

     The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Original Notes or the Exchange Notes on any securities exchange or to seek the admission thereof to trading in the Nasdaq National Market or the Nasdaq Smallcap Market. The Initial Purchaser has informed the Company that it currently intends to make a market in the Exchange Notes. However, the Initial Purchaser is not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes or the ability of the holders to sell their Exchange Notes.

CONSEQUENCES OF A FAILURE TO EXCHANGE ORIGINAL NOTES

     The Original Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Original Notes that remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Original Notes that remain outstanding will not be entitled to any rights to have such Original Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to certain limited exceptions). The Company does not intend to register under the Securities Act any Original Notes that remain outstanding after consummation of the Exchange Offer (subject to such limited exceptions, if applicable).

     To the extent that Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Original Notes could be adversely affected. In addition, to the extent that Original Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Original Notes that remain outstanding after the Exchange Offer could be adversely affected.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes statements that contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995). Words such as "anticipate," "expect," "estimate," "project" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements may be made by management in written material such as press releases, portions of "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Risk Factors" contained in this Prospectus.

     Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including without limitation those identified below and under "Risk Factors." Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results of current and future operations may vary materially from those anticipated, estimated or projected. Holders of Original Notes are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

     Among the factors that will have a direct bearing on the Company's results of operations and the oil and gas services industry in which it operates are the effects of rapidly changing technology; the presence of competitors with greater financial resources; risks associated with the Acquisition, including failure to successfully manage the Company's growth and integrate the business operations of Solid State; operating risks inherent in the oil and gas services industry; regulatory uncertainties; potential liability under the Plan; worldwide political stability and economic conditions and other risks associated with international operations, including foreign currency exchange risk; and the Company's successful execution of its strategy and internal operating plans. See "Risk Factors."

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Original Notes were sold by the Company on February 18, 1998 (the "Issue Date") to the Initial Purchaser in a private transaction not subject to the registration requirements of the Securities Act. The Initial Purchaser offered and sold the Original Notes only (i) to "Qualified Institutional Buyers" (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A,
(ii) to a limited number of institutional "Accredited Investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that, prior to their purchase of Original Notes, executed and delivered to the Initial Purchaser a letter containing certain representations and agreements and (iii) outside the United States to non-U.S. persons in offshore transactions (as defined in Regulation S under the Securities Act) in compliance with Regulation S under the Securities Act.

     In connection with the sale of the Original Notes, the Company and the Subsidiary Guarantors entered into the Registration Rights Agreement, which provides that: (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company and the Subsidiary Guarantors will file a registration statement relating to the Exchange Offer (the "Exchange Offer Registration Statement") with the Commission on or prior to 60 days after the Issue Date, (ii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company and the Subsidiary Guarantors will use their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Issue Date and (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company and the Subsidiary Guarantors will commence the Exchange Offer and use their best efforts to consummate the Exchange Offer, on or before 180 days after the Issue Date. In the event that the Company and the Subsidiary Guarantors fail to satisfy those or certain of their obligations under the Registration Rights Agreement, the interest rate on the Original Notes will be increased. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference thereto.

     Following the completion of the Exchange Offer (except as set forth in the paragraph immediately below), holders of Original Notes not tendered will not have any further registration rights and such Original Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Original Notes could be adversely affected upon completion of the Exchange Offer. Unless the context otherwise requires, the term "holder" with respect to the Exchange Offer means any person in whose name the Original Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Original Notes are held of record by DTC who desires to deliver such Original Notes by book-entry transfer at DTC.

     If (i) the Company and the Subsidiary Guarantors are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by any applicable law or applicable interpretation of the Commission or the staff of the Commission or (ii) any holder of Original Notes notifies the Company on or prior to the 20th day following the consummation of the Exchange Offer that (A) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (B) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this Prospectus is not appropriate or available for such resales by such holder or (C) it is a broker-dealer that owns Original Notes acquired directly from the Company or an Affiliate of the Company, the Company and the Subsidiary Guarantors will file with the Commission a shelf registration statement pursuant to Rule 415 under the Securities Act to cover resales of such Original Notes by holders thereof. The Company and the Subsidiary Guarantors are required to use their best efforts to cause such shelf registration statement to be declared effective by the Commission within specified periods.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Original Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for $1,000 principal amount of Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer. However, Original Notes may be tendered only in integral multiples of $1,000 in principal amount.

     The terms of the Exchange Notes are substantially identical in all respects to the terms of the Original Notes except that (i) the Exchange Notes will be freely transferable by holders thereof (other than as provided herein) and issued free of certain transfer restrictions and registration rights relating to the Original Notes and (ii) the holders of the Exchange Notes will not be entitled to certain rights of holders of the Original Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes and will be issued under and entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $100,000,000 aggregate principal amount of the Original Notes was outstanding. Of such amount, $99,500,000 aggregate principal amount is registered in the name of Cede & Co., as nominee for DTC, and $500,000 aggregate principal amount in the name of the beneficial holders thereof or their nominees.

     Holders of Original Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company and the Subsidiary Guarantors intend to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Commission promulgated thereunder.

     The Company shall be deemed to have accepted validly tendered Original Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company and delivering the Exchange Notes to such holders. If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Original Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     This Prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders as of the date of this Prospectus.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m. New York City time, on Friday, June 12, 1998 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion, (i) to delay acceptance of any Original Notes, to extend the Exchange Offer, or, if any of the conditions set forth herein under "-- Conditions to the Exchange Offer" shall have not been satisfied, to terminate the Exchange Offer or (ii) to amend the terms of the Exchange Offer in any manner by giving oral or written notice of such delay, extension or termination to the Exchange Agent. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the holders of Original Notes, and the Company will extend the Exchange Offer for a period of time, depending on the significance of the amendment and the manner of disclosure to the registered holders if the Exchange Offer would otherwise expire during such time. Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

     Interest on the Exchange Notes will be payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1998. Interest on the Exchange Notes will accrue from the date of issuance of the Original Notes, February 18, 1998. Consequently, holders who exchange their Original Notes for Exchange Notes will receive the same interest payment on August 15, 1998 that they would have received had they not accepted the Exchange Offer.

PROCEDURES FOR TENDERING

     The tender to the Company of Original Notes by a holder thereof pursuant to any one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Only a registered holder of Original Notes may tender in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to the Expiration Date. In addition, (i) certificates for such Original Notes, or a timely confirmation of a book-entry transfer of such Original Notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (ii) the holder must comply with the guaranteed delivery procedures described below.

     Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender directly, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     If the Letter of Transmittal is signed by the record holder(s) of the Original Notes tendered thereby, the signature must correspond with the name(s) written on the face of the Original Notes without alteration, enlargement or any change whatsoever. If the Letter of Transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the Original Notes. If the Letter of Transmittal is signed by a person other than the registered holder of any Original Notes listed therein, such Original Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Original Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Original Notes. If the Letter of Transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. DELIVERY IS RECOMMENDED BY OVERNIGHT OR HAND DELIVERY SERVICE OR, IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by Original Notes (or a timely confirmation received of a book-entry transfer of Original Notes into the Exchange Agent's account at DTC), is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Original Notes tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and the deposit of the tendered Original Notes with the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes the Company's acceptance of which would, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in tender of any Original Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes or incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to (i) purchase or make offers for any Original Notes that remain outstanding after the Expiration Date, or, as set forth under "-- Conditions to the Exchange Offer," to terminate the Exchange Offer and (ii) to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will establish an account with respect to the Original Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the Original Notes by causing DTC to transfer such Original Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. Although delivery of Original Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal, with any required signature guarantees and any other required documents, must in any case be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at one of its addresses set forth below under "-- Exchange Agent," or the guaranteed delivery procedures described below.

     DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Original Notes in the Exchange Offer and
(i) whose Original Notes are not immediately available, or (ii) who cannot deliver their Original Notes (or complete the procedures for book-entry transfer), the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) the tender is made by or through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Original Notes, the registration number or numbers of such Original Notes (if applicable), and the total principal amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal, together with the Original Notes in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal, together with the certificate(s) representing all tendered Original Notes in proper form for transfer (or a confirmation of such a book-entry transfer) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

WITHDRAWAL RIGHTS

     Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to the Expiration Date.

     To withdraw a tender of Original Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (ii) identify the Original Notes to be withdrawn (including, if applicable, the registration number or numbers and total principal amount of such Original Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Original Notes to register the transfer of such Original Notes into the name of the Depositor withdrawing the tender,
(iv) specify the name in which any such Original Notes are to be registered, if different from that of the Depositor and (v) if applicable because the Original Notes have been tendered pursuant to the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the Depositor.

     All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection or termination of the Exchange Offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes for, any Original Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Original Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, in the Company's judgment, would reasonably be expected to materially impair the ability of the Company to proceed with the Exchange Offer, or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

          (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred that, in the Company's judgment, would reasonably be expected to materially impair the ability of the Company to proceed with the Exchange Offer; or

          (c) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted that, in the Company's judgment, would reasonably be expected to materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (d) any governmental approval has not been obtained, which approval the Company shall, in its judgment, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its reasonable discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Original Notes and return all tendered Original Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Outstanding Notes (see "--Withdrawal Rights") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to holders of Original Notes, and the Company will extend the Exchange Offer for a period of time depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

RESALES OF EXCHANGE NOTES

     The Company and the Subsidiary Guarantors are making the Exchange Offer of the Exchange Notes in reliance on the position of the staff of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, neither the Company nor any of the Subsidiary Guarantors has sought its own interpretive letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Commission, and subject to the two immediately following sentences, the Company and the Subsidiary Guarantors believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is an Affiliate or a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Notes. However, any holder of Original Notes who is an Affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing Exchange Notes, or any broker-dealer who purchased Original Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the staff of the Commission set forth in the above-mentioned interpretive letters, (ii) will not be entitled to tender such Original Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Original Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Original Notes for Exchange Notes (such broker-dealer referred to herein as a "Participating Broker-Dealer"), then such Participating Broker-Dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of Exchange Notes.

     Each holder of Original Notes who wishes to exchange Original Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an Affiliate, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such Exchange Notes. The Letter of Transmittal contains the foregoing representations. In addition, the Company and the Subsidiary Guarantors may require such holder, as a condition to such holder's eligibility to participate in the Exchange Offer, to furnish to the Company (or an agent thereof) in writing information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Exchange Act) on behalf of whom such holder holds the Original Notes to be exchanged in the Exchange Offer. Each Participating Broker-Dealer must acknowledge that it acquired the Original Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Commission in the interpretive letters referred to above, the Company and the Subsidiary Guarantors believe that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes received upon exchange of such Original Notes (other than Original Notes which represent an unsold allotment from the original sale of the Original Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company and the Subsidiary Guarantors have agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such Exchange Notes for a period of 120 days after the Expiration Date. See "Plan of Distribution." Any person, including any Participating Broker-Dealer, who is an Affiliate may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     In that regard, each Participating Broker-Dealer who surrenders Original Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact that makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by herein, in the light of the circumstances under which they were made, not misleading, or of the occurrence of certain other events specified in the Registration Agreement, such Participating Broker-Dealer will suspend the sale of

Exchange Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer, or the Company has given notice that the sale of the Exchange Notes may be resumed, as the case may be.

EXCHANGE AGENT

     LaSalle National Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

       By Mail or Overnight Delivery:                        By Hand Delivery:
            LaSalle National Bank                          LaSalle National Bank
          Corporate Trust Division                c/o IBJ Schroder Bank and Trust Company
          135 South LaSalle Street                      One State Street--Floor SC1
                 Suite 1825                            Securities Processing Window
           Chicago, Illinois 60603                       New York, New York 10004
          Attention: Sarah H. Webb

                  To Confirm by Telephone or for Information:
                                 (312) 904-2444

                            Facsimile Transmissions:
                                 (312) 904-2236

     Delivery to an address other than as set forth above, or transmission of instructions via a facsimile number other than the one set forth above, will not constitute valid delivery.

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone. The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Original Notes and in handling or forwarding tenders for exchange.

     The other expenses incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company. The Company will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the Exchange Offer. If, however, Exchange Notes or Original Notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Original Notes tendered, or if tendered Original Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes under generally accepted accounting principles.

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of the making of the Exchange Offer, the Company will have fulfilled its obligations under the Registration Rights Agreement, holders of Original Notes who do not tender their Original Notes will not have any further registration rights under the Registration Rights Agreement or otherwise (subject to certain limited exceptions, if applicable). Accordingly, any holder of Original Notes that does not exchange that holder's Original Notes for Exchange Notes will continue to hold such untendered Original Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent such rights or limitations that, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

     The Original Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Original Notes may be resold only (i) to the Company or any of its subsidiaries, (ii) to a Qualified Institutional Buyer in compliance with Rule 144A, (iii) to an institutional Accredited Investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Offered Notes (the form of which letter can be obtained from such Trustee), (iv) outside the United States in compliance with Rule 904 of Regulation S under the Securities Act, (v) pursuant to Rule 144 under the Securities Act, or (vi) pursuant to an effective registration statement under the Securities Act; in each case in accordance with any applicable securities laws of any state of the United States. Accordingly, to the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Original Notes could be adversely affected.

                                  THE COMPANY

BACKGROUND

     Grant was incorporated in Delaware in September 1997, and is the successor to several seismic data acquisition companies. Solid State was incorporated in Alberta, Canada in 1985. The Company's predecessor companies have been active in the seismic data acquisition services business in the United States and Latin America since the 1940s, the Far East since the 1960s and Canada since the 1970s. Additionally, the Company has significant operating experience in the Middle East and West Africa.

THE REORGANIZATION

     In 1996, GGI experienced a deteriorating financial condition and liquidity crisis precipitated by several factors, including an overly rapid and under-financed expansion in United States and Latin America, significant costs related to the unsuccessful development of a proprietary data recording system and poor operational results in the United States and certain international markets. On December 6, 1996 (the "Petition Date"), GGI filed a voluntary petition for relief with the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

     In connection with its reorganization, GGI replaced its senior management team, disposed of unprofitable operations, continued to operate as a debtor-in-possession and developed the Plan, which was confirmed by the Bankruptcy Court on September 15, 1997 and was consummated on the Effective Date. The Plan provided that Grant would (i) purchase substantially all of the assets of GGI for $47.5 million in cash (the "Cash Purchase Price"), (ii) assume certain debts and long-term lease commitments of GGI not exceeding $15.1 million and (iii) assume certain other liabilities of GGI.

     In connection with the consummation of the Plan, the Principal Stockholders satisfied certain claims against GGI in the amount of approximately $12.7 million, which was credited against the Cash Purchase Price. In addition, Westgate purchased certain claims against GGI that were assumed by Grant, in the principal amount of approximately $6.9 million. The Principal Stockholders also purchased certain claims against GGI, in the principal amount of approximately $5.6 million, which was credited against the Cash Purchase Price.

     In exchange for the satisfaction or cancellation of certain claims against GGI, Grant issued 19,571.162 shares of cumulative pay-in-kind preferred stock, $0.001 par value per share (the "Preferred Stock"), to the Principal Stockholders. The Preferred Stock provides for dividends payable annually in additional shares of Preferred Stock at a rate of 10.5% per annum, the right to designate two members of the Board of Directors of the Company and the right to vote on certain extraordinary matters presented for a stockholder vote. On December 18, 1997 Grant exchanged 9,571.162 shares of Preferred Stock held by Elliott, together with accrued dividends thereon, for a subordinated note (the "Subordinated Note") in the aggregate principal amount of approximately $9.8 million. The Subordinated Note, which accrued interest at the rate of 10.5% per annum, was repaid out of the net proceeds from the issuance of the Original Notes. See "Certain Relationships and Related Transactions -- Principal Stockholders." On December 30, 1997, the Principal Stockholders purchased 9,499,998 shares of Common Stock for an amount equal to the remainder of the Cash Purchase Price, which included the cancellation of certain claims against GGI. In addition, upon consummation of the Subscription Offering, Elliot is entitled to receive 237,500 shares of Common Stock pursuant to the Plan. See "Certain Relationships and Related Transactions -- Principal Stockholders."

     Pursuant to the Plan, the Principal Stockholders will offer 3,393,769 shares of Common Stock in connection with the Subscription Offering to certain holders of claims and other interests under the Plan. On December 24, 1997, the Company filed the Subscription Offering Registration Statement with the Commission to register such shares. The Company filed amendments to the Subscription Offering Registration Statement on February 4, 1998 and March 27, 1998. As of the date of this Prospectus, the Subscription Offering Registration Statement has not been declared effective by the Commission. The Principal Stockholders expect to commence the Subscription Offering as soon as practicable after the Subscription Offering Registration Statement becomes effective. The Company will not receive any proceeds from the Subscription Offering.

THE ACQUISITION

     As of November 20, 1997, Elliott held 5,963,565 shares, or 41.8%, and Westgate held 3,341,544 shares, or 23.4%, of the outstanding shares of common stock of Solid State ("Solid State Stock"). In connection with the Acquisition, the Principal Stockholders transferred their shares of Solid State Stock to Grant in exchange for 4,652,555 shares of Common Stock. SSGI Acquisition Corp. ("SSGI"), a corporation organized under the laws of Alberta, Canada and a wholly owned subsidiary of Grant, commenced a cash tender offer for all of the outstanding shares of Solid State Stock not held by SSGI or its affiliates (the "Tender Offer"). Grant subsequently transferred the shares of Solid State Stock to SSGI.

     To consummate the Tender Offer and the Acquisition, on December 19, 1997, Elliott advanced approximately $15.8 million to Grant (the "Acquisition Financing") under a term note pursuant to the Credit Facility. Upon the expiration of the Tender Offer on December 19, 1997, SSGI held approximately 99% of the outstanding shares of Solid State Stock. On December 23, 1997, because SSGI acquired over 90% of the outstanding shares of Solid State Stock not already held by SSGI or its affiliates pursuant to the Tender Offer, SSGI qualified to exercise its statutory right under Canadian law to acquire the remaining shares of Solid State Stock on the same terms and at the same price as the Tender Offer. On December 23, 1997, Solid State became an indirect wholly owned subsidiary of the Company.

     The Company's principal executive offices are located in Houston, Texas. The Company's address is 16850 Park Row, Houston, Texas 77084, and its telephone number is (281) 398-9503.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange a like principal amount of Original Notes, the terms of which are identical in all material respects to the Exchange Notes. The Original Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in the capitalization of the Company.

     The net proceeds to the Company from the issuance of the Original Notes were approximately $95.2 million after deducting the Initial Purchaser's discount and certain other estimated fees and expenses relating to the issuance of the Original Notes. The Company used the net proceeds from the issuance of the Original Notes to repay approximately $76.4 million of the Company's outstanding indebtedness.

     The remaining net proceeds from the issuance of the Original Notes are expected to be used by the Company to fund a portion of its capital expenditure program, multi-client data acquisition activities and for working capital and other general corporate purposes, including possible acquisitions. See "Business -- Business Strategy." Although the Company is currently evaluating acquisition opportunities, it does not have any current understanding, arrangement or agreement to acquire any such businesses or assets. Pending application of the net proceeds from the issuance of the Original Notes, the Company will invest such net proceeds in short-term, interest-bearing, investment grade securities.

                                 CAPITALIZATION

     The following table sets forth at December 31, 1997, the cash and cash equivalents, debt and equity capitalization of the Company (i) on an actual consolidated basis and (ii) on an unaudited pro forma basis after giving effect to the issuance of the Original Notes and the application of the net proceeds therefrom as if they were completed at December 31, 1997. This information should be read in conjunction with "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, GGI and Solid State, including the notes thereto, included elsewhere in this Prospectus.

                                                               AT DECEMBER 31, 1997
                                                              ----------------------
                                                               ACTUAL      PRO FORMA
                                                               ------      ---------
                                                                  (IN THOUSANDS)
Cash and cash equivalents(1)................................  $  7,414     $ 29,880
                                                              ========     ========
Current portion of long-term debt and notes payable.........  $  1,158     $  1,158
Long-term debt, excluding current indebtedness:
  9 3/4% Senior Notes due 2008(2)...........................        --       99,215
  10.5% subordinated note...................................     9,786           --
  Other.....................................................    65,409        2,446
                                                              --------     --------
     Total long-term debt...................................    75,195      101,661
                                                              --------     --------
Stockholders' equity:
  Cumulative pay-in-kind preferred stock, $.001 par value
     per share (20,000 shares authorized, 10,000 shares
     outstanding)...........................................    10,000       10,000
  Common stock, $.001 par value per share (25,000,000 shares
     authorized, 14,152,555 shares outstanding)(3)..........        14           14
  Paid-in capital...........................................    41,278       41,278
  Accumulated deficit.......................................    (8,833)      (8,833)
  Cumulative translation adjustment.........................      (467)        (467)
                                                              --------     --------
     Total stockholders' equity.............................    41,992       41,992
                                                              --------     --------
     Total capitalization...................................  $118,345     $144,811
                                                              ========     ========

---------------

(1) Subsequent to the period presented, the Company incurred approximately $3.7 million of debt for working capital, accrued interest and equipment purchases; however, this subsequent debt was paid with the net proceeds from the issuance of the Original Notes.

(2) Issued to the Initial Purchaser at 99.215% of face value.

(3) Excludes 1,450,000 shares of Common Stock reserved for issuance under the Incentive Plan (as defined herein). See "Management -- 1997 Equity and Performance Incentive Plan" and Note 12 to the consolidated financial statements of the Company.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma consolidated financial information (the "Unaudited Pro Forma Financial Information") is based on the consolidated financial statements of the Company, GGI and Solid State and has been prepared to illustrate the effects of the consummation of the Plan and certain related transactions, the Acquisition and the issuance of the Original Notes and the application of the net proceeds therefrom.

     The unaudited pro forma consolidated balance sheet at December 31, 1997 gives effect to the issuance of the Original Notes and the application of the net proceeds therefrom as if they were completed at December 31, 1997. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1997 gives effect to the consummation of the Plan and certain related transactions, the Acquisition and the issuance of the Original Notes and the application of the net proceeds therefrom as if they were completed as of January 1, 1997.

     Solid State's fiscal year end is August 31. For pro forma purposes, the statement of operations data for Solid State has been adjusted to reflect the nine month period December 1, 1996 through August 31, 1997 to combine with GGI's statement of operations data for the nine months ended September 30, 1997 and the Company's statement of operations data for the three month period ended December 31, 1997 to complete the twelve month period ended December 31, 1997. The statement of operations data for the three months ended December 31, 1997 includes the combined operations of Solid State and Grant. See Note 1 to the consolidated financial statements of the Company. For pro forma purposes, the statement of operations data for Solid State has been translated from Canadian dollars into U.S. dollars using the average exchange rates prevailing during the respective periods.

     The Unaudited Pro Forma Financial Information does not purport to represent what the financial position or results of operations of the Company would actually have been if the transactions and events assumed therein in fact occurred on the dates indicated or to project the financial position or results of operations of the Company for any future date or period. The Unaudited Pro Forma Financial Information is based on certain assumptions and adjustments described in the notes hereto and should be read in conjunction therewith. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, GGI and Solid State and the notes thereto, included elsewhere in this Prospectus.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                                              THE
                                                                            COMPANY
                                                                      AT DECEMBER 31, 1997
                                                             --------------------------------------
                                                                             OFFERING        PRO
                                                                ACTUAL      ADJUSTMENTS     FORMA
                                                                ------      -----------     -----
                                                                         (IN THOUSANDS)
ASSETS:
Current assets:
  Cash and cash equivalents................................    $  7,093      $ 22,466(a)   $ 29,559
  Restricted cash..........................................         321            --           321
  Accounts receivable......................................      31,982            --        31,982
  Inventories..............................................         530            --           530
  Prepaid expenses.........................................       4,190            --         4,190
  Work-in-progress costs...................................       2,779            --         2,779
                                                               --------      --------      --------
     Total current assets..................................      46,895        22,466        69,361
  Property, plant and equipment, net.......................      64,504            --        64,504
  Multi-client data........................................       5,736            --         5,736
  Goodwill.................................................      36,304            --        36,304
  Deferred issue costs.....................................          --         4,000(a)      4,000
  Other assets.............................................       2,265            --         2,265
                                                               --------      --------      --------
     Total assets..........................................    $155,704      $ 26,466      $182,170
                                                               ========      ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Notes payable, current portion of long-term debt and
     capital lease obligations.............................    $  1,158      $     --      $  1,158
  Accounts payable.........................................      16,422            --        16,422
  Accrued expenses.........................................      10,318            --        10,318
  Income taxes payable.....................................       2,807            --         2,807
                                                               --------      --------      --------
     Total current liabilities.............................      30,705            --        30,705
Long-term debt and capital lease obligations, excluding
  current portion..........................................      65,409       (62,963)(a)     2,446
Other liabilities and deferred credits.....................       7,812            --         7,812
Senior Notes due 2008......................................          --        99,215(a)     99,215
Subordinated Note..........................................       9,786        (9,786)(a)        --
                                                               --------      --------      --------
     Total liabilities.....................................     113,712        26,466       140,178
Stockholders' equity:
  Preferred Stock..........................................      10,000            --        10,000
  Common Stock.............................................          14            --            14
  Additional paid-in capital...............................      41,278            --        41,278
  Accumulated deficit......................................      (8,833)           --        (8,833)
  Cumulative translation adjustment........................        (467)           --          (467)
                                                               --------      --------      --------
     Total stockholders' equity............................      41,992            --        41,992
                                                               --------      --------      --------
     Total liabilities and stockholders' equity............    $155,704      $ 26,466      $182,170
                                                               ========      ========      ========

             See notes to unaudited pro forma financial statements.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                                                        PRO FORMA
                                                                                    DECEMBER 31, 1997
                                                                     ------------------------------------------------
                             NINE MONTHS ENDED        THE COMPANY       PLAN,         THE
                        ---------------------------   THREE MONTHS   SUBORDINATED   COMPANY
                             GGI        SOLID STATE      ENDED         NOTE AND      PRIOR
                        SEPTEMBER 30,   AUGUST 31,    DECEMBER 31,   ACQUISITION     TO THE     OFFERING       THE
                            1997           1997           1997       ADJUSTMENTS    OFFERING   ADJUSTMENTS   COMPANY
                        -------------   -----------   ------------   ------------   --------   -----------   -------
                                              (IN THOUSANDS, EXCEPT RATIOS AND OPERATING DATA)
STATEMENT OF
  OPERATIONS DATA:
Revenues..............     $92,705        $43,292       $37,868        $    --      $173,865     $    --     $173,865
Expenses:
  Operating
    expenses..........      71,006         36,432        28,431             --      135,869           --      135,869
  Selling, general and
    administrative
    expenses..........       6,473          2,399         3,507             --       12,379           --       12,379
  Depreciation and
    amortization......       8,432          5,266         4,594          1,290(b)    19,582           --       19,582
  Special charge for
    asset
    impairment........          --             --         6,369             --        6,369           --        6,369
                           -------        -------       -------        -------      --------     -------     --------
    Total costs and
      expenses........      85,911         44,097        42,901          1,290      174,199           --      174,199
                           -------        -------       -------        -------      --------     -------     --------
    Operating income
      (loss)..........       6,794           (805)       (5,033)        (1,290)        (334)          --         (334)
Other expense:
  Interest expense,
    net...............      (3,758)        (2,484)       (1,362)         1,158(c)    (6,446)      (4,441)(f)  (10,887)
  Reorganization
    costs.............      (3,543)            --            --          3,543(d)                     --           --
  Other...............       2,266           (189)       (1,262)            --          815           --          815
                           -------        -------       -------        -------      --------     -------     --------
    Total other
      expenses........      (5,035)        (2,673)       (2,624)         4,701       (5,631)      (4,441)     (10,072)
                           -------        -------       -------        -------      --------     -------     --------
    Income (loss)
      before income
      taxes and
      minority
      interest........       1,759         (3,478)       (7,657)         3,411       (5,965)      (4,441)     (10,406)
Income tax expense....       2,184           (483)          856             --(e)     2,557           --        2,557
                           -------        -------       -------        -------      --------     -------     --------
  Income (loss) before
    minority
    interest..........        (425)        (2,995)       (8,513)         3,411       (8,522)      (4,441)     (12,963)
Minority interest.....          --             --         2,847         (2,847)          --           --           --
                           -------        -------       -------        -------      --------     -------     --------
Income (loss) from
  continuing
  operations..........     $  (425)       $(2,995)      $(5,666)       $   564      $(8,522)     $(4,441)    $(12,963)
                           =======        =======       =======        =======      ========     =======     ========
OTHER FINANCIAL DATA:
Capital
  expenditures........     $ 4,154        $10,661       $12,400                                              $ 27,215
EBITDA(g).............      15,226          4,461         5,930                                                25,617
OPERATING DATA (AT
  PERIOD END):
Seismic crews in
  operation...........          13              7            20                                                    20
Seismic recording
  channels owned......      17,870          8,892        26,762                                                26,762

             See notes to unaudited pro forma financial statements.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     Pro forma adjustments for the balance sheet include the adjustments necessary to record the issuance of the Original Notes and the application of the net proceeds therefrom to retire substantially all the outstanding debt of the Company. The pro forma adjustments relating to the combined statement of operations include those necessary in connection with the Acquisition, to remove interest associated with the debt that was retired with the net proceeds from the issuance of the Original Notes and record interest for the Original Notes. In addition, certain interest and reorganization costs that were associated with the Plan have also been removed.

      (a) Adjustment to record the net proceeds of the issuance of the Original Notes. The net proceeds were used in part to repay the following: (i) long-term debt, $62.963 million; (ii) Subordinated Note, $9.786 million; and (iii) issuance costs, $4.000 million. $22.466 million in cash remained after repayment of such indebtedness. Subsequent to the period presented, the Company incurred $3.700 million of debt for working capital, accrued interest and equipment purchases; however, this subsequent debt was repaid with the net proceeds from the issuance of the Original Notes.

      (b) Adjustment to record amortization of goodwill created in the reorganization of Grant and the acquisition of the minority interest in Solid State. The amortization period for the Grant and Solid State goodwill is 30 years ($700,000 per annum) and 20 years ($765,000 per annum), respectively. The amount for depreciation and amortization in the three months ended December 31, 1997 includes $175,000 of goodwill amortization for Grant.

      (c) Adjustment to eliminate interest expense for debt held by GGI, which was not assumed by Grant under the Plan ($2.976 million for the nine month period ended September 30, 1997) and record interest expense for the Subordinated Note and the $15.800 million term note.

      (d) Adjustment to remove reorganization costs.

      (e) Income tax expense has not been recorded as a result of the benefits available from an operating loss carryforward of Grant.

      (f) Adjustment to record the interest expense at 9.75% for the issuance of the Original Notes. The net proceeds from the issuance of the Original Notes were utilized to retire $72.749 million of outstanding indebtedness at December 31, 1997. Estimated issue costs of $4.000 million are amortized over the life of the Notes.

      (g) EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization, certain non-cash charges, other income (expense) and certain other non-recurring items, such as reorganization costs, and is presented because it is a widely accepted financial indication of a company's ability to incur and service debt. EBITDA is not a measurement presented in accordance with GAAP and is not intended to be used in lieu of GAAP presentations of results of operations and cash provided by operating activities.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The statement of operations data for GGI is presented below as of the end of each of the years in the four-year period ended December 31, 1996 and the nine-months ended September 30, 1997 is derived from the consolidated financial statements of GGI. The balance sheet data of the Company at December 31, 1997 and the statement of operations data for the three months ended December 31, 1997 are derived from the consolidated financial statements of the Company. This data should be read in conjunction with such consolidated financial statements of GGI and the Company and the notes thereto, included elsewhere in this Prospectus.

                                                                                                               THE
                                                                        GGI                                  COMPANY
                                           -------------------------------------------------------------   ------------
                                                                                            NINE MONTHS    THREE MONTHS
                                                      YEAR ENDED DECEMBER 31,                  ENDED          ENDED
                                           ---------------------------------------------   SEPTEMBER 30,   DECEMBER 31,
                                             1993        1994        1995       1996(1)        1997            1997
                                           ---------   ---------   ---------   ---------   -------------   ------------
                                                              (IN THOUSANDS, EXCEPT OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.................................  $  69,255   $  73,691   $  91,996   $ 105,523     $  92,705      $  37,868
Expenses:
  Operating expenses.....................     53,678      53,132      69,046     136,326        71,006         28,431
  Selling, general and administrative
    expense..............................     13,375       7,810       8,527      17,865         6,473          3,507
  Depreciation and amortization..........     13,078      12,079       9,424      11,500         8,432          4,594
  Asset impairment.......................      3,339       9,911          --       5,802            --          6,369
                                           ---------   ---------   ---------   ---------     ---------      ---------
    Total expenses.......................     83,470      82,932      86,997     171,493        85,911         42,901
                                           ---------   ---------   ---------   ---------     ---------      ---------
    Operating income (loss)..............    (14,215)     (9,241)      4,999     (65,970)        6,794         (5,033)
Other income (deductions):
  Interest expense, net..................     (3,020)     (3,384)     (3,522)     (7,522)       (3,758)        (1,362)
  Reorganization costs...................         --          --          --        (412)       (3,543)            --
  Other..................................        425       1,380       2,076        (502)        2,266         (1,262)
                                           ---------   ---------   ---------   ---------     ---------      ---------
    Total other income (deductions)......     (2,595)     (2,004)     (1,446)     (8,436)       (5,035)        (2,624)
                                           ---------   ---------   ---------   ---------     ---------      ---------
    Income (loss) before income taxes....    (16,810)    (11,245)      3,553     (74,406)        1,759         (7,657)
Income tax expense.......................        143         193         391       1,621         2,184            856
                                           ---------   ---------   ---------   ---------     ---------      ---------
  Income (loss) before minority
    interest.............................    (16,953)    (11,438)      3,162     (76,027)         (425)        (8,513)
Minority interest........................         --          --          --          --            --          2,847
                                           ---------   ---------   ---------   ---------     ---------      ---------
Income (loss) from continuing
  operations.............................  $ (16,953)  $ (11,438)  $   3,162   $ (76,027)    $    (425)     $  (5,666)
                                           =========   =========   =========   =========     =========      =========
OTHER FINANCIAL DATA:
Capital expenditures.....................  $   5,781   $   8,463   $  14,921   $  25,799     $   4,154      $  12,400
EBITDA(2)................................      2,202      12,749      14,423     (48,668)       15,226          5,930
Cash provided by (used in) operating
  activities.............................      2,133       3,170       2,759      (9,346)        4,526          5,386
Cash provided by (used in) investing
  activities.............................     (1,128)     (9,698)     (9,272)    (10,181)       (6,731)       (19,715)
Cash provided by (used in) financing
  activities.............................     (3,486)      5,260       6,929      25,667         1,289         15,072
Ratio of EBITDA to interest expense,
  net....................................        0.7x        3.8x        4.1x         --           4.1x           4.4x
Ratio of total debt to EBITDA............        7.2x        1.5x        1.9x         --           0.7x          12.9x
Ratio of earnings to fixed charges(3)....         --          --         1.8x         --           1.5x            --
OPERATING DATA (AT PERIOD END):
Seismic crews in operation...............         15          15          14          14            13             20
Seismic recording channels owned.........     12,120      12,520      12,320      17,430        17,870         26,762

                                                                        GGI                      THE COMPANY
                                                      ----------------------------------------   -----------
                                                                         AT DECEMBER 31,
                                                      ------------------------------------------------------
                                                        1993       1994      1995       1996        1997
                                                      --------   --------   -------   --------   -----------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash................................................  $  2,992   $  3,670   $ 1,147   $  6,772    $  7,414
Working capital.....................................     4,585      3,022     8,033     22,421      16,190
Total assets........................................    70,745     61,609    86,932     70,123     155,704
Long-term debt, including current portion...........    15,859     19,412    27,219        589      76,353
Stockholders' equity (deficit)......................    37,774     26,399    29,715    (34,213)     41,992

---------------

(1) Operating expenses for the year ended December 31, 1996 include costs of operations in excess of planned costs in Peru ($23.0 million) and Nigeria ($2.5 million). The Company is no longer operating in Peru and Nigeria. Also included in operating expenses are costs incurred in the United States relating to the unsuccessful deployment of a proprietary data recording system ($12.1 million) and a write-down of certain deferred costs, prepaid expenses and other assets ($5.6 million). Selling, general and administrative expenses for the year ended December 31, 1996 include a reserve for doubtful accounts of $5.5 million, severance costs of $423,000, the write-off of deferred costs of a proprietary data recording system of $823,000 and legal fees of $367,000.

(2) EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization, certain non-cash charges, other income (expense) and certain other non-recurring items, such as reorganization costs, and is presented because it is a widely accepted financial indication of a company's ability to incur and service debt. EBITDA is not a measurement presented in accordance with GAAP and is not intended to be used in lieu of GAAP presentations of results of operations and cash provided by operating activities.

(3) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest and the portion of operating lease rental expense that represents the interest factor). Earnings were insufficient to cover fixed charges in each period presented by the following amounts: three months ended December 31, 1997 -- $8.1 million; years ended December
    1996 -- $74.8 million; 1994 -- $11.2 million; 1993 -- $16.8 million and
    1992 -- $29.1 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

HISTORY AND OVERVIEW

     Grant was formed in September, 1997, and on September 30, 1997, acquired substantially all of the assets and assumed certain liabilities of GGI. On December 23, 1997, Grant, through a wholly owned Canadian subsidiary, acquired all of the outstanding shares of Solid State. In connection with such acquisition, the Principal Stockholders exchanged all of their Solid State Stock for Common Stock.

     The Company's business activities involve the performance of land and transition zone seismic data acquisition services in selected markets worldwide, including the United States, Canada, Latin America and the Far East. The Company generally acquires seismic data on an exclusive contract basis for oil and gas companies on (i) a turnkey basis, which provides a fixed fee for each project,
(ii) a term basis, which provides for a periodic fee during the term of the project or (iii) a cost-plus basis, which provides that the costs of a project, plus a percentage fee, are borne by the customer. In addition, the Company acquires and owns certain multi-client seismic data that is marketed broadly on a non-exclusive basis to oil and gas companies. The Company believes that the combined operations of Grant and Solid State will expand its market presence and enhance the Company's ability to compete more effectively for projects in its selected markets. The Company also believes that the acquisition of Solid State increases management and operating depth, mitigates the effects of seasonality and creates operating efficiencies by consolidating operations, increasing overall crew utilization and reducing capital expenditures.

     As of March 15, 1998, the Company was operating or mobilizing 22 seismic data acquisition crews, consisting of 18 land and four transition zone crews, utilizing approximately 30,000 seismic recording channels. According to industry sources, as of March 15, 1998, the Company is the third largest land seismic data acquisition company operating in the western hemisphere, based on the number of seismic data acquisition crews in operation.

     In December 1996, GGI filed for protection under the United States Bankruptcy Code and began its reorganization under the supervision of the Bankruptcy Court. The filing was precipitated by a number of factors, including an overly rapid expansion in the United States and Latin American markets, which contributed to poor operational results in these markets, particularly in Peru, the attempted development of a proprietary data recording system, which did not meet operating expectations and a lack of available capital, which led to a severe working capital shortage. These factors impaired GGI's ability to service its indebtedness, finance its existing capital expenditure requirements and meet its working capital needs. In addition, GGI was unable to raise additional equity, causing a disproportionate reliance on debt financing and equipment leasing. In connection with its reorganization, GGI replaced its senior management, disposed of unprofitable operations, operated as debtor in possession and developed the Plan, which was confirmed by the Bankruptcy Court on September 15, 1997 and consummated on September 30, 1997, with Grant's purchase of substantially all of the assets and assumption of certain liabilities of GGI. As part of the Plan, GGI will be dissolved and will cease to exist once the remainder of its assets are distributed to its creditors.

     The historical results of operations of the Company for the twelve months ended December 31, 1997 are not directly comparable to the results of operations of GGI due to the effects of the Acquisition.

RESULTS OF OPERATIONS

                                                      GGI                   THE COMPANY      COMBINED
                                       ----------------------------------   ------------   -------------
                                           YEAR ENDED        NINE MONTHS    THREE MONTHS   TWELVE MONTHS
                                          DECEMBER 31,          ENDED          ENDED           ENDED
                                       ------------------   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                        1995       1996         1997            1997           1997
                                       -------   --------   -------------   ------------   -------------
STATEMENT OF OPERATIONS DATA:
Revenues.............................  $91,996   $105,523     $ 92,705        $37,868        $130,573
Expenses:
  Operating expenses.................   69,046    136,326       71,006         28,431          99,437
  Selling, general and administrative
     expenses........................    8,527     17,865        6,473          3,507           9,980
  Depreciation and amortization......    9,424     11,500        8,432          4,594          13,026
  Asset impairment...................       --      5,802           --          6,369           6,369
                                       -------   --------     --------        -------        --------
     Total costs and expenses........   86,997    171,493       85,911         42,901         128,812
                                       -------   --------     --------        -------        --------
     Operating income (loss).........    4,999    (65,970)       6,794         (5,033)          1,761
Other expense:
  Interest expense, net..............   (3,522)    (7,522)      (3,758)        (1,362)         (5,120)
  Reorganization costs...............       --       (412)      (3,543)            --          (3,543)
  Other..............................    2,076       (502)       2,266         (1,262)          1,004
                                       -------   --------     --------        -------        --------
     Total other expenses............   (1,446)    (8,436)      (5,035)        (2,624)         (7,659)
                                       -------   --------     --------        -------        --------
  Income (loss) before income
     taxes...........................    3,553    (74,406)       1,759         (7,657)         (5,898)
Income tax expense...................      391      1,621        2,184            856           3,040
                                       -------   --------     --------        -------        --------
Income (loss) from continuing
  operations before minority
  interest...........................    3,162    (76,027)        (425)        (8,513)         (8,938)
Minority interest....................       --         --           --          2,847           2,847
                                       -------   --------     --------        -------        --------
Net income (loss)....................  $ 3,162   $(76,027)    $   (425)       $(5,666)       $ (6,091)
                                       =======   ========     ========        =======        ========

  The Company and GGI Combined Twelve Month Period Ended December 31, 1997 Compared With GGI's Year Ended December 31, 1996

     The following analysis compares the combined operating results of the Company for the three month period ended December 31, 1997 (including the operating results of Solid State for such period) and the operating results of GGI for the nine month period ended September 30, 1997 with the operating results of GGI for the twelve months ended December 31, 1996. As described above, Grant began operations immediately following its acquisition of substantially all of the assets and certain liabilities of GGI, and Grant acquired Solid State in December, 1997. Because of the significant changes in Grant's corporate structure and scope of operations and the consummation of the Plan, comparisons may not be meaningful.

     Revenues. Combined revenue of GGI and the Company for the twelve months ended December 31, 1997 were $130.5 million compared $105.5 million of revenue realized by GGI for the twelve months ended December 31, 1996. This increase was the result of growth in revenues in both the United States and Bangladesh and the inclusion of Solid State's results of operations for the quarter ended December 31, 1997.

     Revenues from the United States data acquisition operations increased $11.6 million from $42.1 million in 1996 to $53.7 million in 1997. This increase was primarily attributed to two transition zone crews operating along the Gulf Coast and the addition of two Solid State crews for the quarter ended December 31, 1997. From time to time during each period, GGI and the Company operated as many as seven seismic data acquisition crews in the United States compared with a peak of 8 crews in 1996.

     Revenues in Latin America increased $1.4 million from $57.1 million in 1996 to $58.6 million in 1997. During 1997, combined Latin American operations for GGI and the Company consisted of as many as ten land seismic data acquisition crews operating in Colombia, Ecuador, Brazil, Guatemala, Bolivia, and Venezuela. The Company completed operations in Venezuela in early October 1997 and transferred personnel and equipment to Canada. From time to time during 1996, GGI operated as many as nine seismic crews in the region, including four in Peru, two in Colombia and one in each of Bolivia, Brazil and Ecuador.

     Revenues from the Far East increased $8.1 million, or 149%, from $5.4 million in 1996 to $13.5 million in 1997. During 1997, GGI and the Company operated one crew for the entire year and mobilized one additional transition zone crew that began operations in Bangladesh in July 1997. GGI mobilized and operated one land seismic data acquisition crew in Bangladesh during 1996.

     Revenues from Canadian data acquisition operations were $4.5 million in 1997 compared to zero in 1996. The Company (through Solid State) operated as many as five land seismic crews in Canada during 1997 while GGI had no operations in Canada during 1996.

     Expenses. The combined operating expenses for GGI and the Company for the twelve months ended December 31, 1997 decreased $36.9 million to $99.4 million compared with $136.3 million for GGI's twelve months ended December 31, 1996. Operating expenses as a percentage of revenues decreased to 76% in 1997 from 129% in 1996. During 1996 GGI experienced significant cost overruns, which increased operating expenses on several crews operating in the United States. Most notable were higher than anticipated costs incurred by a transition zone crew as a result of adverse weather conditions and costs associated with the unsuccessful deployment of a proprietary data recording system. The proprietary data recording system was abandoned in November 1996. Also in 1996, GGI's Peruvian operations experienced crew costs significantly higher than originally projected primarily due to a combination of modified job parameters that were not accurately reflected in the turnkey contract price and a lack of effective crew oversight.

     Selling, general and administrative expenses for GGI and the Company for the twelve months ended December 31, 1997 decreased $7.9 million to $10.0 in 1997 from $17.9 million in 1996. Selling, general and administrative expenses also decreased as a percentage of revenue to 8% in 1997 from 17% in 1996. The decrease was primarily the result of general expense reduction initiatives in 1997 and the accrual of certain nonrecurring charges and allowances in 1996, including an approximate $5.5 million increase in reserves for doubtful accounts.

     Depreciation and amortization increased $1.5 million to $13.0 in 1997 from $11.5 million for 1996. This increase was the result of depreciation on the Solid State assets for the quarter ended December 31, 1997.

     The charge for asset impairment was $6.4 million for 1997 compared to $5.8 million in 1996. At December 31, 1997 the Company recorded a special charge of $5.9 million to reduce the carrying value of its multi-client data to net realizable value based on realistic future licensing prospects for such data. The remaining 1997 charge relates to a $247,000 write-down in the carrying value of certain non-operating depreciable fixed assets to salvage value and a $253,000 write-down in the carrying value of certain other investments and joint ventures. At December 31, 1996, GGI recorded a special charge for asset impairment of $5.8 million. The charge relates solely to the write-down of the carrying value of a proprietary data recording system that GGI was developing for use by its seismic data acquisition crews.

     Other Income (Expenses). Interest expense, net, decreased $2.4 million to $5.1 million in 1997 from $7.5 million in 1996. This was the result of a $3.3 million decrease due to a reduction in the use of credit facilities in Latin America during all 1997 and in the United States during the quarter ended December 31, 1997. This decrease was partially offset by $981,000 of interest expense incurred by Solid State during the quarter ended December 31, 1997.

     Reorganization costs of $412,000 in 1996 and $3.5 million for 1997 related to charges incurred in connection with GGI's reorganization, which began in December 1996 and was completed in September 1997. No reorganization charges were incurred by the Company in the three months ended December 1997, and none are expected to be incurred in the future.

     Other income for 1997 of $1.0 million was the result of settlement of a longstanding dispute between one of GGI's Brazilian subsidiaries and a former customer relating to services rendered on contracts dating back to

1983. In settlement of all claims, GGI received payment, net of related costs and expenses, of approximately $2.4 million in July 1997. Income from that settlement was offset by approximately $767,000 costs associated with the Acquisition and approximately $289,000 of foreign currency exchange losses, primarily related to US dollar based loans owed by Solid State prior to the Acquisition.

     Tax Provision. The income tax provision in both periods consisted of income taxes in foreign countries. The increase in 1997 compared with 1996 is a result of higher taxable income in Colombia and Ecuador. No provision for United States federal income tax was made in either period as GGI and the Company each had net loss carryforwards available.

  Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

     Revenues. GGI's consolidated revenues increased $13.5 million, or 15%, from $92.0 million in 1995 to $105.5 million in 1996. This increase resulted from significant growth in GGI's international operations in Latin America and Bangladesh, which growth was offset partially by a reduction in revenues from the United States and Nigeria. During 1996, GGI's seismic data acquisition capacity, measured by seismic recording channels owned, increased by approximately 41%, from 12,320 to 17,430 seismic recording channels.

     Revenues from United States data acquisition operations decreased $5.8 million, or 12%, to $42.1 million in 1996 when compared with 1995. This reduction was principally the result of several factors experienced during the fourth quarter of 1996, including a severe shortage of operating funds, which caused major disruptions on many domestic crews and resulted in lower revenues. Additionally, GGI's proprietary data recording system, which operated for four months in 1996, experienced lower than anticipated production performance, which led to crew disruptions and delays causing further loss of revenues. GGI's inability to adequately fund the crew operating the proprietary data recording system resulted in the suspension of the system's use in November 1996. Furthermore, a transition zone crew, operating along the coast of Louisiana, was hampered by severe weather and the frequent failure of leased equipment, which, combined with the Company's liquidity problems, resulted in the postponement of the survey.

     Revenues from international operations increased $19.3 million, or 44%, from $44.1 million in 1995, to $63.4 million in 1996. This increase was primarily the result of significant increases in seismic operations in Latin America and, to a lesser extent, in the Far East, which increases were partially offset by a reduction in revenues from Nigeria.

     Latin American revenue during 1996 increased $31.6 million, or 124%, from $25.5 million in 1995, to $57.1 million in 1996. During 1996, GGI operated one crew in each of Bolivia, Brazil and Ecuador, two crews in Colombia and four crews in Peru. In 1995, crew activity consisted of one crew during the fourth quarter in Bolivia, one crew in Brazil, one to two crews in Colombia and three crews in Peru. The most significant revenue increases in 1996 occurred in Colombia and Peru, where revenues increased $8.2 million, or 181%, to $12.7 million, and $13.8 million, or 100%, to $27.5 million, respectively. Due to significant operating losses incurred in Peru during 1996, GGI discontinued operations in Peru and moved the seismic equipment from its Peruvian crews to other GGI crews.

     Revenues from the Far East increased 49%, or $1.8 million, from $3.6 million in 1995, to $5.4 million in 1996. In 1996, crew activity consisted primarily of one transition zone crew in operation for the entire year in Bangladesh, as compared to 1995, when GGI operated one crew in Indonesia and mobilized the Bangladesh crew in the fourth quarter.

     Revenues from Nigeria decreased 94%, or $13.3 million, from $14.2 million in 1995, to $904,000 in 1996. GGI operated three crews during most of 1995 in Nigeria, but completed two of these three contracts in the fourth quarter of 1995 and the remaining contract in the first quarter of 1996. Although GGI participated in bidding for new contracts, all three crews remained idle during 1996. Due to the risks involved in operating in Nigeria, the anticipated high cost of mobilizing a new crew and the limited resources available to GGI at the time, GGI sold its Nigerian operation as of December 1996. GGI had no revenues from the Middle East during 1996. Middle East revenue in 1995, totaling $786,000, was the result of various rental contracts for equipment and personnel that expired in July 1995.

     Expenses. GGI's consolidated operating expenses increased $67.3 million, or 97%, from $69.0 million in 1995 to $136.3 million in 1996. Operating expenses as a percentage of revenues increased to 129% in 1996 from 75% in 1995. This increase was due to higher than anticipated operating costs principally in the United States, Peru and Nigeria, accelerated amortization of prepaid and deferred costs associated with certain ongoing operations, and the write-down of certain other GGI assets as a result of a comprehensive review of GGI's operations.

     In the United States, adverse weather conditions and the repeated breakdown of a leased data recording system combined to increase operating expenses by approximately $7.7 million on one transition zone crew. The slow development and late deployment of GGI's proprietary data recording system also affected operations in the United States in 1996. The proprietary data recording system was originally planned to be completed and operational by early 1996, but completion was delayed until the summer of 1996. As a result, several contracts that were priced and bid with the expectation that the proprietary data recording system would be employed were performed with other, less appropriate equipment. This resulted in operating losses on such contracts of approximately $3.0 million. When the proprietary data recording system was finally deployed in July 1996, the system's production performance was well below anticipated levels, causing additional operating expenses of approximately $1.4 million. The late deployment and poor performance of the proprietary data recording system caused a general equipment shortage during most of 1996, resulting in a shuffling of equipment between GGI's crews, which caused inefficiencies and higher than anticipated operating expenses.

     In Peru, actual operating expenses exceeded planned costs by approximately $23.0 million, primarily due to a combination of modified job parameters that were not accurately reflected in the turnkey contract price and a general lack of effective crew oversight. In Nigeria, GGI continued to incur certain operating expenses despite a lack of crew activity during most of the year. These operating expenses exceeded expectations by $2.7 million and were primarily related to standby costs incurred while pursuing new contracts.

     Selling, general and administrative expenses increased $9.3 million, or 110%, from $8.5 million in 1995 to $17.9 million in 1996. Selling, general and administrative expenses increased as a percentage of revenue to 17% in 1996 from 9% in 1995. This increase was primarily attributable to allowances and charges incurred at the corporate headquarters that resulted in an increase in corporate overhead of approximately $6.8 million, including an increase in the reserve for doubtful trade accounts of approximately $5.5 million for 1996 compared to no increase in the reserve for 1995. Other significant one time or unusual items incurred in 1996 included severance costs of $423,000, a write-off of the proprietary data recording system startup costs of $824,000 and legal fees and settlements of $367,000.

     Depreciation and amortization expenses increased $2.1 million, or 22%, from $9.4 million in 1995, to $11.5 million in 1996. This increase was principally due to the increased level of depreciable assets. Additions to fixed assets during 1995 and 1996 were approximately $14.9 million and $25.8 million, respectively.

     At December 31, 1996, GGI recorded a special charge for asset impairment of $5.8 million. Management considered this special charge to be necessary following an assessment of events and changes in circumstances that clearly indicated that the carrying value of certain assets was not recoverable. This charge related solely to the write-down of the carrying value of the proprietary data recording system discussed previously.

     Other Income (Deductions). Interest expense, net, increased $4.0 million, or 114%, from $3.5 million in 1995, to $7.5 million in 1996. The increase in interest expense, net, was the result of $1.1 million of interest paid on financing of additional equipment purchases, $964,000 related to increased domestic working capital borrowings, $773,000 attributable to new financing evidenced by subordinated convertible debentures and $988,000 of interest attributable to an increased usage of foreign lines of credit.

     Other income (deductions) for 1996 consisted primarily of foreign exchange losses of $251,000 and a $198,000 loss on the sale of the Venezuelan and Nigerian subsidiaries. Other income (deductions) for 1995 included a $1.2 million gain on an insurance settlement and a $212,000 gain on the sale of miscellaneous fixed assets.

     Tax Provision. The income tax provisions in both periods consisted of income taxes in foreign countries. No provision for United States federal income taxes was made in either period as GGI had net operating losses available to offset domestic taxable income.

RESULTS OF OPERATIONS OF SOLID STATE

  Year Ended August 31, 1997 Compared to the Year Ended August 31, 1996

     Net Contract Revenues. Solid State's consolidated net contract revenues for seismic data acquisition services increased Cdn $18.6 million, or 68%, from Cdn $27.3 million for fiscal 1996 to Cdn $45.9 million in fiscal 1997.

     Solid State's Canadian seismic data acquisition activity increased Cdn $3.9 million, or 24%, from Cdn $16.0 million for fiscal 1996 to Cdn $19.9 million in fiscal 1997. This increase was primarily the result of a higher industry demand for services and favorable weather conditions coupled with overall higher productivity by Solid State's seismic data acquisition crews.

     Solid State's United States net contract revenues for seismic data acquisition services increased Cdn $3.0 million, or 54%, from Cdn $5.6 million in fiscal 1996 to Cdn $8.6 million in fiscal 1997. The increase in net contract revenues was the result of the availability of equipment redeployed from multi-client data library acquisition activity and improved productivity by Solid State's seismic data acquisition crew.

     Net contract revenue for seismic data acquisition services from geographic areas located outside North America increased Cdn $11.8 million, or 207% from Cdn $5.7 million in fiscal 1996 to Cdn $17.5 million in fiscal 1997. One crew operated outside North America in fiscal 1996, while three crews operated outside North America (in South America and the Middle East) during fiscal 1997.

     Multi-client data library revenues decreased Cdn $10.9 million, or 73%, from Cdn $14.9 million in fiscal 1996 to Cdn $4.0 million in fiscal 1997. Revenues associated with a multi-client data acquisition project in southern Louisiana, which revenues were recorded in fiscal 1996, accounted for approximately Cdn $8.9 million of the decrease. The Canadian multi-client data library sales were Cdn $6.0 million in fiscal 1996 compared to Cdn $191,000 in fiscal 1997.

     Cost of Sales. Solid State's costs of sales increased Cdn $12.0 million, or 57%, from Cdn $21.3 million in fiscal 1996 to Cdn $33.3 million in fiscal 1997. The primary reason for the increase was the higher level of activity experienced by Solid State's seismic data acquisition crews in most geographic segments coupled with cost overruns associated with a Venezuelan crew resulting from adverse weather and work conditions and productivity shortfalls related to inexperienced local management. This Venezuelan contract was completed and the crew demobilized and returned to Solid State's core operations in Canada. At August 31, 1997, in accordance with Canadian generally accepted accounting principles, all anticipated losses for the Venezuelan contract were provided for.

     General and Administrative Expenses. Solid State's general and administrative expenses increased Cdn $968,000, or 32%, from Cdn $3.0 million in fiscal 1996 to Cdn $4.0 million in fiscal 1997. This increase is primarily attributed to the administrative expense of the Venezuelan activities discussed above and severance expense for certain senior managers in the course of Solid State's corporate restructuring process.

     Restructuring Costs and Other. Solid State's restructuring costs and other decreased Cdn $642,000, or 74%, from Cdn $873,000 in fiscal 1996 to Cdn $231,000 in fiscal 1997. The charges in 1996 represented legal fees, financial advisory fees, and certain bank charges related to various financial restructuring initiatives. In 1997, an additional restructuring expense of Cdn $231,000 was incurred, which represented fees paid to financial advisors charged with locating additional capital resources for Solid State.

     Depreciation and Amortization. Solid State's depreciation and amortization increased Cdn $3.1 million, or 53%, from Cdn $5.9 million in fiscal 1996 to Cdn $9.0 million in fiscal 1997. This is a direct result of more equipment deployed in seismic data acquisition operations.

     Interest. Solid State's short-term interest increased Cdn $1.0 million, or 109%, from Cdn $953,000 in fiscal 1996 to Cdn $2.0 million in fiscal 1997. This increase was primarily because of additional borrowings at high interest rates. Long-term interest increased Cdn $343,000, or 20% from Cdn $1.7 million in fiscal 1996 to Cdn $2.1 million in fiscal 1997, reflecting higher loan balances at slightly lower weighted interest rates.

  Year Ended August 31, 1996 Compared to the Year Ended August 31, 1995

     Net Contract Revenues. Solid State's consolidated net contract revenues from seismic data acquisition services decreased Cdn $1.6 million, or 5% from Cdn $28.9 million in fiscal 1995 to Cdn $27.3 million in fiscal 1996. Canadian and United States net contract revenues increased, but were more than offset by the overall decline in net contract revenues from locations outside North America.

     Net contract revenues from seismic data acquisition services in Canada remained unchanged at Cdn $16.0 million in fiscal 1996 and fiscal 1995.

     Net contract revenues for seismic data acquisition services in the United States increased Cdn $5.5 million, or 19,768%, from Cdn $28,000 in fiscal 1995 to Cdn $5.6 million in fiscal 1996. This increase was the result of Solid State entering the U.S. market for approximately the first half of fiscal 1996. This crew was re-deployed to Canada in mid-year fiscal 1996.

     Net contract revenue for seismic data acquisition services from geographic segments located outside North America decreased Cdn $7.1 million, or 56%, from Cdn $12.8 million in fiscal 1995 to Cdn $5.7 million in fiscal 1996. Three crews operated outside North America (two in South America and one in the Middle East) during fiscal 1995, while only one crew operated outside North America in fiscal 1996.

     Multi-client data library revenues increased Cdn $14.1 million, or 1,826%, from Cdn $773,000 in fiscal 1995 to Cdn $14.9 million in fiscal 1996. Revenues associated with a multi-client data acquisition project in southern Louisiana, which revenues were recorded in fiscal 1996, accounted for approximately Cdn $8.9 million of the increase. The Canadian multi-client data library sales increased from Cdn $773,000 in fiscal 1995 to Cdn $6.0 million in fiscal 1996.

     Cost of Sales. Solid State's costs of sales increased Cdn $866,000, or 4%, from Cdn $20.4 million in fiscal 1995 to Cdn $21.2 million in fiscal 1996. Higher costs for leased recording equipment in Canada of approximately Cdn $1.1 million was the primary reason for the increase.

     General and Administrative Expenses. Solid State's general and administrative expenses increased Cdn $724,000, or 32%, from Cdn $2.3 million in fiscal 1995 to Cdn $3.0 million in fiscal 1996. The primary reason for the increase was that Solid State opened a new office in the United States and the expenses reflect a full year's cost component.

     Restructuring Costs and Other. Solid State's restructuring costs and other increased Cdn $873,000, as Solid State incurred charges in 1996 for legal fees, financial advisory fees, and certain bank charges related to various financial restructuring initiatives. There were no corresponding costs in fiscal 1995.

     Depreciation and Amortization. Solid State's depreciation and amortization expense decreased Cdn $112,000, or 2%, from Cdn $6.0 million in fiscal 1995 to Cdn $5.9 million in fiscal 1996.

     Interest. Solid State's short-term interest increased Cdn $844,000, or 774%, from Cdn $109,000 in fiscal 1995 to Cdn $1.0 million in fiscal 1996. Solid State utilized its credit facility with a local banking institution for the majority of 1996. Long-term debt interest increased Cdn $648,000, or 61%, from Cdn $1.1 million in fiscal 1995 to Cdn $1.7 million in fiscal 1996. This is a result of a net increase in long-term debt and higher interest rates.

CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES

     The discussion under "-- Results of Operations of Solid State" has been prepared in conjunction with the consolidated financial statements, included elsewhere in this Prospectus, that have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). In certain aspects GAAP as applied in the United States differs from Canadian GAAP.

     Balance Sheet. Under Canadian GAAP, foreign exchange gains and losses resulting from long-term monetary items of the reporting company are deferred and amortized over the lives of those monetary items.

Under U.S. GAAP these gains and losses would be expenses in the period. At August 31, 1996 and 1997, the deferred exchange loss on the balance sheet under U.S. GAAP would be zero.

     Under U.S. GAAP the multi-client data, current portion, would be reclassed to multi-client data, less current portion. The amounts that would be reclassed at August 31, 1996 and 1997, are Cdn $6.0 million and Cdn $2.5 million respectively.

     Under U.S. GAAP debt covenants, violations must be waived for a full year to classify the debt as long-term. None of the debt instruments had these waivers. At August 31, 1997 Cdn $18.7 million currently classified as long-term would be reclassed as current.

     Consolidated Statements of Operations. For U.S. reporting, net amounts billed to customers for reimbursable costs would have reduced revenues from those reported in the financial statements and resulted in changed costs of sales with no change in gross margins. The amount of revenue associated with the reimbursable costs was Cdn $7.3 million, Cdn $12.7 million and Cdn $13.2 million for the fiscal years ended August 31, 1995, 1996 and 1997, respectively.

     Under U.S. GAAP, foreign exchange gains and losses resulting from long-term monetary items of the reporting company are expensed in the period. Under Canadian GAAP these gains and losses are deferred and amortized over the lives of those monetary items. For the year ended August 31, 1995, Solid State had gains totaling Cdn $121,000. For the fiscal years ended August 31, 1996 and 1997, Solid State had losses totaling Cdn $100,000 and Cdn $208,000, respectively.

     Additionally in the fiscal year ended August 31, 1997 for U.S. GAAP reporting, proceeds from the conversion feature of the convertible debenture that was issued in 1996 would have been considered part of shareholders' equity instead of being reported as part of the debt amount. This significant amount was determined by the difference between the conversion price for the shares and the trading price of the shares at the date of the grant. When the debt was retired in fiscal 1997, this difference was an additional loss on the extinguishment of debt in the fiscal year ended August 31, 1997 in the amount of Cdn $564,000.

SEASONALITY

     GGI's land and transition zone seismic data acquisition activities were traditionally seasonal in nature, with decreased revenues experienced during the first quarter of each year due to the effects of weather conditions in the United States and delays by customers in committing their annual geophysical expenditure budgets to specific projects. The Company believes that the Acquisition will help mitigate this traditional seasonality due to Solid State's Canadian operations, which generally experience a peak during the first quarter of the year, primarily due to favorable ground conditions in Canada.

IMPACT OF SOLID STATE ACQUISITION

     The Company believes that the Acquisition will increase management and operating depth, mitigate the effects of seasonality and create operating efficiencies by consolidating operations, increasing overall crew utilization and reducing capital expenditures. Solid State, however, has incurred operating losses in two of its most recent three fiscal years and has experienced significant net losses in each of its most recent three fiscal years after accounting for costs and charges for interest, income taxes and asset writedowns. Aggregate net losses during this three-year period totaled Cdn $21.6 million on aggregate contract revenues of Cdn $171.9 million. See the consolidated financial statements of Solid State and notes thereto, included elsewhere in this Prospectus.

     The losses experienced by Solid State were primarily the result of specific, identifiable events. The most significant loss incurred by Solid State during this three-year period related to a 1996 multi-client data project in southern Louisiana. On this project, Solid State incurred a loss of approximately Cdn $8.6 million. This loss primarily resulted from materially underestimated costs associated with working in swamp, marsh and river environments where Solid State had very limited operating experience. The collection of such multi-client data was completed in 1997, and such data was written down to its then estimated net realizable value in connection with Solid State's audit for fiscal 1996. At September 30, 1997, on a pro forma basis, the carrying value of such multi-client data was approximately $11.3 million. Based on licensing revenues actually realized and on future licensing prospects identified for such data through December 31, 1997, management of the Company determined that there had been a permanent impairment in the net realizable value of such data. As a result, management of the Company reduced the carrying value of its multi-client data as of December 31, 1997 by $5.9 million.

     In fiscal 1997, Solid State incurred losses of approximately Cdn $5.5 million primarily related to a turnkey project for an oil company in Venezuela. A combination of limited operating experience in the jungle environment, combined with a lack of sufficient organizational infrastructure, resulted in poor productivity and substantially increased costs. This project was completed in November 1997 and the equipment and permanent personnel relocated to Solid State's core Canadian operations. The losses associated with the Venezuelan project were recognized in Solid State's fiscal 1997 results.

     Management of the Company believes that the operating difficulties outside of Canada that have impacted Solid State's financial results in the past three years have been satisfactorily addressed and are less likely to reoccur in future periods. However, because of conditions that may impair Solid State's ability to continue as a going concern, Price Waterhouse, chartered accountants for Solid State, has supplemented its opinion on Solid State's fiscal 1997 financial statements. There can be no assurance that the operations of Solid State that are being purchased in the Acquisition will not incur significant operating losses in future periods.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's internal sources of liquidity are its cash balances ($23.5 million at March 15, 1998) and cash flow from operations. External sources include the unutilized portion of the Credit Facility ($5.0 million at March 15, 1998), equipment financing and trade credit. The Credit Facility contains a $5 million revolving credit facility, which currently provides for borrowings at an interest rate per annum of the prime rate plus 2%, secured by liens on substantially all of the assets of the Company and certain of its subsidiaries. The Company anticipates that it will seek to replace the Credit Facility with a new credit facility, which will provide the Company with greater borrowing capacity. In addition to its borrowing under the Credit Facility, the Company periodically enters into equipment financing agreements with sellers of seismic data acquisition equipment to pay all or a portion of the purchase price of such equipment and regularly utilizes normal trade credit in connection with certain of its purchases of goods and services to support its ongoing field crew activities.

     On February 18, 1998, Grant issued $100 million aggregate principal amount of Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act. The Original Notes are, and the Exchange Notes will be, governed by the Indenture. The Notes bear interest at 9 3/4% per annum and were sold at a discount to yield 9 7/8% per annum. The net proceeds from the sale of the Original Notes were used to retire substantially all of Grant's then outstanding indebtedness, purchase certain leased equipment and provide for working capital.

     At March 15, 1998, on a pro forma basis after giving effect to the issuance of the Original Notes and the application of the net proceeds therefrom, the Company's total indebtedness would have been approximately $108.1 million (including approximately $300,000 under letters of credit). The Company's total indebtedness is comprised of $99.2 million aggregate principal amount of the Notes and $8.9 million of combined loans and capitalized leases incurred for the purpose of financing capital expenditures.

     The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional indebtedness (including capital leases), incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, issue preferred stock, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company or any of its Restricted Subsidiaries. In addition, the Credit Facility limits the Company from taking, without the consent of the lender, certain actions, including creating indebtedness in excess of specified amounts and declaring and paying dividends.

     The Company's principal uses of liquidity will be to provide working capital, finance capital expenditures, make principal and interest payments required by the terms of its indebtedness and fund expenses associated with the implementation of its business strategy. Because of the traditionally longer period required to collect receivables and the high costs associated with equipping and operating crews outside of the United States and

Canada, the Company requires significant levels of working capital to fund its international operations. On a pro forma basis, these operations accounted for 53.3% of total revenues for the twelve months ended December 31, 1997.

     Combined capital expenditures for the twelve months ended December 31, 1997 were $27.1 million. Capital expenditures are used primarily by the Company to purchase seismic data acquisition equipment. The Company committed approximately $12 million of capital expenditures during the fourth quarter of 1997 and has budgeted approximately $21 million of capital expenditures in 1998 to upgrade and expand its seismic data acquisition equipment. For 1998, the Company has also budgeted approximately $16 million of expenditures, before customer commitments, for multi-client data acquisition activities. During the three months ended December 31, 1997, capital expenditure commitments made by Grant were financed primarily through the issuance of short-term promissory notes to the sellers of equipment.

     The Company will require substantial cash flow to continue operations on a satisfactory basis, complete its capital expenditure program, fully implement its business strategy and meet its principal and interest obligations with respect to the Notes and its other indebtedness. The Company anticipates that available cash, cash flow generated from operations and borrowings under the Credit Facility will provide sufficient liquidity to fund these requirements for the foreseeable future. However, the Company's ability to meet its debt service and other obligations depends on its future performance, which in turn is subject to general economic conditions and other factors beyond the Company's control. If the Company is unable to generate sufficient cash flow from operations or otherwise to comply with the terms of the Indenture, the Credit Facility or its other debt instruments, it may be required to refinance all or a portion of its existing debt or obtain additional financing. There can be no assurance that such refinancing or additional financing will be available on terms acceptable to the Company.

FOREIGN EXCHANGE GAINS AND LOSSES

     The Company conducts a substantial portion of its business in currencies other than the U.S. dollar or Canadian dollar, particularly various Latin American currencies, and its operations are subject to fluctuations in foreign currency exchange rates. Accordingly, certain of the Company's international contracts could be significantly affected by fluctuations in exchange rates, particularly in Brazil and Columbia. The Company's international contracts require payment in U.S. dollars, Canadian dollars, various local currencies or a combination thereof. Payments in local currencies typically are indexed to inflationary tables and generally are used for local expenses. The Company attempts to structure the majority of its international contracts to be billed and paid at a certain U.S. dollar conversion rate. Additionally, the Company's foreign subsidiaries periodically enter into local currency debt to pay expenses incurred locally. The Company presently does not use any derivatives or forward foreign currency exchange rate hedging arrangements, but may elect to do so in the future.

     GGI's operating results were negatively impacted by foreign exchange losses of approximately $98,000 during the nine months ended September 30, 1997, and $251,000 during 1996. The Company's operating results were negatively impacted by foreign exchange losses of approximately $289,000 during the three months ended December 31, 1997. Foreign exchange gains positively impacted operating results in 1995 by approximately $102,000.

EFFECT OF INFLATION

     Current economic conditions indicate that the costs of exploration and production for oil and gas are increasing. The oil and gas industry historically has experienced periods of rapid cost increases within short periods of time as demand for drilling rigs, drilling pipe and other materials and supplies increases. The oil and gas industry is currently experiencing such increases in demand, which have historically led to rapid increases in costs. Increases in exploration and production costs could lead to a decrease in such activities by oil and gas companies, which would have an adverse effect on the demand for the Company's services.

YEAR 2000 COMPLIANCE

     The Company does not expect that the cost of converting its computer systems to year 2000 compliance will be material to its financial condition. The Company believes that it will be able to achieve year 2000 compliance by the end of 1999, and it does not currently anticipate any disruption in its operations as the result of any failure by the Company to be in compliance. The Company does not currently have any information concerning the year 2000 compliance status of its customers and vendors.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components. The components of comprehensive income refer to revenues, expenses, gains and losses that are excluded from net income under current accounting standards, including foreign currency translation items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. SFAS 130 requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement displayed in equal prominence with other financial statements; the total or other comprehensive income for a period is required to be transferred to a component of equity that is separately displayed in a statement of financial position at the end of an accounting period. SFAS 130 is effective for both interim and annual periods beginning after December 15, 1997. The Company plans to adopt SFAS 130 in the first quarter of 1998.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way public enterprises are to report information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 is effective for periods beginning after December 15, 1997. The Company plans to adopt SFAS 131 in the first quarter of 1998.

                                    BUSINESS

OVERVIEW

     The Company is a leading provider of seismic data acquisition services in land and transition zone environments in selected markets, including the United States, Canada, Latin America and the Far East. In September 1997, Grant purchased substantially all of the assets and certain of the liabilities of GGI, and in December 1997, completed the acquisition of Solid State, a leading provider of land seismic data acquisition services in Canada. Through its predecessors, including GGI and Solid State, the Company has participated in the seismic data acquisition services business in the United States and Latin America since the 1940s, the Far East since the 1960s and Canada since the 1970s. The Company has conducted operations in each of these markets, as well as in the Middle East and Africa, in the past three years. The Company's seismic data acquisition services typically are provided on an exclusive contract basis to domestic and international oil and gas companies and seismic data marketing companies. The Company also owns interests in certain multi-client seismic data covering selected areas in the United States and Canada that is marketed broadly on a non-exclusive basis to oil and gas companies.

     According to industry sources, as of March 15, 1998, the Company is the third largest land seismic data acquisition company in the western hemisphere, based on the number of seismic data acquisition crews in operation. As of March 15, 1998, the Company was operating or mobilizing 22 seismic data acquisition crews, consisting of 18 land and four transition zone crews, utilizing approximately 30,000 seismic recording channels, which use sophisticated equipment to perform specialized 3D and 2D seismic surveys. All of the Company's seismic data acquisition crews are capable of performing surveys in land environments, and four are equipped to perform surveys in transition zone environments. Transition zone environments include swamps, marshes and shallow water areas that require specialized equipment and must be surveyed with minimal disruption to the natural environment. Three transition zone crews employ remote digital seismic data recording systems, which are used primarily to perform surveys in certain logistically challenging areas, such as highly populated regions where cable-based recording systems are impractical. The Company has over 20 years of experience operating in transition zone environments.

     The Company believes that the combined operations of Grant and Solid State will expand its market presence and enhance the Company's ability to compete more effectively for projects in its selected markets. The Company also believes that the Acquisition will increase management and operating depth, mitigate the effects of seasonality and create operating efficiencies by consolidating operations, increasing overall crew utilization and reducing capital expenditures. As of the date of the Acquisition, Solid State was operating a total of nine land crews consisting of six crews in Canada, one crew in the United States and two in Bolivia.

     As of March 15, 1998, the Company was operating or mobilizing a total of six crews in the United States, consisting of four land and two transition zone crews, six land crews in Latin America, six land crews in Canada and four crews in the Far East, consisting of two land and two transition zone crews. For the twelve months ended December 31, 1997, on a pro forma basis, the Company's total revenues were $173.9 million, with approximately 40.2% from Latin America, 35.4% from the United States, 11.3% from Canada, 5.3% from Africa and 7.8% from the Far East. As of December 31, 1997, the Company estimates that its total backlog was approximately $144.4 million, with approximately 92% of such amount expected to be completed in 1998.

BUSINESS STRATEGY

     The Company's objectives are to strengthen its position as an established provider of land and transition zone seismic data acquisition and related services, increase revenue and revenue predictability, and improve cash flow and profitability. To achieve these objectives, the Company is pursuing the following business strategies:

     Expand and Upgrade Seismic Services in Selected Growth Markets. The Company plans to expand and upgrade its seismic data acquisition services in growing markets where it has significant operating experience, including the United States, particularly in the Gulf Coast, mid-continent and West Texas regions, Canada, Latin America and the Far East. The Company believes that its experience in these markets provides it with certain advantages over its competitors, including lower mobilization costs, well established customer relationships and familiarity with country specific socio-political dynamics. In 1998, one of the Company's primary expansion focuses will be on the Far East, where the Company perceives sustainable long-term growth opportunities.

     Improve Operating Efficiency and Reduce Operating Risk. The Company continually refines its operating procedures and acquires seismic data acquisition equipment aimed at increasing the efficiency of its seismic data acquisition crews. The Company also intends to increase efficiency by expanding crew level accountability, implementing additional procedures designed to control costs, improving revenue predictability, increasing contractual weather downtime protection and improving bidding practices. Management believes that the Acquisition is consistent with this strategy in that it will mitigate the effects of seasonality and create operating efficiencies by consolidating operations, increasing crew utilization and reducing capital expenditures. In addition, the Company has adopted policies to focus its operations primarily in regions where it has significant operating experience and will undertake certain higher-risk contracts only on a term or cost-plus basis. These policies are intended to reduce the financial risks associated with operations in certain geographic areas. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."

     Acquire Seismic Data Acquisition and Processing Businesses. The Company regularly evaluates potential acquisitions of seismic data acquisition and processing businesses to expand and strengthen its activities in its selected markets. The United States and Canadian markets are served by a large number of seismic data acquisition companies, and the Company believes that it can improve its competitive position through acquisitions. The Company believes that its utilization of the crews and equipment from such acquisitions would increase the Company's capacity and further enable the Company to deploy crews and equipment to international locations, which have historically yielded higher profit margins. In addition, the Company believes that the acquisition of a seismic data processing business would complement its existing services and thereby improve its competitive position with existing and potential customers. Management believes that entry into the seismic data processing business would be accomplished best through the acquisition of an established seismic data processing company.

     Expand Selected Multi-Client Data Acquisition Activities. The Company plans to increase its investment in non-exclusive multi-client data for licensing to multiple oil and gas companies. Increased demand by oil and gas companies for larger and higher cost 3D surveys has resulted in significant growth in the use of multi-client data in active oil and gas producing regions. This increased demand has expanded the market for such data and lowered the overall risk to seismic data acquisition companies that acquire, process and own such data. Recently, the Company entered into an agreement with a third party that specializes in creating and marketing multi-client surveys. The Company intends to conduct thorough marketing and cost analyses to determine the market demand and funding requirements and obtain significant customer commitments before initiating such projects, thereby reducing the overall investment risk associated with such projects. For 1998, the Company has budgeted approximately $16 million of expenditures, before customer commitments, for multi-client data acquisition projects. See "Risk Factors -- Investment in Multi-Client Data Library."

     Invest in Leading Technology. The Company believes that growth in demand for geophysical services will continue to be associated with new technologies. The Company intends to periodically upgrade its seismic data acquisition equipment to maintain technological capabilities comparable or superior to those of its competitors. In addition, the Company intends to expand its use of innovative seismic data acquisition techniques, including three-component 3D and time-lapse 3D, or 4D, seismic data acquisition services, which are experiencing growing market demand. For 1998, the Company has budgeted approximately $21 million of capital expenditures to upgrade and expand its seismic data acquisition equipment.

THE INDUSTRY

     Oil and gas companies regularly use seismic data acquisition services to image and identify underground geological structures likely to trap hydrocarbons, both to aid in the exploration for and development of new hydrocarbon reservoirs and to enhance production from existing reservoirs. Seismic data has been used in the exploration for oil and gas since the late 1920s, and the application of seismic technology frequently has led to significant discoveries of new oil and gas reservoirs. Seismology encompasses the generation and recording of reflected or refracted seismic energy that, when computer processed, produces 3D images or 2D cross sections of the earth's subsurface structures. The computer processed seismic data is used by geoscientists to identify geological characteristics favorable for the accumulation of oil and gas and to evaluate the potential for commercial production of oil and gas. More recently, seismic data has been used to monitor and optimize the production of existing oil and gas reservoirs. During the last fifty years, seismology has become the leading method used by oil and gas companies to identify and image underground geological structures favorable for hydrocarbon accumulation. Recent advances in seismic data acquisition techniques, coupled with improvements in computer technology, have resulted in an increased demand for seismic data acquisition services in both the exploration for and development of new reservoirs and the further development of existing reservoirs.

     Seismic data acquisition services companies acquire seismic data in land and transition zone environments by deploying thousands of seismic sensors, called geophones, over a portion of the area to be covered by the survey. An energy source, such as a small explosive charge or mechanical vibrating unit, is used to generate seismic energy that moves through the earth's subsurface and is reflected by various underlying rock layers to the surface, where it is detected by the geophones. For 2D seismic data acquisition, the typical configuration of geophones and energy sources is a single line with an energy source and small groups or strings of geophones placed at even intervals every few hundred feet along the line. A geophone string typically consists of six to twelve geophones connected by a cable. For 3D seismic data acquisition the typical configuration is generally a grid of perpendicular lines spaced a few hundred to a few thousand feet apart, with geophone strings spaced at intervals every few hundred feet along one set of parallel lines and energy sources spaced at intervals every few hundred feet along the perpendicular lines. Recording configurations must be carefully designed to provide optimal imaging of the targeted subsurface structures, while taking into account surface obstructions such as oil and gas wells and pipelines, or restricted areas where permits to enter cannot be obtained.

     As many as six geophone strings are connected to a field recording box, which collects the seismic data from those geophones. The electrical output of each geophone string becomes the electrical input for one recording channel, or "trace," of seismic data. Once the geophones and field recording boxes are deployed over a portion of the survey area, an energy source is activated, the reflected seismic energy is detected by the geophones, and the signals from the geophones are collected and digitized by the field recording boxes. These boxes in turn transmit the seismic data by cable, radio telemetry or through hand-held data collection units to a central recording system. The geophones and field recording boxes from one end of the single recording line in the case of 2D seismic data, or an area of multiple recording lines in the case of 3D seismic data, are then removed and relocated elsewhere in the survey area. The seismic energy source is again activated and the entire process is repeated, moving a few hundred feet at a time, until the entire survey area is covered.

     Historically, the acquisition of 2D seismic data was the principal seismic data acquisition technique. However, with the advancement and miniaturization of seismic data recording equipment and the improvement of computer technology in the past ten years, high-density surveys, or 3D seismic data, which provide a much more comprehensive subsurface image, have become the industry standard. Recent technical advances in seismic data acquisition and computer processing have also resulted in the acquisition of higher-resolution surveys using three-component geophones, known as 3C-3D, which permit the recording of shear wave information, in addition to conventional vertical profile seismic data. In addition, the industry is increasingly utilizing time-lapse 3D, or 4D, seismic data acquisition techniques, where surveys are periodically reacquired to monitor and optimize production of existing reservoirs.

     Technical advances in the seismic services industry have increased the probability of oil and gas exploration success and improved the delineation of subsurface geological structures, which have in turn lowered overall exploration and development costs and increased worldwide demand for seismic services. In addition, the industry is experiencing growing demand for non-exclusive multi-client seismic data due to the high cost and risk of drilling exploration wells and the relatively high cost of acquiring and processing 3D seismic data. Multi-client data allows numerous oil and gas companies to purchase the same seismic data, thereby expanding the overall market for such data while lowering the price charged each customer.

LAND AND TRANSITION ZONE SEISMIC DATA ACQUISITION

     A seismic data acquisition crew typically consists of a surveying crew that lays out the lines to be recorded and marks the sites for energy source or geophone placement and equipment location, an explosives or mechanical vibrating or compressed air unit crew, and a recording crew that lays out the geophones and field recording boxes, directs shooting operations and records the seismic energy reflected from subsurface structures. A land seismic data acquisition crew utilizing an explosives unit is supported by several drill crews, generally furnished by third parties under short-term contracts. Drill crews operate in advance of the seismic data acquisition crew and bore shallow holes for small explosive charges that, when detonated, produce the necessary seismic impulse. In locations where conditions dictate or where the use of explosives is precluded due to regulatory, topographical or ecological factors, a mechanical vibrating unit or compressed air unit is substituted for explosives as the seismic energy source. The Company also employs specialized crew mobilization equipment to improve productivity in certain applications, including helicopters for rugged terrain or in agricultural areas, small water craft for transition zone applications, and man-portable equipment in jungle and other environments where vehicular access is limited. Depending on the size of the seismic survey, the location and other logistical factors, a typical land seismic data acquisition crew operated by the Company may involve from as few as 30 to as many as 1,500 employees.

     One of the challenges inherent in land seismic data acquisition is operating in challenging logistical environments without disrupting the sensitive ecosystems in which surveys are frequently located. The Company currently operates three seismic crews that employ remote digital seismic equipment, which can be deployed without the use of conventional seismic cables, thereby allowing access to such environments. Remote digital seismic equipment, which uses radio signals to transmit data, is typically used in transition zone and other logistically challenging environments such as highly populated regions with numerous topographic obstructions and areas where conventional cable-based recording systems are impractical. The Company has over 20 years of experience operating in transition zone environments in the Gulf Coast region of the United States, the Far East and Africa.

     Once recorded by the seismic data acquisition crew, seismic data is computer processed to enhance the recorded signal by reducing noise and distortion and improving resolution to produce a representation of the survey site's subsurface structures. The Company presently does not perform seismic data processing services, although it plans to initiate such services in the future. See " -- Business Strategy -- Acquire Seismic Data Acquisition and Processing Businesses."

     The Company markets its seismic data acquisition services from its Houston and Calgary corporate offices and its regional and international administrative centers by personnel whose duties include technical, supervisory or executive responsibilities. The Company works closely with its clients to plan seismic data acquisition projects in accordance with their specifications. Contracts are executed with oil and gas companies on either a turnkey, term or cost-plus basis. Turnkey contracts provide for payments from customers based upon the amount of data collected. Term contracts provide that the customer is responsible for a periodic fee during the term of the project. Cost-plus basis contracts provide that the costs of a project plus a percentage fee are borne by the customer, which significantly reduces the Company's risk of a cost overrun. In addition, the Company's contracts typically specify the amount of weather and other downtime risk that will be borne by the Company.

     Contracts are usually awarded on a competitive bid basis. Contracts for seismic data acquisition services outside the United States are typically denominated in U.S. dollars, Canadian dollars or other currencies that the Company believes to be stable. The Company's operations in certain areas outside the United States and Canada may, however, require the Company to denominate contracts in the local currency or partially in U.S. dollars and partially in the currency of the country of operation. In such contracts, the local currency is usually used to pay local crew-related expenses. See "Risk Factors -- Risks Inherent in International Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Foreign Exchange Gains and Losses."

MARKETS

     The Company is presently active in the United States, Canada, Latin America and the Far East and has conducted activities in the Middle East and West Africa within the last three years. The following table sets forth the Company's revenues by geographic area, on a pro forma basis, for the periods shown:

                                                   YEAR ENDED DECEMBER 31,
                                               --------------------------------
                                                 1995        1996        1997
                                               --------    --------    --------
United States................................  $ 51,079    $ 53,485    $ 61,630
Canada.......................................    16,796      15,824      19,591
Latin America................................    32,623      60,688      69,877
Far East.....................................     3,621       5,412      13,482
Africa and Middle East.......................    19,346       2,746       9,285
                                               --------    --------    --------
                                               $123,465    $138,155    $173,865
                                               ========    ========    ========

---------------

    Solid State's fiscal year end is August 31. For pro forma purposes, revenues for Solid State have been adjusted to reflect the periods December 1 through November 30 for each of the years ended 1995 and 1996 and to reflect the period December 1, 1996 through August 31, 1997 to combine with GGI's years ended 1995 and 1996 and the nine months ended September 30, 1997 and the Company's three months ended December 31, 1997. The revenues for the three months ended December 31, 1997 includes the combined operations of Solid State and Grant. See Note 1 to the consolidated financial statements of the Company. See Note 5 to the consolidated financial statements of the Company and GGI and Note 11 to the consolidated financial statements of Solid State for additional geographic information.

BACKLOG

     The Company's backlog for seismic data acquisition services represents the revenues anticipated to be received by the Company in connection with commitments for contracted services received from its customers. As of December 31, 1997, the Company estimates that its total backlog was approximately $144.4 million, with approximately 92% of such amount expected to be completed in 1998, as compared to a total backlog of approximately $100 million as of December 31, 1996. Most of the Company's contracts are terminable by the customer upon relatively short notice and, in some cases, without penalty. The Company's backlog as of any particular date is not indicative of the likely operating results for any succeeding period, and there can be no assurance that the amount of backlog will ultimately be realized as revenue.

CAPITAL EXPENDITURES AND TECHNOLOGY

     The Company's ability to compete and maintain a significant market position in the land seismic data acquisition business is partially driven by its ability to provide technology comparable to that of its primary competitors. Accordingly, the Company continually maintains and periodically upgrades its seismic data acquisition equipment to maintain its competitive position. The Company committed approximately $12 million of capital expenditures during the fourth quarter of 1997 and has budgeted approximately $21 million for this purpose in 1998. Capital expenditures in 1998 will be used principally to upgrade and expand its seismic data acquisition equipment. In addition, the Company has budgeted approximately $16 million of expenditures, before customer commitments, for multi-client data acquisition projects in 1998.

     In connection with its capital expenditure program, the Company focuses its efforts on developing operating procedures and acquiring equipment that will enhance the efficiency of its seismic data acquisition crews and reduce the time required to complete projects. The Company's strategy does not contemplate the development of proprietary seismic data acquisition equipment, but instead relies on the use of third-party equipment suppliers to provide such equipment, although certain equipment will be customized to the Company's specifications to enhance operating efficiency. Certain of the equipment, processes and techniques used by the Company are subject to the patent rights of others, and the Company holds non-exclusive licenses with respect to a number of such patents. While the Company regards as beneficial its access to third-party technology through licensing, the Company believes that substantially all presently licensed technology could be replaced without significant disruption to the business.

LICENSING OF MULTI-CLIENT DATA

     The Company presently owns a small library of multi-client seismic data that is licensed to oil and gas companies on a non-exclusive basis and has an interest in certain multi-client data that is owned by third-parties. This data was previously acquired by GGI and Solid State in three principal areas: southern Louisiana, New Mexico and western Canada. At December 31, 1997, the carrying value of multi-client data acquired by Solid State was approximately $5.7 million.

     In October 1997, Grant entered into an agreement with Millennium Seismic, Inc. ("Millennium") to develop, market and regularly conduct non-exclusive seismic surveys. Millennium's management has significant experience in the planning, development and sale of multi-client surveys in the United States. Under the agreement with Millennium, all surveys developed and acquired will be owned by the Company, and Millennium will receive payments based on the revenues obtained through licensing the acquired data. The Company plans to expand its acquisition of multi-client seismic data by conducting additional surveys that are partially or wholly funded by multiple customers. For 1998, the Company has budgeted approximately $16 million of expenditures, before customer commitments, for multi-client data acquisition activities.

     Factors considered by the Company when determining whether to undertake a multi-client survey include the availability of customer commitments to offset a percentage of the survey cost, the number of potential customers for the completed data, the location to be surveyed, the probability and timing of future lease, concession, exploration and development activity in the area, and the availability, quality and price of competing data. Although the Company anticipates obtaining commitments for a substantial majority of the cost of any future multi-client data survey and conducts thorough market and cost analyses to determine the market demand and necessary funding prior to undertaking a project, the Company still may not be able to fully recoup its costs if it substantially underestimates the cost or overestimates market demand for such multi-client project. See "Risk Factors -- Investment in Multi-Client Data Library."

CUSTOMERS AND PROJECTS

     The Company's customers consist of domestic and international oil and gas companies and seismic data marketing companies. As is the case for many service companies in the oil and gas industry, a relatively small number of customers or a limited number of significant projects may account for a large percentage of the Company's net sales in any given year. Moreover, such customers and projects may, and often do, vary from year to year. During 1996 and the first nine months of 1997, GGI's five largest customers accounted for approximately 42.3% and 53.0%, respectively, of GGI's net sales. GGI, during 1996, had revenues from a U.S. based international oil company of approximately $14.8 million (14%). In the first nine months of 1997, GGI had revenues from a foreign national oil company of approximately $14.0 million (15%) and also from a U.S. based exploration company of approximately $9.9 million (11%). During 1997, on a pro forma basis, the five largest customers of the Company accounted for approximately 31.9% of the Company's net sales. During 1997, on a pro forma basis, no customer accounted for 10% or more of the Company's combined revenues. Although GGI and Solid State have had long-term relationships with numerous customers, the continuation of these relationships is primarily dependent on the customers' needs for the Company's services and the customers' ongoing satisfaction with the price, quality, dependability and availability of the Company's services. See "Risk Factors -- Reliance on Significant Customers and Projects."

COMPETITION

     The acquisition of seismic data for the oil and gas industry is highly competitive worldwide. However, as a result of changing technology and increased capital requirements, the seismic industry has consolidated substantially since the late 1980s, thereby reducing the number of competitors. The Company's principal competitors in North America are Western Atlas, Inc. ("Western Atlas"), Veritas DGC, Inc., Geco-Prakla Inc., a subsidiary of Schlumberger Limited, and several regional competitors. In Latin America and the Far East, the Company competes with Western Atlas, Compagnie General de Geophysique, Geco-Prakla, and several other local competitors. Competition is based primarily on price, crew availability, prior performance, technology, safety, quality, dependability and the contractor's expertise in the particular area where the survey is to be conducted. See "Risk Factors -- Competition for Seismic Business."

EMPLOYEES

     As of December 31, 1997 the Company employed approximately 750 full-time personnel worldwide and approximately 2,600 auxiliary field personnel on temporary contracts. None of the Company's employees is subject to collective bargaining agreements. The Company considers its relations with its employees to be good.

PROPERTIES

     The Company owns a 30,000 square foot building and storage yard in Houston, Texas which serves as its corporate headquarters, warehouse and staging facility. The Company also owns its office, staging and repair facility located on a two acre tract in New Iberia, Louisiana. In Calgary, Alberta, Canada, the Company owns an 18,000 square foot building and storage yard that serves as the Company's Canadian headquarters. In addition, the Company leases office, warehouse and storage space in areas throughout the world as may be required from time to time to support the Company's operations.

ENVIRONMENTAL MATTERS/GOVERNMENTAL REGULATION

     The Company's domestic operations are subject to a variety of federal, state and local laws and regulations relating to the protection of human health and the environment, the violation of which may result in civil or criminal penalties. The Company invests financial and managerial resources to comply with such laws and regulations and management believes that it is in compliance in all material respects with applicable environmental laws and regulations. Although such environmental expenditures by the Company historically have not been significant, there can be no assurance that these laws and regulations will not change in the future or that the Company will not incur significant costs in the future performance of its operations. The Company is not involved in any legal proceedings concerning environmental matters and is not aware of any claims or potential liability concerning environmental matters that could have a material adverse impact on the Company's business or consolidated financial condition.

     The Company's operations outside of the United States are subject to similar environmental regulation in a number of foreign locations, including Canada, Latin America, and the Far East. Management believes that the Company is in material compliance with the existing environmental requirements of these foreign governmental bodies. The Company has not incurred any significant environmental cost in connection with the performance of its foreign operations; however, any regulatory changes that impose additional environmental restrictions or requirements on the Company or its customers could adversely affect the Company through increased operating costs and decreased demand for the Company's services.

LEGAL PROCEEDINGS

     On December 11, 1997, certain holders of interests under the Plan, acting through an "ad hoc" committee (the "Plaintiffs") commenced a lawsuit in the Bankruptcy Court against Grant, GGI, Elliott, Westgate and SSGI. The lawsuit alleges that (i) GGI and Elliott breached their obligations under the Plan by seeking to complete the Acquisition prior to commencing the Subscription Offering, (ii) the Acquisition and certain related transactions are unfair to the Plaintiffs because they dilute the value of the Common Stock to be issued to them under the Subscription Offering and impair the Company's equity value and
(iii) the Acquisition and certain related transactions could and should have been, but were not, adequately disclosed in the disclosure statement filed with the Bankruptcy Court regarding the Plan. The Plaintiffs have requested (i) compensatory and punitive damages in an unstated amount and (ii) revocation of the Plan.

     In addition, the Plaintiffs sought to enjoin completion of the Acquisition and certain related transactions pending a trial on the merits. This request for injunctive relief was denied by the Bankruptcy Court on December 16, 1997, and was denied on appeal by the United States District Court for the District of Delaware on December 19, 1997. Currently, discovery for the lawsuit is ongoing; however, no trial date has been set. The Company believes that all claims by the Plaintiffs are without merit and plans to vigorously defend the lawsuit. In addition, Elliott has agreed to indemnify the Company against any liability that the Company may incur by reason of any adverse final judgment in the lawsuit. Nevertheless, if not resolved in the Company's favor, this lawsuit, and the potential for other lawsuits related to the Plan, could have an adverse effect on the Company's business, reputation, operating results and financial condition.

     The Company is also involved in or threatened with other various legal proceedings from time to time arising in the ordinary course of business. Management of the Company does not believe that any liabilities resulting from any such current proceedings will have a material adverse effect on its consolidated operations or financial position.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The name, age and current principal position of each director, executive officer and significant employee of the Company are as follows:

                NAME              AGE                              POSITION
                ----             ------                            --------
    Larry E. Lenig, Jr.            49     President, Chief Executive Officer and Director
    Michael P. Keirnan             46     Vice President and Chief Financial Officer, Treasurer and
                                            Secretary
    Barry K. Burt                  48     Vice President-International Operations
    D. Hugh Fraser                 50     Vice President-United States Operations
    Donald W. Wilson               50     Chairman of the Board
    W. Richard Anderson            44     Director
    James R. Brock                 38     Director
    J. Kelly Elliott               67     Director
    Jonathan D. Pollock            34     Director
    Donald G. Russell              66     Director

     Executive officers are elected by and serve at the discretion of the Board of Directors until their successors are duly elected and qualified. There are no family relationships between or among any directors or executive officers of the Company. See "Certain Relationships and Related Transactions -- Principal Stockholders" for a description of certain other relationships between or among directors and executive officers of the Company.

     LARRY E. LENIG, JR. has served as President, Chief Executive Officer and a director of the Company since September 30, 1997, and President and Chief Operating Officer of GGI from January 1997 until September 30, 1997. From 1993 through 1996, Mr. Lenig was engaged in private consulting to a variety of energy and energy services companies and financial institutions. Mr. Lenig served as President and Chief Operating Officer and a director of Digicon Inc., a seismic services company, from 1989 until 1993.

     MICHAEL P. KEIRNAN has served as Vice President and Chief Financial Officer of the Company since September 30, 1997, and was Vice President and Chief Financial Officer of GGI from February 1997 until September 30, 1997. From March 1996 until February 1997, Mr. Keirnan served as Manager of Treasury Operations of Gundle/SLT Environmental, Inc., a plastic lining manufacturing company. Mr. Keirnan also served as Controller and Treasurer of GGI from 1993 through March 1996 and held other senior financial management positions with GGI since 1988.

     BARRY K. BURT has served as Vice President-International Operations of the Company since September 30, 1997, and was Vice President-International Operations of GGI from December 1996 until September 30, 1997. From 1986 through December 1996, Mr. Burt held a variety of management positions with GGI in international operations.

     D. HUGH FRASER has served as Vice President-United States Operations of the Company since September 30, 1997, and was Vice President-United States Operations of GGI from January 1992 until September 30, 1997. From 1986 through January 1992, Mr. Fraser was an area manager of United States operations with GGI.

     DONALD W. WILSON has served as a director of the Company since January 1998 and as Chairman of the Board since April 1998. Mr. Wilson has served as President of Prime Natural Resources, Inc., an oil and gas exploration and production company, since January 1996. From January 1995 through December 1995, Mr. Wilson served as Executive Vice President - Worldwide Operations of J. Ray McDermott, S.A., a marine engineering and construction company. From December 1992 through December 1994, Mr. Wilson served as President of O.P.I. International, Inc., a subsidiary of Offshore Pipelines, Inc.

     W. RICHARD ANDERSON has served as a director of the Company since January 1998. Mr. Anderson previously served as a director of Solid State from December 1996 through December 1997. He has served as a managing partner of Hein + Associates LLP, a certified public accounting firm, since January 1995 and as a partner since 1989.

     JAMES R. BROCK has served as a director of the Company since January 1998. Mr. Brock has served as Executive Vice President and Chief Financial Officer of Prime Natural Resources, Inc., an oil and gas exploration and production company, since January 1995. From November 1990 through December 1995, Mr. Brock served as Treasurer, Corporate Controller and Chief Accounting Officer of Offshore Pipelines, Inc., a marine engineering and construction company.

     J. KELLY ELLIOTT has served as a director of the Company since September 30, 1997. Until that time, Mr. Elliott was Chairman of the Board of GGI beginning on November 20, 1996. He previously served as Chairman of the Board of GGI from June 1993 through November 1995. Mr. Elliott has served as Chairman, President, and Chief Executive Officer of Sigma Electronics, Inc., an electronics and manufacturing company, since 1991. Mr. Elliott is also a director of Tescorp, Inc., a cable-manufacturing company. Mr. Elliott has no affiliation with Elliott or Westgate.

     JONATHAN D. POLLOCK has served as a director of the Company since September 30, 1997 and served as Chairman of the Board from September 30, 1997 until April 1998. Mr. Pollock has served as a Portfolio Manager with Stonington Management Corporation, the management company of Elliott and Westgate since 1989. Mr. Pollock is also a director of Tatham Offshore, Inc., an oil and gas exploration services company, a director and Chairman of Prime Natural Resources, Inc., an oil and gas exploration and production company, a director and Chairman of Horizon Offshore, Inc., an oil and gas pipeline construction company, and a director and Chairman of Odyssea Marine, Inc.

     DONALD G. RUSSELL has served as a director of the Company since September 30, 1997 and a director of GGI from February 1997 until September 30, 1997 and from July 1993 through November 1995. Mr. Russell has served as Chairman of the Board and Chief Executive Officer of Sonat Exploration Company, an oil and gas exploration company, since 1988, and a director of Sonat, Inc., a diversified energy company, since 1994.

COMPENSATION OF DIRECTORS

     Each nonemployee director of the Company will be paid a monthly retainer of $1,000 and $500 for each board or committee meeting attended by such director. Under the Incentive Plan (as defined below), each nonemployee director of the Company may receive 3,000 restricted shares of Common Stock on the date that such director is first elected (after the adoption of the Incentive Plan) and again upon the date of each subsequent reelection to the Board of Directors. The initial grants of restricted shares of Common Stock under this provision of the Incentive Plan, an aggregate of 18,000 shares, were made by the Board of Directors on February 18, 1998. Nonemployee directors are also eligible to receive other awards under the Incentive Plan. See "-- 1997 Equity and Performance Incentive Plan."

     Donald W. Wilson has also entered into a consulting agreement, dated April 28, 1998 with the Company (the "Consulting Agreement") that provides for an annual consulting fee of $100,000 for as long as Mr. Wilson remains Chairman of the Board of the Company. The Consulting Agreement also requires the Company to grant an option to Mr. Wilson to purchase 50,000 shares of Common Stock under the Incentive Plan. This option was granted on April 28, 1998 and will vest annually in equal one-third increments beginning on December 31, 1998 and has an average exercise price of $6.07 per share.

COMPENSATION OF EXECUTIVE OFFICERS

     The Company was organized in September 1997 and did not conduct any operations or have any employees before the Effective Date. As a result, the Company does not have any executive officers with respect to whom disclosure of executive compensation is required under the Securities Act or the rules and regulations promulgated thereunder.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement (the "Employment Agreement") with Larry E. Lenig, Jr. The Employment Agreement has an initial term through December 31, 2000 and provides for an annual base salary of $180,000. The Employment Agreement also provides for an annual bonus based on the Company's performance. The Employment Agreement provides generally that, if Mr. Lenig is terminated for any reason other than for "cause" (as defined in the Employment Agreement), the Company must make base salary payments for the remainder of the Employment Agreement's term. Mr. Lenig has agreed pursuant to the Employment Agreement not to compete with the Company by engaging in any "competing business" (as defined in the Employment Agreement) for a period of 24 months following the term of the Employment Agreement.

1997 EQUITY AND PERFORMANCE INCENTIVE PLAN

     The 1997 Equity and Performance Incentive Plan (the "Incentive Plan) was adopted by the Board of Directors and approved by Grant's stockholders in December 1997 and amended to increase the total shares available under the Incentive Plan in February 1998. A total of 1,450,000 shares of Common Stock has been reserved for issuance under the Incentive Plan. The Incentive Plan provides for the grant to officers (including officers who are also directors), employees, consultants and nonemployee directors of the Company and its subsidiaries, of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), nonstatutory stock options, stock appreciation rights and restricted shares and deferred shares of Common Stock (collectively, the "Awards"). The Incentive Plan is not a qualified deferred compensation plan under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

     The Incentive Plan is required to be administered by the Board of Directors or by a committee of the Board of Directors consisting of at least two nonemployee directors. The Board of Directors or its designated committee will select the employees and nonemployee directors to whom Awards may be granted and the type of Award to be granted and determine, as applicable, the number of shares to be subject to each Award, the exercise price and the vesting. In making such determinations, the Board of Directors or its designated committee will take into account the employee's present and potential contributions to the success of the Company and other relevant factors. The Board of Directors granted options to purchase an aggregate of 1,259,600 shares of Common Stock to certain officers and other key employees of the Company on February 18, 1998. These options granted by the Board of Directors will vest annually in equal one-third increments beginning on December 31, 1998 and have an average exercise price of $6.07 per share.

401(k) PLAN

     The Company has assumed GGI's defined contribution retirement plan, which complies with Section 401(k) of the Code (the "401(k) Plan"). The 401(k) Plan was adopted by GGI in January of 1989 and assigned to the Company as of the Effective Date. Substantially all U.S. based employees of the Company and its subsidiaries with at least six months of continuous service are eligible to participate and may contribute from 1% to 15% of their annual compensation. Under the 401(k) Plan, the Company may provide matching contributions of a discretionary percentage, as determined by the Board of Directors, of an employee's contributions.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PRINCIPAL STOCKHOLDERS

     In connection with the consummation of the Plan, the Principal Stockholders satisfied certain claims of Foothill Capital Corporation against GGI (the "Foothill Claim") in the principal amount of approximately $12.7 million. In addition, Westgate purchased certain claims of Oyo Geospace Corporation against GGI (the "Oyo Claim") that were assumed by Grant, in the principal amount of approximately $6.9 million, and the Principal Stockholders purchased certain claims of Madeleine L.L.C. against GGI (the "Madeleine Claim"), in the principal amount of approximately $5.6 million. The Principal Stockholders' satisfaction of the Foothill Claim was credited against the cash obligation under the Cash Purchase Price. In exchange for the satisfaction of the Foothill Claim and the cancellation of the Oyo Claim, Grant issued 19,571.162 shares of Preferred Stock to the Principal Stockholders. The Preferred Stock provides for dividends payable in additional shares of Preferred Stock at a rate of 10.5% per annum, the right to designate two members of the Board of Directors, the right to vote on certain extraordinary matters presented for a stockholder vote and, upon certain events of default, the right to designate two additional members to the Board of Directors. On December 19, 1997, Grant exchanged 9,571.162 shares of Preferred Stock held by Elliott for the Subordinated Note. Elliott loaned $10.2 million to the Company on November 26, 1997, under a demand promissory note (the "Promissory Note"), with interest at a rate per annum equal to the prime rate plus 2%. On December 30, 1997, the Principal Stockholders and the Company paid the remainder of the Cash Purchase Price, approximately $34.8 million, which included the satisfaction of the Madeleine Claim and the cancellation of the Promissory Note, and the Company issued 9.5 million shares of Common Stock to the Principal Stockholders in accordance with the Plan. In addition, upon consummation of the Subscription Offering, Elliott is entitled to receive 237,500 shares of Common Stock pursuant to the Plan.

     Elliott is a Delaware limited partnership and Westgate is a Cayman Islands limited partnership, each of which invests and trades in a wide range of United States and non-United States equity and debt securities and other financial and investment interests, instruments and property. The general partners of Elliott are Paul E. Singer and Braxton Associates, L.P., which was formed by Mr. Singer in 1975. Elliott commenced operations in 1977, and its limited partners include pension plans, corporations, family groups, individuals and a substantial investment by Mr. Singer and his family. The general partner of Westgate is Hambledon, Inc., a corporation controlled by Braxton Associates, L.P. Elliott and Westgate are each managed by Stonington Management Corporation, a corporation controlled by Mr. Singer. Jonathan D. Pollock, a director of the Company, is also a Portfolio Manager with Stonington Management Corporation and a director of Prime Natural Resources, Inc. In addition, Donald W. Wilson, Chairman of the Board of the Company, and James R. Brock, a director of the Company, are officers of Prime Natural Resources, Inc., an affiliate of the Principal Stockholders. Elliott also granted to Mr. Wilson, on April 28, 1998, an option to purchase 100,000 shares of Common Stock from Elliott. This option vests annually in equal one-third increments beginning on December 31, 1998, and has an average exercise price of $6.07 per share. Mr. Wilson also entered into the Consulting Agreement with the Company on February 18, 1998. See
"Management -- Compensation of Directors."

     Pursuant to the Plan, the Principal Stockholders will offer 3,393,769 shares of Common Stock in connection with the Subscription Offering to certain holders of claims and other interests under the Plan. On December 24, 1997, the Company filed the Subscription Offering Registration Statement with the Commission to register such shares. The Company will not receive any proceeds from the Subscription Offering. The Principal Stockholders expect to commence the Subscription Offering as soon as practicable after the Subscription Offering Registration Statement becomes effective. In addition, Elliott has agreed to indemnify the Company against any liability that the Company may incur by reason of an adverse final judgment in the lawsuit brought by the Plaintiffs in the Bankruptcy Court. See "Business -- Legal Proceedings."

LOAN AND SECURITY AGREEMENT

     On October 1, 1997, Grant and Elliott entered into the Credit Facility under which the Company may borrow up to an aggregate principal amount of $5 million in revolving loans. The Company is required to pay interest on the outstanding principal balance of revolving loans at a rate per annum equal to the prime rate plus 2%. The term of the Credit Facility runs through March 31, 1999 at which time all obligations of the Company under the Credit Facility are due and payable. Elliott advanced $1.6 million of revolving loans pursuant to the Credit Facility and also advanced the Acquisition Financing under a $15.8 million term note pursuant to the Credit Facility. The Company used a portion of the proceeds from the offering of the Original Notes to repay the Acquisition Financing and other indebtedness under the Credit Facility. The revolving loans and any term notes under the Credit Facility are secured by liens on substantially all of the assets of the Company and its subsidiaries and a pledge by the Company of certain notes and all the outstanding shares of capital stock of its subsidiaries. Certain subsidiaries of the Company have executed a guaranty in favor of Elliott, each of which guarantees payment of all the Company's obligations owed to Elliott under the Credit Facility. Each such subsidiary has pledged its assets in favor of Elliott to secure its obligations under its respective guaranty.

PRINCIPAL STOCKHOLDERS REGISTRATION RIGHTS AGREEMENT

     On September 19, 1997, the Principal Stockholders and the Company entered into a registration rights agreement, as amended (the "Principal Stockholders Registration Rights Agreement"). Pursuant to the Principal Stockholders Registration Rights Agreement, stockholders holding at least 25% of the Registrable Securities (as defined below) have the right to require, or "demand," registration of such Registrable Securities. Such demand rights are subject to the condition that the Company would not be required to effect more than five demand registrations and no more than three demands within any twelve-month period. Such holders also have the right to participate, or "piggyback," in equity offerings, if the Company proposes to register any of its equity securities under the Securities Act for its own account or for the account of other stockholders, subject to reduction of the size of such offering on the advice of the underwriters. "Registrable Securities" is defined in the Principal Stockholders Registration Rights Agreement as all shares of capital stock issued to the Principal Stockholders in connection with the Plan or the Acquisition and any equity securities of the Company issued or distributed in respect thereof by way of any rights offering, stock dividend, stock split or other distribution, recapitalization or reclassification and any equity securities acquired upon exercise or conversion of any such securities. The Company is required to pay all expenses in connection with such demand and piggyback registrations and is required to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. The rights provided in the Principal Stockholders Registration Rights Agreement are transferable to transferees of Registrable Securities. The Company is registering the Common Stock offered by the Principal Stockholders in connection with the Subscription Offering pursuant to the Principal Stockholders Registration Rights Agreement.

SOLID STATE AND THE ACQUISITION

     Prior to the Tender Offer, the Principal Stockholders held an aggregate of 9,305,109 shares (representing approximately 62.5% of the fully diluted shares) of Solid State Stock. In connection with the Acquisition, the Principal Stockholders transferred their shares of Solid State Stock to Grant in exchange for 4,652,555 shares of Common Stock. Grant subsequently contributed the shares of Solid State Stock to SSGI prior to the completion of the Tender Offer. In connection with the Tender Offer, the Principal Stockholders advanced the Acquisition Financing to enable SSGI to consummate the Tender Offer. As a result of the Acquisition, Grant, through SSGI, assumed $36.4 million of debt of Solid State (the "Solid State Debt") of which $16.7 million was held by the Principal Stockholders, which included approximately $4.2 million loaned to Solid State and the U.S. Subsidiary by the Principal Stockholders and approximately $12.5 million loaned to the U.S. Subsidiary by Elliott under various promissory notes. The Company used a portion of the proceeds from the offering of the Original Notes to repay substantially all of this indebtedness.

     In April 1996, the Principal Stockholders acquired 266,100 shares of Solid State Stock at an approximate price of $1.80 per share. On April 23, 1996, the U.S. Subsidiary issued to the Principal Stockholders a $2 million 8% Convertible Debenture due April 30, 2001, convertible into 1,141,667 shares of Solid State Stock. In addition, the Principal Stockholders loaned the U.S. Subsidiary $3 million due December 31, 1996 pursuant to a secured loan agreement, with interest at 18% per annum. Such loans, and all other loans (described below) by the Principal Stockholders to the U.S. Subsidiary, were guaranteed by Solid State. As part of these transactions, the

Principal Stockholders received warrants to acquire 105,000 shares of Solid State Stock at an exercise price of Cdn $2.76 per share.

     On October 16, 1996, the Principal Stockholders subscribed for 3,044,444 shares of Solid State Stock at a price of Cdn $1.35 per share for aggregate proceeds of $3 million. In addition, pursuant to a secured loan agreement, the Principal Stockholders advanced $9 million to the U.S. Subsidiary. The loan was due October 31, 1999, and required Solid State to use its best efforts to complete a rights offering to raise at least $4 million to pay down the loan by January 31, 1997. Upon such repayment, the interest rate was to be reduced from 18% to 15%. The proceeds were used for working capital and to retire the April 23, 1996 loans. As part of the transaction, the Principal Stockholders received 125,000 warrants to acquire shares of Solid State Stock at an exercise price of Cdn $1.65 per share and the warrants issued as part of the April 23, 1996 transaction were canceled.

     On December 2, 1996, each of Richard Anderson, a nominee of Elliott serving on the board of directors of Solid State, and Michael Latina, an employee of Elliott and a director of Solid State, were awarded options to acquire 20,000 shares of Solid State Stock at an exercise price of Cdn $1.00 per share. In January 1997, Elliott granted to Mitchell Peters, the former President and Chief Executive Officer of Solid State, as an incentive, an option to acquire 546,285 shares of Solid State Stock owned by Elliott at an exercise price of Cdn $0.92 per share after payment to Elliott of Cdn $50,000 for the option, such option to be exercisable commencing February 1998. In addition, in connection with the Tender Offer, Elliott agreed to repurchase such option from Mr. Peters upon taking up any shares under the Tender Offer for an aggregate consideration of approximately Cdn $1.4 million, representing the difference in the Tender Offer price and exercise price multiplied by 546,285, less Cdn $50,000. In connection with the Acquisition, Grant assumed Elliott's obligation to repurchase such option.

     In January 1997, Elliott and Westgate subscribed for 4,459,565 and 1,410,000 shares, respectively, at Cdn $0.92 per share. Aggregate proceeds of $4 million were used to retire indebtedness to Westgate and to reimburse expenses of the Principal Stockholders.

     On October 31, 1997, the Principal Stockholders exercised their warrants to acquire 125,000 shares of Solid State Stock. The proceeds from the issuance of the warrants were applied by Solid State to reduce the consolidated indebtedness owed by Solid State to Elliott.

     As of December 31, 1997, Solid State and the U.S. Subsidiary had outstanding to the Principal Stockholders approximately $4.2 million in principal amount under a loan agreement, which matures on October 31, 1999, and the U.S. Subsidiary had outstanding to Elliott approximately $12.5 million in aggregate principal amount under various promissory notes, all of which bear interest at 15% per annum. The maturities of such promissory notes were extended to March 31, 1999, prior to the offering of the Original Notes. The Company used a portion of the proceeds from the offering of the Original Notes to repay substantially all of this indebtedness.

APPLICATION OF PROCEEDS FROM THE ISSUANCE OF THE ORIGINAL NOTES

     The net proceeds received by the Company from the issuance of the Original Notes were used in part to repay certain indebtedness of the Company held by Elliott, including the Subordinated Note in the principal amount of approximately $9.8 million, the Acquisition Financing in the principal amount of $15.8 million, and $1.6 million of revolving loans under the Credit Facility. The net proceeds from the issuance of the Original Notes were also used in part to repay certain indebtedness of the Company, which was incurred by Solid State, to the Principal Stockholders, totaling approximately $16.7 million in aggregate principal amount. In addition, the net proceeds of the issuance of the Original Notes were used in part to repay approximately $1.6 million of accrued interest owed to the Principal Stockholders.

OTHER

     The Company engages, in the ordinary course of business, in various transactions with its subsidiaries on a regular basis. These transactions include the transfer of personnel and equipment, advances, repayments, guarantees, and other similar transactions.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock and Preferred Stock as of the date of this Prospectus by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock or Preferred Stock,
(ii) each director and executive officer and (iii) all executive officers and directors as a group. Unless otherwise indicated, each person has sole voting power and investment power with respect to the shares attributed to them.

                                                            BENEFICIAL OWNERSHIP
                                    --------------------------------------------------------------------
                                                     COMMON STOCK                      PREFERRED STOCK
                                    ----------------------------------------------   -------------------
                                       PRIOR TO THE
                                       SUBSCRIPTION        AFTER THE SUBSCRIPTION
                                         OFFERING               OFFERING (4)
                                    -------------------   ------------------------
                                    NUMBER OF             NUMBER OF                  NUMBER OF
     NAME OF BENEFICIAL OWNER        SHARES     PERCENT   SHARES (5)   PERCENT (5)    SHARES     PERCENT
     ------------------------       ---------   -------   ----------   -----------   ---------   -------
Elliott Associates, L.P.(1).......  7,076,278      50%    5,498,143        38%            --        --%
Westgate International, L.P.(2)...  7,076,277      50     5,498,143        38         10,000       100
Larry E. Lenig, Jr................         --      --            --        --             --        --
Michael P. Keirnan................         --      --            --        --             --        --
Donald W. Wilson(3)...............      3,000       *         3,000         *             --        --
W. Richard Anderson(3)............      3,000       *         3,000         *             --        --
James R. Brock(3).................      3,000       *         3,000         *             --        --
J. Kelly Elliott(3)...............      3,000       *         3,000         *             --        --
Jonathan D. Pollock(3)............      3,000       *         3,000         *             --        --
Donald G. Russell(3)..............      3,000       *         3,000         *             --        --
All executive officers and
  directors as a group (9
  persons)(3).....................     18,000       *        18,000         *             --        --

---------------

 *  Less than one percent.

(1) Paul E. Singer and Braxton Associates L.P., which is controlled by Mr. Singer, are the general partners of Elliott. The business address of Elliott is 712 Fifth Avenue, 36th Floor, New York, New York 10019.

(2) Hambledon, Inc., which is controlled by Mr. Singer, is the sole general partner of Westgate. Martley International, Inc. ("Martley"), which is controlled by Mr. Singer, is the investment manager for Westgate. Martley expressly disclaims equitable ownership of and pecuniary interest in any shares of Common Stock. The business address of Westgate is Westgate International, L.P. c/o Midland Bank Trust Corporation (Cayman) Limited, P.O. Box 1109, Mary Street, Grand Cayman, Cayman Islands, British West Indies.

(3) Represents restricted shares of Common Stock granted under the Incentive
    Plan.

(4) Assumes all of the shares of Common Stock offered in the Subscription Offering are purchased.

(5) Including 237,500 shares of Common Stock, in aggregate, that the Principal Stockholders are entitled to receive upon consummation of the Subscription Offering pursuant to the Plan.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Original Notes were, and the Exchange Notes will be, issued under the Indenture among the Company, the Subsidiary Guarantors, and LaSalle National Bank, as trustee (the "Trustee"). The Indenture has been qualified under, and is subject to and governed by, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions of certain terms contained therein and those terms that are made a part of the Indenture by reference to the Trust Indenture Act. Copies of the Indenture are available from the Company upon request. Capitalized terms not otherwise defined below or elsewhere in this Prospectus have the meanings given to them in the Indenture. For purposes of this section, references to the "Company" shall mean Grant Geophysical, Inc. excluding its subsidiaries and references to the Notes include the Original Notes and the Exchange Notes unless the context otherwise requires. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions."

     The Indenture provided for the issuance of up to $100 million of Notes in connection with the issuance of the Original Notes and provides the flexibility of issuing additional Notes (in addition to the Exchange Notes) in the future. Any additional Notes (other than the Exchange Notes) issued under the Indenture will be identical in all respects other than purchase price and issuance date.

     The obligations of the Company under the Notes are guaranteed on a senior unsecured basis by the Subsidiary Guarantors. See "-- Subsidiary Guarantees of Notes."

     Any Original Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are senior unsecured obligations of the Company issued in an aggregate principal amount of $100 million. The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on, the Notes will be payable, and the Notes will be transferable, at the office or agency of the Trustee in the City of New York maintained for such purposes, which initially will be the corporate trust office or agency of the Trustee. In addition, in the event the Notes do not remain in book-entry form, interest may be paid, at the option of the Company, by check mailed to the registered holders of the Notes at their respective addresses as shown on the Note Register, subject to the right of any holder of Notes in the principal amount of $500,000 or more to request payment by wire transfer. No service charge will be made for any transfer, exchange or redemption of the Notes, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be payable in connection therewith.

     The Notes will mature on February 18, 2008. Interest on the Notes will accrue at the rate of 9 3/4% per annum and will be payable semiannually in cash in arrears on February 15 and August 15, of each year, in the case of the Exchange Notes, commencing August 15, 1998, to the Persons in whose name the Notes are registered in the Note Register at the close of business on the February 1 or August 1 next preceding such interest payment date. The interest rate on the Notes is subject to increase if the Company fails to satisfy certain provisions of the Registration Rights Agreement. See "Exchange Offer -- Purpose and Effect of the Exchange Offer." Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

REDEMPTION

     Optional Redemption. The Notes may be redeemed at the option of the Company, in whole or in part, at any time on or after February 15, 2003, upon not less than 30 or more than 60 days' notice, subject to certain conditions and at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of redemption), if redeemed during the 12-month period beginning on February 15 of the years indicated below:

                                                              REDEMPTION
                            YEAR                                PRICE
                            ----                              ----------
2003........................................................   104.875%
2004........................................................   103.250%
2005........................................................   101.625%
2006 and thereafter.........................................   100.000%

     In the event that less than all of the Notes are to be redeemed, the particular Notes (or any portion thereof that is an integral multiple of $1,000) to be redeemed shall be selected not less than 30 or more than 60 days prior to the date of redemption by the Trustee, from the outstanding Notes not previously called for redemption, pro rata, by lot or by any other method the Trustee shall deem fair and appropriate.

     Notwithstanding the foregoing, at any time on or prior to February 15, 2001, up to 35% of the aggregate principal amount of the Notes originally issued will be redeemable on one or more occasions, at the option of the Company, upon not less than 30 or more than 60 days' notice, from the Net Cash Proceeds of one or more Equity Offerings, at a redemption price equal to 109.750% of the aggregate principal amount of the Notes so redeemed, together with accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding immediately after such redemption and that such redemption occurs within 60 days following the closing of any such Equity Offering.

     Offers to Purchase. As described below, (a) upon the occurrence of a Change of Control and a corresponding Rating Decline, the Company will be obligated to make an offer to purchase all of the then outstanding Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase and (b) upon certain sales or other dispositions of assets, the Company may be obligated to make offers to purchase Notes with a portion of the Net Available Proceeds of such sales or other dispositions at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "-- Certain Covenants -- Change of Control" and "-- Limitation on Asset Sales."

RANKING

     The Notes are senior unsecured obligations of the Company and rank pari passu in right of payment with all senior Indebtedness of the Company, and senior in right of payment to all Subordinated Indebtedness of the Company. The Notes and the Subsidiary Guarantees, however, are effectively subordinated to secured Indebtedness of the Company and the Subsidiary Guarantors, respectively, with respect to the assets securing such Indebtedness, including any Indebtedness under the Credit Facility or any future credit facility, which is, or may be, secured by liens on substantially all of the assets of the Company and the Subsidiary Guarantors. At December 31, 1997, on a pro forma basis after giving effect to the issuance of the Original Notes and the application of the net proceeds therefrom, the Notes would have been effectively subordinated to $3.9 million of secured Indebtedness of the Company and the Subsidiary Guarantors. Subject to certain limitations, the Company and its Subsidiaries may incur additional Indebtedness in the future. See "-- Certain
Covenants -- Limitation on Indebtedness and Disqualified Capital Stock."

SUBSIDIARY GUARANTEES OF THE NOTES

     Each Subsidiary Guarantor has fully and unconditionally guaranteed, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of, premium, if any, and interest on the Notes pursuant to its Subsidiary Guarantee. The initial Subsidiary Guarantors are all of the Company's current Subsidiaries (other than an Exempt Foreign Subsidiary). In addition to the initial Subsidiary Guarantors, the Company will cause each Subsidiary of the Company (other than an Exempt Foreign Subsidiary) that becomes a Restricted Subsidiary after the date of the Indenture and (i) has assets, businesses, divisions, real property or equipment with a fair market value in excess of $1.5 million or (ii) incurs any Indebtedness (other than to the Company) to execute and deliver a supplement to the Indenture pursuant to which such Restricted Subsidiary will guarantee the payment of the Notes on the same terms and conditions as the Subsidiary Guarantees by the initial Subsidiary Guarantors. At its option, the Company may designate an Exempt Foreign Subsidiary as a Subsidiary Guarantor and, at the Company's request, the Trustee will release from its Subsidiary Guarantee and related obligations any Subsidiary Guarantor that the Company certifies is then an Exempt Foreign Subsidiary.

     The Subsidiary Guarantees are senior unsecured obligations of each respective Subsidiary Guarantor and rank pari passu in right of payment with all senior Indebtedness of such Subsidiary Guarantor, and senior in right of payment to all future Subordinated Indebtedness of such Subsidiary Guarantor. However, the Subsidiary Guarantees are effectively subordinated to secured Indebtedness of the Subsidiary Guarantors, with respect to the assets securing such Indebtedness. At December 31, 1997, on a pro forma basis after giving effect to the issuance of the Original Notes and the application of the net proceeds therefrom, the Subsidiary Guarantors had no Indebtedness outstanding, other than the guarantees under the Credit Facility or the Subsidiary Guarantees. See "Capitalization."

     The obligations of each Subsidiary Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

     Each Subsidiary Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its properties and assets to the Company or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the "Merger, Consolidation and Sale of Assets" covenant of the Indenture. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its properties and assets to a Person other than the Company or another Subsidiary Guarantor (whether or not Affiliated with the Subsidiary Guarantor), provided that (a) if the surviving Person is not the Subsidiary Guarantor, the surviving Person agrees to assume such Subsidiary Guarantor's Subsidiary Guarantee and all its obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such Subsidiary Guarantee) and (b) such transaction does not (i) violate any of the covenants described below under "-- Certain Covenants" or (ii) result in a Default or Event of Default immediately thereafter that is continuing.

     Upon the sale or other disposition (by merger or otherwise) of a Subsidiary Guarantor (or all or substantially all of its properties and assets) to a Person other than the Company or another Subsidiary Guarantor and pursuant to a transaction that is otherwise in compliance with the Indenture (including as described in the foregoing paragraph), such Subsidiary Guarantor shall be deemed released from its Subsidiary Guarantee and the related obligations set forth in the Indenture; provided, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, other Indebtedness of the Company or any other Restricted Subsidiary shall also terminate or be released upon such sale or other disposition. Each Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the Indenture shall be released from its Subsidiary Guarantee and all related obligations under the Indenture for so long as it remains an Unrestricted Subsidiary.

     Separate financial statements of the Subsidiary Guarantors have not been provided because the Subsidiary Guarantors are jointly and severally liable for the obligations of the Company under the Notes, and the aggregate assets, earnings and equity of the Subsidiary Guarantors are substantially equivalent to the consolidated assets, earnings and equity of the Company.

CERTAIN COVENANTS

     The Indenture contains, among others, the covenants described below.

     Limitation on Indebtedness and Disqualified Capital Stock. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of (collectively, "incur") any Indebtedness (including any Acquired Indebtedness but excluding any Permitted Indebtedness) or any Disqualified Capital Stock; provided that, the Company and any Subsidiary Guarantor may incur Indebtedness (including any Acquired Indebtedness) or Disqualified Capital Stock, in each case, if, on a pro forma basis after giving effect to such incurrence and the application of the proceeds therefrom, the Consolidated EBITDA Coverage Ratio for the four full quarters immediately preceding such event, taken as one period, would have been equal to or greater than 2.0 to 1.0.

     (b) Neither the Company nor any Subsidiary Guarantor will incur any Indebtedness that is expressly subordinated to any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued or outstanding, is also expressly made subordinate to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, at least to the extent it is subordinated to such other Indebtedness.

     Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (i) declare or pay any dividend on, or make any other distribution to holders of, any shares of Capital Stock of the Company (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to purchase Qualified Capital Stock of the Company);

          (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Restricted Subsidiary) or any options, warrants or other rights to acquire such Capital Stock;

          (iii) make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, before any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness; or

          (iv) make any Restricted Investment;

(such payments or other actions described in clauses (i) through (iv) being collectively referred to as "Restricted Payments"), unless at the time of and after giving pro forma effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the amount determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution),

     (1) no Default or Event of Default shall have occurred and be continuing,

     (2) the Company could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) in accordance with paragraph (a) of the "-- Limitation on Indebtedness and Disqualified Capital Stock" covenant, and

     (3) the aggregate amount of all Restricted Payments declared or made after the date of the Indenture shall not exceed the sum (without duplication) of the following:

          (A) 50% of the Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on January 1, 1998 and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such Consolidated Net Income is a loss, minus 100% of such loss);

          (B) the aggregate Net Cash Proceeds and the fair market value of Capital Stock received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such shares of Qualified Capital Stock of the Company; provided, however, that at the time of such issuance or sale of shares of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such shares of Qualified Capital Stock of the Company, (i) the cumulative aggregate fair market value of Capital Stock received by the Company under this clause (3)(B) does not exceed $15 million and (ii) such Qualified Capital Stock of the Company is publicly traded, and the Company is subject to, and in compliance with, the informational requirements of the Exchange Act and the rules and regulations thereunder;

          (C) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of the Company;

          (D) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of Indebtedness or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, together with the aggregate cash received by the Company at the time of such conversion or exchange;

          (E) to the extent not otherwise included in Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or a Restricted Subsidiary after the date of the Indenture from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of Investment), not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) in such Unrestricted Subsidiary made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary after the date of the Indenture; and

          (F) $5 million.

     (b) Notwithstanding paragraph (a) above, the Company and its Restricted Subsidiaries may take the following actions so long as (in the case of clauses
(ii) and (iii) below) no Default or Event of Default shall have occurred and be continuing:

          (i) the payment of any dividend on any Capital Stock of the Company or any Restricted Subsidiary within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of paragraph (a) above;

          (ii) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary, in exchange for, or out of the aggregate Net Cash Proceeds of, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

          (iii) the repurchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company; and

          (iv) the purchase or redemption of any Subordinated Indebtedness following a Change of Control and a corresponding Rating Decline pursuant to provisions of such Subordinated Indebtedness substantially similar to those described under "-- Change of Control" below after the Company shall have complied with the provisions under "-- Change of Control" below, including payment of the applicable Change of Control Purchase Price.

     The actions described in clauses (i), (ii), (iii) and (iv) of this paragraph (b) shall be Restricted Payments that shall be permitted to be made in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph
(a), provided that any dividend paid pursuant to clause (i) of this paragraph
(b) shall reduce the amount that would otherwise be available under clause (3) of paragraph (a) when declared, but not also when subsequently paid pursuant to such clause (i).

     (c) Notwithstanding anything to the contrary contained in the Indenture, the Company may repay the Subordinated Note, the Acquisition Financing and the debt owed (including capital leases) by Solid State and Grant with the net proceeds from the offering of the Original Notes and redeem the Westgate Preferred Stock. The actions described in this paragraph (c) shall be Restricted Payments that shall be permitted to be made in accordance with this paragraph (c) but shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph
(a).

     Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Company (i) will not permit any Restricted Subsidiary to issue or sell any Capital Stock to any Person other than the Company or a Wholly Owned Restricted Subsidiary and (ii) will not permit any Person other than the Company or a Wholly Owned Restricted Subsidiary to own any Capital Stock of any Restricted Subsidiary, in each case except with respect to a Wholly Owned Restricted Subsidiary as described in the definition of "Wholly Owned Restricted Subsidiary."

     Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any Sale/Leaseback Transaction unless (i) the Company or such Restricted Subsidiary, as the case may be, would be able to incur Indebtedness (not including the incurrence of Permitted Indebtedness) in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction pursuant to paragraph (a) of the "Limitation on Indebtedness and Disqualified Capital Stock" covenant, (ii) the Company or such Restricted Subsidiary receives proceeds from such Sale/Leaseback Transaction at least equal to the fair market value of the property or assets subject thereto and (iii) the Company applies an amount in cash equal to the Net Available Proceeds of the Sale/Leaseback Transaction in accordance with the provisions of the "Limitation on Asset Sales" covenant as if such Sale/Leaseback Transaction were an Asset Sale.

     Limitation on Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any services) with, or for the benefit of, any Affiliate of the Company (other than the Company or a Restricted Subsidiary), unless (i) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm's length transaction with unrelated third parties, (ii) with respect to any one transaction or series of related transactions involving aggregate payments in excess of $1 million, the Company delivers an Officers' Certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above,
(iii) with respect to a transaction or series of related transactions involving payments in excess of $2.5 million but less than or equal to $7.5 million in the aggregate, the Company delivers an Officers' Certificate to the Trustee certifying that (A) such transaction or series of related transactions complies with clause (i) above and (B) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Company, and (iv) with respect to any one transaction or series of related transactions involving aggregate payments in excess of $7.5 million, the Company delivers an Officers' Certificate to the Trustee certifying to the two matters referred to in clause (iii) above and that the Company has obtained a written opinion from an independent nationally recognized investment banking firm or appraisal firm specializing or having a speciality in the type and subject matter of the transaction or series of related transactions at issue, which opinion shall be to the effect set forth in clause (i) above or shall state that such transaction or series of related transactions is fair from a financial point of view to the Company or such Restricted Subsidiary; provided, however, that the foregoing restriction shall not apply to (v) loans or advances to officers, directors and employees of the Company or any Restricted Subsidiary made in the ordinary course of business and consistent with past practices of the Company and its Restricted Subsidiaries in an aggregate amount not to exceed $3 million outstanding at any one time, (w) indemnities of officers, directors and employees of the Company or any Restricted Subsidiary permitted by bylaw or statutory provisions, (x) the payment of reasonable and customary regular fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Affiliate, (y) the Company's employee compensation and other benefit arrangements, or (z) the repayment of the Subordinated Note, the Acquisition Financing and the repayment of debt owed (including capital leases) by the Company as described under "Use of Proceeds" in the offering circular relating to the issuance of the Original Notes and the redemption of the Westgate Preferred Stock.

     Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, affirm or suffer to exist or become effective any Lien of any kind, except for Permitted Liens, upon any of their respective properties or assets, whether now owned or acquired after the date of the Indenture, or any income, profits or proceeds therefrom, to secure (a) any Indebtedness of the Company or such Restricted Subsidiary (if it is not also a Subsidiary Guarantor), unless prior to, or contemporaneously therewith, the Notes are equally and ratably secured, or (b) any Indebtedness of any Subsidiary Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantees are equally and ratably secured; provided, however, that if such Indebtedness is expressly subordinated to the Notes or the Subsidiary Guarantees, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes or the Subsidiary Guarantees, as the case may be, with the same relative priority as such Indebtedness has with respect to the Notes or the Subsidiary Guarantees. The foregoing covenant will not apply to any Lien securing Acquired Indebtedness, provided that any such Lien extends only to the properties or assets that were subject to such Lien prior to the related acquisition by the Company or such Restricted Subsidiary and was not created, incurred or assumed in contemplation of such transaction. The incurrence of additional secured Indebtedness by the Company and its Restricted Subsidiaries is subject to further limitations on the incurrence of Indebtedness as described under "-- Limitation on Indebtedness and Disqualified Capital Stock."

     Change of Control. Upon the occurrence of a Change of Control and a corresponding Rating Decline, the Company will be obligated to make an offer to purchase all of the then outstanding Notes (a "Change of Control Offer"), and will purchase, on a Business Day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following the date of the Change of Control Offer, all of the then outstanding Notes validly tendered pursuant to such Change of Control Offer and not withdrawn, at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to be made within 30 Business Days following the date of a Change of Control and a corresponding Rating Decline and remain open for at least 20 Business Days and until the close of business on the fifth Business Day prior to the Change of Control Purchase Date.

     In order to effect such Change of Control Offer, the Company will, not later than the 30th Business Day after the occurrence of a Rating Decline following a Change of Control (or, in the event the Rating Decline occurs before the corresponding Change of Control, not later than the 30th Business Day following the occurrence of the Change in Control), give to the Trustee and each Holder a notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Holders must follow to accept the Change of Control Offer.

     The occurrence of a Change of Control may result in the lender under the Credit Facility or any future credit facilities having the right to require the Company to repay all Indebtedness outstanding thereunder. There can be no assurance that the Company will have available funds sufficient to repay all Indebtedness owing under the Credit Facility or any future credit facilities or to fund the purchase of the Notes upon a Change of Control and a corresponding Rating Decline. In the event a Change of Control and a corresponding Rating Decline occur at a time when the Company does not have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes delivered by Holders seeking to accept the Change of Control Offer, an Event of Default would occur under the Indenture. The definition of Change of Control includes, among other events, an event by which the Company sells, conveys, transfers, leases or otherwise disposes of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole; the phrase "all or substantially all" is subject to applicable legal precedent and, as a result, in the future there may be uncertainty as to whether or not a Change of Control has occurred.

     The Company will not be required to make a Change of Control Offer upon a Change of Control and a corresponding Rating Decline if another Person makes the Change of Control Offer at the same purchase price, at the same time and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer to be made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that a Change of Control and a corresponding Rating Decline occur and the Company is required to purchase Notes as described above. The existence of a Holder's right to require, subject to certain conditions, the Company to repurchase its Notes upon a Change of Control and a corresponding Rating Decline may deter a third party from acquiring the Company in a transaction that constitutes, or results in, a Change of Control.

     Limitation on Asset Sales. (a) The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets and properties sold or otherwise disposed of pursuant to the Asset Sale, (ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, in respect of such Asset Sale consists of cash or Cash Equivalents and (iii) the Company delivers to the Trustee an Officers' Certificate certifying that such Asset Sale complies with clauses (i) and (ii). The amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Company or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Company or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness, shall be deemed to be cash or Cash Equivalents for purposes of clause (ii) and shall also be deemed to constitute a repayment of, and a permanent reduction in, the amount of such Indebtedness for purposes of the following paragraph.

     (b) If the Company or any Restricted Subsidiary engages in an Asset Sale or incurs an Event of Loss, the Company or such Restricted Subsidiary may either, no later than 365 days after such Asset Sale or such Event of Loss, (i) apply all or any of the Net Available Proceeds therefrom to permanently repay Indebtedness (other than Subordinated Indebtedness) of the Company or any Restricted Subsidiary or (ii) invest all or any part of the Net Available Proceeds thereof in properties and assets that replace the properties or assets that were the subject of such Asset Sale or such Event of Loss, as the case may be, or in other properties or assets that will be used in the business of the Company and its Restricted Subsidiaries. Pending the final application of any such Net Available Proceeds, the Company or any Restricted Subsidiary may temporarily reduce outstanding revolving credit borrowings, including borrowings under the Credit Facility, or otherwise invest such Net Available Proceeds in a manner that is not prohibited by the Indenture. The amount of such Net Available Proceeds not applied or invested as provided in the first sentence of this paragraph will constitute "Excess Proceeds."

     (c) When the aggregate amount of Excess Proceeds equals or exceeds $10 million, the Company will be required to make an offer to purchase, from all Holders of the Notes and then outstanding Pari Passu Indebtedness required to be repurchased or repaid on a permanent basis in connection with an Asset Sale, an aggregate principal amount of Notes and any such Pari Passu Indebtedness equal to such Excess Proceeds as follows:

          (i) The Company will make an offer to purchase (a "Net Proceeds Offer") from all Holders of the Notes in accordance with the procedures set forth in the Indenture the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Payment Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness, if any (subject to proration in the event such amount is less than the aggregate Offered Price (as defined in clause (ii) below) of all Notes tendered), and
     (B) to the extent required by any such Pari Passu Indebtedness and provided there is a permanent reduction in the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase such Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Indebtedness Amount") equal to the excess of the Excess Proceeds over the Payment Amount.

          (ii) The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest, if any, to the date such Net Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to a Net Proceeds Offer is less than the Payment Amount relating thereto or the aggregate amount of the Pari Passu Indebtedness that is purchased or repaid pursuant to the Pari Passu Offer is less than the Pari Passu Indebtedness Amount (such shortfall constituting a "Net Proceeds Deficiency"), the Company may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the "Limitation on Restricted Payments" covenant.

          (iii) If the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the Payment Amount, Notes to be purchased will be selected on a pro rata basis.

          (iv) Upon completion of such Net Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.

The Company will not permit any Restricted Subsidiary to enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make a Net Proceeds Offer following any Asset Sale. The Company will comply with Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above.

     Limitation on Guarantees by Subsidiary Guarantors. The Company will not permit any Subsidiary Guarantor to guarantee the payment of any Subordinated Indebtedness of the Company unless such guarantee shall be subordinated to such Subsidiary Guarantor's Subsidiary Guarantee at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes; provided, however, that this covenant will not be applicable to any guarantee of any Subsidiary Guarantor that (i) existed at the time such Person became a Subsidiary of the Company and (ii) was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary (a) to pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock, or make payments on any Indebtedness owed, to the Company or any other Restricted Subsidiary, (b) to make loans or advances to the Company or any other Restricted Subsidiary, (c) to transfer any of its property or assets to the Company or any other Restricted Subsidiary or (d) to guarantee the Notes (any such restrictions being collectively referred to herein as a "Payment Restriction"), except in any such case for such encumbrances or restrictions existing under or by reason of (i) the Indenture, the Credit Facility or any other agreement in effect or entered into on the date of the Indenture, or (ii) any agreement, instrument or charter of or in respect of a Restricted Subsidiary entered into prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary and outstanding on such date and not entered into in connection with or in contemplation of becoming a Restricted Subsidiary, provided such consensual encumbrance or restriction is not applicable to any properties or assets other than those owned or held by the Restricted Subsidiary at the time it became a Restricted Subsidiary or subsequently acquired by such Restricted Subsidiary other than from the Company or any other Restricted Subsidiary, or (iii) pursuant to an agreement effecting a modification, renewal, refinancing, replacement or extension of any agreement, instrument or charter (other than the Indenture) referred to in clause (i) or (ii) above, provided, however, that the provisions relating to such encumbrance or restriction are not materially less favorable to the Holders of the Notes than those under or pursuant to the agreement, instrument or charter so modified, renewed, refinanced, replaced or extended, or
(iv) customary provisions restricting the subletting or assignment of any lease or the transfer of copyrighted or patented materials, or (v) provisions in agreements that restrict the assignment of such agreements or rights thereunder, or (vi) the sale or other disposition of any properties or assets subject to a Lien securing Indebtedness, or (vii) rights of refusal or other similar provisions that are customary in joint venture agreements or other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business.

     Limitation on Conduct of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in the conduct of any business other than the oil field services business and such other businesses as are reasonably necessary or desirable to facilitate the conduct and operation of such business.

     Reports. The Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company will also be required (a) to file with the Trustee (with exhibits), and provide to each Holder of Notes (without exhibits), without cost to such Holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at its cost copies of such reports and documents (including any exhibits thereto) to any Holder of Notes, securities analyst or prospective investor promptly upon written request. In addition, the Indenture requires that for so long as any of the Notes remain outstanding the Company will make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either consummated the Exchange Offer for the Offered Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Offered Notes pursuant to an effective registration statement filed by the Company.

     Future Designation of Restricted and Unrestricted Subsidiaries. The foregoing covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness and Liens) may be affected by the designation by the Company of any existing or future Subsidiary of the Company as an Unrestricted Subsidiary. The definition of "Unrestricted Subsidiary" set forth under the caption "-- Certain Definitions" describes the circumstances under which a Subsidiary of the Company may be designated as an Unrestricted Subsidiary by the Board of Directors of the Company.

MERGER, CONSOLIDATION AND SALE OF ASSETS

     The Company will not, in any single transaction or series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any Person or group of Affiliated Persons, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto: (i) either (A) if the transaction is a merger or consolidation, the Company shall be the surviving Person of such merger or consolidation, or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company or its Restricted Subsidiaries, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being called the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to the Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and, in each case, the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of Company or any of its Restricted Subsidiaries which becomes an obligation of the Company or any of its Restricted Subsidiaries in connection with or as a result of such transaction or transactions as having been incurred at the time of such transaction or transactions), no Default or Event of Default shall have occurred and be continuing; (iii) except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company, immediately after giving effect to such transaction or transactions on a pro forma basis, the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or transactions; (iv) except in the case of the consolidation or merger of the Company with or into a Restricted Subsidiary or any Restricted Subsidiary with or into the Company or another Restricted Subsidiary, immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis, the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the first paragraph of the "-- Limitation on Indebtedness and Disqualified Capital Stock" covenant; (v) if the Company is not the continuing obligor under the Indenture, then each Subsidiary Guarantor then in existence, unless it is the Surviving Entity, shall have by supplemental indenture to the Indenture confirmed that its Subsidiary Guarantee of the Notes shall apply to the Surviving Entity's obligations under the Indenture and the Notes; and (vi) the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, (a) an Officers' Certificate stating that such consolidation, merger, transfer, lease or other disposition and any supplemental indenture in respect thereto comply with the requirements under the Indenture and (b) an Opinion of Counsel stating that the requirements of clause (i) of this paragraph have been satisfied.

     Upon any consolidation or merger or any sale, assignment, lease, conveyance, transfer or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with the foregoing, in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Surviving Entity had been named as the Company therein, and thereafter the Company will be discharged from all obligations and covenants under the Indenture and the Notes and may be liquidated and dissolved.

EVENTS OF DEFAULT

The following constitute "Events of Default" under the Indenture:

          (i) default in the payment of the principal of or premium, if any, on any of the Notes, whether such payment is due at Stated Maturity, upon redemption, upon repurchase pursuant to a Change of Control Offer or a Net Proceeds Offer, upon acceleration or otherwise; or

          (ii) default in the payment of any installment of interest on any of the Notes, when due and payable, and the continuance of such default for a period of 30 days; or

          (iii) default in the performance or breach of the provisions of the "Merger, Consolidation and Sale of Assets" section of the Indenture, the failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Change of Control" covenant or the failure to make or consummate a Net Proceeds Offer in accordance with the provisions of the "Limitation on Asset Sales" covenant; or

          (iv) the Company or any Subsidiary Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the Notes, any Subsidiary Guarantee or the Indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 45 days after written notice of such failure stating that it is a "notice of default" under the Indenture and requiring the Company or such Subsidiary Guarantor, as the case may be, to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

          (v) the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of, premium, if any, or interest on any Indebtedness of the Company (other than the Notes) or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed when due, or any other default resulting in acceleration of any Indebtedness of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed, provided that the aggregate principal amount of such Indebtedness shall exceed $5 million and provided, further, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; or

          (vi) any Subsidiary Guarantee of any Subsidiary Guarantor that is a Significant Subsidiary shall for any reason cease to be, or be asserted by the Company or any such Subsidiary Guarantor, as applicable, not to be, in full force and effect (except pursuant to the release of any such Subsidiary Guarantee in accordance with the Indenture); or

          (vii) final judgments or orders rendered against the Company or any Subsidiary Guarantor or any other Restricted Subsidiary that are unsatisfied and that require the payment in money, either individually or in an aggregate amount, that is more than $5 million over the coverage under applicable insurance policies and either (A) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of pending appeal or otherwise) or (B) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect; or

          (viii) the entry of a decree or order by a court having jurisdiction in the premises (A) for relief in respect of the Company or of a Significant Subsidiary (other than an Unrestricted Subsidiary) in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) adjudging the Company or any such Significant Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Company or any Significant Subsidiary (other than an Unrestricted Subsidiary) under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any such Significant Subsidiary or of a substantial part of its consolidated assets, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

          (ix) the commencement by the Company or any Significant Subsidiary (other than an Unrestricted Subsidiary) of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by the Company or any Significant Subsidiary (other than an Unrestricted Subsidiary) to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Company or any such Significant Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or any such Significant Subsidiary or of any substantial part of its consolidated assets, or the making by it of an assignment for the benefit of creditors under any such law, or the admission by it in writing of its inability to pay its debts generally as they become due or taking of corporate action by the Company or any such Significant Subsidiary in furtherance of any such action.

     If an Event of Default (other than as specified in clause (viii) or (ix) above) occurs and is continuing, the Trustee, by written notice to the Company, or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Trustee and the Company, may, and the Trustee upon the request of the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding shall, declare all unpaid principal of, premium, if any, and accrued and unpaid interest on all of the Notes to be due and payable immediately, upon which declaration all amounts payable in respect of the Notes shall be immediately due and payable. If an Event of Default specified in clause (viii) or (ix) above occurs and is continuing, then all unpaid principal of, premium, if any, and accrued and unpaid interest on all of the Notes shall become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any Holder of Notes.

     At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company, the Subsidiary Guarantors and the Trustee, may rescind and annul such declaration and its consequences if
(a) the Company or any Subsidiary Guarantor has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all outstanding Notes, (iii) all unpaid principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes (without duplication of any amount paid or deposited pursuant to clause (ii) or (iii)); (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of, premium, if any, or interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

     No Holder will have any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless (a) such Holder has notified the Trustee of a continuing Event of Default, (b) the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, and (c) the Trustee has failed to institute such proceeding within 60 days after receipt of such notice, request and offer of indemnity and the Trustee, within such 60-day period, has not been given directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations will not apply, however, to a suit instituted by the Holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

     During the existence of an Event of Default, the Trustee will be required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

     If a Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder notice of the Default within 60 days after the occurrence thereof. Except in the case of a Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the Holders of the Notes if the Trustee determines in good faith that withholding the notice is in the interest of the Holders of the Notes.

     The Company will be required to furnish to the Trustee annual and quarterly statements as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. The Company will also be required to notify the Trustee within 10 days of any Default or Event of Default.

LEGAL DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, terminate the obligations of the Company and any Subsidiary Guarantor with respect to the outstanding Notes (such action being a "legal defeasance"). Such legal defeasance means that the Company and any Subsidiary Guarantor shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have been discharged from all their other obligations with respect to the Notes and any Subsidiary Guarantee, except for (i) the rights of Holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the respective obligations of the Company and the Subsidiary Guarantors to replace any temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the legal defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Subsidiary Guarantor with respect to certain covenants that are set forth in the Indenture, some of which are described under "-- Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes (such action being a "covenant defeasance"). In the event covenant defeasance occurs, certain events (not including nonpayment, bankruptcy, insolvency and reorganization events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either legal defeasance or covenant defeasance, (i) the Company or any Subsidiary Guarantor must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity; (ii) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred (in the case of legal defeasance, such opinion must refer to and be based upon a published ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (viii) and (ix) under the first paragraph of "Events of Default" are concerned, at any time during the period ending on the 91st day after the date of deposit; (iv) such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest under the Indenture or the Trust Indenture Act with respect to any securities of the Company or any Subsidiary Guarantor; (v) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture to either legal defeasance or covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

     The Indenture will upon Company Request cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen, mutilated or destroyed Notes which have been replaced or paid and Notes for whose payment money or certain United States government obligations have theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums then due and payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

     From time to time, the Company, any Subsidiary Guarantors and the Trustee may, without the consent of the Holders of the Notes, amend or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, adding or releasing any Subsidiary Guarantor pursuant to the terms of the Indenture, or making any change that does not materially adversely affect the rights of any Holder of Notes. Other amendments and modifications of the Indenture or the Notes may be made by the Company, any

Subsidiary Guarantors and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, premium, if any, or interest on any Note, (c) change the coin or currency of payment of principal of, premium, if any, or interest on, any Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (e) reduce the above-stated percentage of aggregate principal amount of outstanding Notes necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified, (h) change the ranking of the Notes or the Subsidiary Guarantees in a manner adverse to the Holders or expressly subordinate in right of payment the Notes or the Subsidiary Guarantees to any other Indebtedness or (i) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control and a corresponding Rating Decline or make and consummate a Net Proceeds Offer with respect to any Asset Sale or modify any of the provisions or definitions with respect thereto.

     The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all Notes, waive any existing default under the Indenture and its consequences, except a default in the payment of principal of, premium, if any, or interest on the Notes, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note outstanding.

THE TRUSTEE

     LaSalle National Bank serves as trustee under the Indenture.

     The Indenture (including provisions of the Trust Indenture Act incorporated by reference therein) contains limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Indenture permits the Trustee to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

GOVERNING LAW

     The Indenture, the Notes and the Subsidiary Guarantees are governed by the laws of the State of New York.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms contained in the Indenture. Reference is made to the Indenture for the full definition of such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with acquisitions of properties or assets from such Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition). Acquired Indebtedness shall be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of properties or assets from such Person.

     "Adjusted Net Assets" of a Subsidiary Guarantor at any date shall mean the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities of such Guarantor at such date, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subsidiary Guarantee.

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of this definition, beneficial ownership of 10% or more of the voting common equity (on a fully diluted basis) or options or warrants to purchase such equity (but only if exercisable at the date of determination or within 60 days thereof) of a Person shall be deemed to constitute control of such Person.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or any of its Restricted Subsidiaries (including, without limitation, by means of a Sale/Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary held by the Company or any other Restricted Subsidiary, (b) all or substantially all of the properties and assets of any division or line of business of the Company or any of its Restricted Subsidiaries or (c) any other properties or assets of the Company or any of its Restricted Subsidiaries other than transfers of cash, Cash Equivalents, accounts receivable or other properties or assets in the ordinary course of business or transfers in accordance with the proviso to clause (vi) of the definition of Permitted Investments. For the purposes of this definition, the term "Asset Sale" also shall not include any of the following: (i) any transfer of properties or assets (including Capital Stock) that is governed by, and made in accordance with, the provisions described under "-- Merger, Consolidation and Sale of Assets"; (ii) any transfer of properties or assets to an Unrestricted Subsidiary, if permitted under the "Limitation on Restricted Payments" covenant; (iii) sales of damaged, worn-out or obsolete equipment or assets that, in the Company's reasonable judgment, are either (x) no longer used or (y) no longer useful in the business of the Company or its Restricted Subsidiaries; (iv) any lease of any property entered into in the ordinary course of business and with respect to which the Company or any Restricted Subsidiary is the lessor, except any such lease that provides for the acquisition of such property by the lessee during or at the end of the term thereof for an amount that is less than the fair market value thereof at the time the right to acquire such property is granted; (v) any transfers that, but for this clause (v), would be Asset Sales, if (A) the Company elects to designate such transfers as not constituting Asset Sales and (B) after giving effect to such transfers, the aggregate fair market value of the properties or assets transferred in such transaction or any such series of related transactions so designated by the Company does not exceed $1 million and (vi) any trade or exchange by the Company or any Restricted Subsidiary of equipment or other assets for equipment or other assets owned or held by another Person, provided that the fair market value of the assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash or Cash Equivalents to be delivered by the Company or such Restricted Subsidiary) is reasonably equivalent to the fair market value of the assets (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary. The fair market value of any non-cash proceeds of a disposition of assets and of any assets referred to in the foregoing clause (vi) of this definition shall be determined in the manner contemplated in the definition of "fair market value," the results of which determination shall be set forth in an Officer's Certificate delivered to the Trustee.

     "Attributable Indebtedness" means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized Lease Obligation with a like term in accordance with GAAP. As used in the preceding sentence, the "net amount of rent" under any such lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Average Life" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of
(i) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is (x) a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million or (y) any commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development and has total assets in excess of $500 million; (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-l by S&P or at least P-l by Moody's; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above; (v) overnight bank deposits and bankers' acceptances at any commercial bank meeting the qualifications specified in clause (ii) above; (vi) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (ii) above, provided all such deposits do not exceed $7.5 million in the aggregate at any one time; (vii) demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (ii) above, provided that such deposits and certificates support bond, letter of credit and other similar types of obligations incurred in the ordinary course of business; and (viii) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of any event or series of events by which: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company (other than Elliott, Westgate or any of their Affiliates); (b) the Company consolidates with or merges into another Person or any Person consolidates with, or merges into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving or resulting Person that is Qualified Capital Stock and (ii) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or resulting Person immediately after such transaction; (c) the Company, either individually or in conjunction with one or more Restricted Subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries, to any Person (other than the Company or a Wholly Owned Restricted Subsidiary); (d) during any consecutive two-year period following the Issue Date, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (e) the liquidation or dissolution of the Company.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated EBITDA Coverage Ratio" means, for any period, the ratio on a pro forma basis of (a) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income, in each case, for such period, of the Company and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, to (b) the sum of such Consolidated Interest Expense for such period; provided, however, that (i) the Consolidated EBITDA Coverage Ratio shall be calculated on a pro forma basis assuming that (A) the Indebtedness to be incurred (and all other Indebtedness incurred after the first day of such period of four full fiscal quarters referred to in the covenant described in paragraph (a) under "-- Certain Covenants -- Limitation on Indebtedness and Disqualified Capital Stock" through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness), including to refinance other Indebtedness, had been incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (B) any acquisition or disposition by the Company or any Restricted Subsidiary of any properties or assets outside the ordinary course of business, or any repayment of any principal amount of any Indebtedness of the Company or any Restricted Subsidiary prior to the Stated Maturity thereof, in either case since the first day of such period of four full fiscal quarters through and including the date of determination, had been consummated on such first day of such four-quarter period, (ii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the covenant described in paragraph (a) under "-- Certain Covenants -- Limitation on Indebtedness and Disqualified Capital Stock" and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate, (iii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the covenant described in paragraph (a) under "-- Certain Covenants -- Limitation on Indebtedness and Disqualified Capital Stock" shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (iv) notwithstanding clauses (ii) and (iii) of this proviso, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements, and (v) if after the first day of the period referred to in clause (a) of this definition the Company has permanently retired any Indebtedness out of the Net Cash Proceeds of the issuance and sale of shares of Qualified Capital Stock of the Company, Consolidated Interest Expense shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

     "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, without duplication,
(i) the sum of (a) the interest expense of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (A) any amortization of debt discount,
(B) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (C) the interest portion of any deferred payment obligation constituting Indebtedness, (D) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (E) all accrued interest, in each case to the extent attributable to such period, (b) to the extent any Indebtedness of any Person (other than the Company or a Restricted Subsidiary) is guaranteed by the Company or any Restricted Subsidiary, the aggregate amount of interest paid (to the extent not accrued in a prior period) or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period, (c) the aggregate amount of the interest component of Capitalized Lease Obligations paid (to the extent not accrued in a prior period), accrued or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period and (d) the aggregate amount of dividends paid (to the extent not accrued in a prior period) or accrued on Preferred Stock or Disqualified Capital Stock of the Company and its Restricted Subsidiaries, to the extent such Preferred Stock or Disqualified Capital Stock is owned by Persons other than the Company or any Restricted Subsidiary, less (ii), to the extent included in clause (i) above, amortization of capitalized debt issuance costs of the Company and its Restricted Subsidiaries during such period.

     "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding (a) net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the net income (or net loss) of any Person (other than the Company or any of its Restricted Subsidiaries), in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries in cash by such other Person during such period (regardless of whether such cash dividends or distributions are attributable to net income (or net loss) of such Person during such period or during any prior period), (d) net income (or net loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination,
(e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, and (f) income resulting from transfers of assets received by the Company or any Restricted Subsidiary from an Unrestricted Subsidiary.

     "Consolidated Net Tangible Assets" as of any date of determination, means the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Subsidiaries (other than Unrestricted Subsidiaries) as the total assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its consolidated Subsidiaries (other than Unrestricted Subsidiaries), determined on a consolidated basis in accordance with GAAP, after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of (without duplication): (i) the aggregate amount of liabilities of the Company and its consolidated Subsidiaries (other than Unrestricted Subsidiaries) which may properly be classified as current liabilities (including taxes accrued as estimated), determined on a consolidated basis in accordance with GAAP; (ii) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary; (iii) the excess of cost over fair market value of assets or businesses acquired; (iv) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP; and (v) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items (if included in total assets).

     "Consolidated Net Worth" means, at any date, the consolidated stockholders' equity of the Company less the amount of such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of the Company and its Restricted Subsidiaries, as determined in accordance with GAAP.

     "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, depletion, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge for which an accrual of or reserve for cash charges for any future period is required).

     "Currency Hedge Obligations" means, at any time as to any Person, the obligations of such Person at such time which were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person's or any of its Subsidiaries' exposure to fluctuations in foreign currency exchange rates.

     "Default" means any event, act or condition that is, or after notice or passage of time or both would become, an Event of Default.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors of the Company is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of the Company) in or with respect to such transaction or series of transactions.

     "Disqualified Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed or repurchased prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity. For purposes of the covenant described in paragraph (a) under "-- Certain Covenants -- Limitation on Indebtedness and Disqualified Capital Stock," Disqualified Capital Stock shall be valued at the greater of its voluntary or involuntary maximum fixed redemption or repurchase price plus accrued and unpaid dividends. For such purposes, the "maximum fixed redemption or repurchase price" of any Disqualified Capital Stock which does not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed or repurchased on the date of determination, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Disqualified Capital Stock; provided, however, that if such Disqualified Capital Stock is not at the date of determination permitted or required to be redeemed or repurchased, the "maximum fixed redemption or repurchase price" shall be the book value of such Disqualified Capital Stock.

     "Eligible Inventory" means the consolidated finished goods, raw materials and work-in-process of the Company (excluding finished goods, raw materials and work-in-process of Unrestricted Subsidiaries of the Company) less applicable reserves, each of the foregoing determined on a consolidated basis in accordance with GAAP.

     "Eligible Receivables" means the consolidated trade receivables of the Company (other than the trade receivables of Unrestricted Subsidiaries of the Company) less the allowance for doubtful accounts, each of the foregoing determined on a consolidated basis in accordance with GAAP.

     "Equity Offering" means an offer and sale of Common Stock by the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company) or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     "Event of Default" has the meaning set forth above under the caption "Events of Default."

     "Event of Loss" means, with respect to any property or asset of the Company or any Restricted Subsidiary, (i) any damage to such property or asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss or (ii) the confiscation, condemnation or requisition of title to such property or asset by any government or any instrumentality or agency thereof. An Event of Loss shall be deemed to occur as of the date of the insurance settlement, confiscation, condemnation or requisition of title, as applicable.

     "Exempt Foreign Subsidiary" means (i) any Restricted Subsidiary engaged in business exclusively outside the United States of America, irrespective of its jurisdiction of incorporation and (ii) any other Restricted

Subsidiary whose assets (excluding any cash and Cash Equivalents) consist exclusively of Capital Stock or Indebtedness of one or more Restricted Subsidiaries described in clause (i) of this definition, that, in any case, is so designated by the Company in an Officers' Certificate delivered to the Trustee and (a) is not a guarantor of, and has not granted any Lien to secure, the Credit Facility or any other Indebtedness of the Company or any Restricted Subsidiary other than another Exempt Foreign Subsidiary and (b) does not have total Consolidated Net Tangible Assets that, when aggregated with the total assets of any other Exempt Foreign Subsidiary, exceed 10% of the Company's Consolidated Net Tangible Assets, as determined in accordance with GAAP, as reflected on the Company's most recent balance sheet.

     "Fair market value" means, with respect to any asset or Investment, the fair market value of such asset or Investment at the time of the event requiring such determination, as determined in good faith by the Board of Directors of the Company, or, with respect to any asset or Investment in excess of $7.5 million (other than cash or Cash Equivalents), as determined by a reputable appraisal firm that is, in the judgment of such Board of Directors, qualified to perform the task for which such firm has been engaged and independent with respect to the Company.

     "GAAP" means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable as of the date of the Indenture.

     The term "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down under letters of credit. When used as a verb, "guarantee" has a corresponding meaning.

     "Holder" means a Person in whose name a Note is registered in the Note Register.

     "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person, contingent or otherwise, for borrowed money or for the deferred purchase price of property or services (excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business) and all liabilities of such Person incurred in connection with any letters of credit, bankers' acceptances or other similar credit transactions or any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, outstanding on the date of the Indenture or thereafter, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (c) all Indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) the Attributable Indebtedness respecting all Capitalized Lease Obligations of such Person, (e) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or the amount of the obligation so secured), (f) all guarantees by such Person of Indebtedness referred to in this definition and (g) all obligations of such Person under or in respect of Currency Hedge Obligations and Interest Rate Protection Obligations.

     "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person's or any of its Subsidiaries' exposure to fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time. "Investments" shall exclude (a) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (b) Interest Rate Protection Obligations and Currency Hedge Obligations, but only to the extent that the same constitute Permitted Indebtedness, and (c) endorsements of negotiable instruments and documents in the ordinary course of business.

     "Issue Date" means the date on which the Offered Notes first were issued under the Indenture.

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim or similar type of encumbrance (including, without limitation, any agreement to give or grant any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or in the Indenture provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Available Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) related to such Asset Sale,
(ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) (x) owning a beneficial interest in the properties or assets subject to the Asset Sale or (y) having a Lien thereon and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds. "Net Available Proceeds" means, with respect to any Event of Loss, the proceeds to the Company or any Restricted Subsidiary as a result thereof in the form of cash or Cash Equivalents, including insurance proceeds paid to the Company or any Restricted Subsidiary, and all payments received by the Company or any Restricted Subsidiary from any government or any instrumentality or agency thereof by way of compensation for the requisition of title to property, net of all fees and expenses incurred by the Company or any Restricted Subsidiary related to the collection or receipt of such proceeds, all as reflected in an Officers' Certificate delivered to the Trustee.

     "Net Cash Proceeds," with respect to any issuance or sale of Qualified Capital Stock or other securities, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness of the Company or any Restricted Subsidiary incurred in connection with the acquisition by the Company or such Restricted Subsidiary of any property or assets and as to which (a) the holders of such Indebtedness agree that they will look solely to the property or assets so acquired and securing such Indebtedness for payment on or in respect of such Indebtedness, and neither the Company nor any Subsidiary (other than an Unrestricted Subsidiary) (i) provides credit support, including any undertaking, agreement or instrument which would constitute Indebtedness or (ii) is directly or indirectly liable for such Indebtedness, and (b) no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms thereof, any holder of any Indebtedness of the Company or a Restricted Subsidiary to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "Note Register" means the register maintained by or for the Company in which the Company shall provide for the registration of the Notes and the transfer of the Notes.

     "Pari Passu Indebtedness" means, with respect to any Net Proceeds from Asset Sales, Indebtedness of the Company and its Restricted Subsidiaries the terms of which require the Company or such Restricted Subsidiary to apply such Net Proceeds to offer to repurchase or repay such Indebtedness.

     "Permitted Indebtedness" means any of the following:

          (i) Indebtedness (and any guarantee thereof) under one or more credit facilities with banks and other financial institutions in an aggregate principal amount at any one time outstanding not to exceed (a) the greater of (x) $25 million at any time outstanding or (y) the sum of 85% of the amount of Eligible Receivables of the Company and its Restricted Subsidiaries and 50% of the amount of Eligible Inventory of the Company and its Restricted Subsidiaries, less (b) any amounts derived from Asset Sales and applied to the permanent reduction of the Indebtedness under any such credit facilities as contemplated by the "Limitation on Asset Sales" covenant (the "Maximum Bank Credit Amount"), and any renewals, amendments, extensions, supplements, modifications, deferrals, refinancings or replacements (each, for purposes of this clause (i), a "refinancing") thereof, including any successive refinancing thereof, so long as the aggregate principal amount of any such new Indebtedness, together with the aggregate principal amount of all other Indebtedness outstanding pursuant to this clause (i), shall not at any one time exceed the Maximum Bank Credit Amount;

          (ii) Indebtedness under the Offered Notes and any Exchange Notes issued in exchange for the Offered Notes of an equal principal amount;

          (iii) Indebtedness outstanding or in effect on the date of the Indenture (and not repaid or defeased with the proceeds of the offering of the Offered Notes);

          (iv) Indebtedness under Interest Rate Protection Obligations, provided that (1) such Interest Rate Protection Obligations are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by paragraph (a) of the "Limitation on Indebtedness and Disqualified Capital Stock" covenant, and (2) the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate;

          (v) Indebtedness under Currency Hedge Obligations, provided that (1) such Currency Hedge Obligations are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by paragraph (a) of the "Limitation on Indebtedness and Disqualified Capital Stock" covenant or to the foreign currency cash flows reasonably expected to be generated by the Company and its Restricted Subsidiaries, and (2) the notional principal amount of such Currency Hedge Obligations does not exceed the principal amount of such Indebtedness and the amount of such foreign currency cash flows to which such Currency Hedge Obligations relate;

          (vi) the Subsidiary Guarantees of the Notes (and any assumption of the obligations guaranteed thereby);

          (vii) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary and Indebtedness of any Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary; provided, however, that upon any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Restricted Subsidiary), such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of paragraph
     (a) of the "Limitation on Indebtedness and Disqualified Capital Stock" covenant at the time the Wholly Owned Restricted Subsidiary in question ceased to be a Wholly Owned Restricted Subsidiary or the time such subsequent transfer occurred;

          (viii) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guaranties or obligations of the Company or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

          (ix) Non-Recourse Indebtedness;

          (x) any renewals, substitutions, refinancing or replacements (each, for purposes of this clause (x), a "refinancing") by the Company or a Restricted Subsidiary of any Indebtedness incurred pursuant to clause (iii) of this definition, including any successive refinancing by the Company or such Restricted Subsidiary, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such new Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company or such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of expenses of the Company or such Restricted Subsidiary incurred in connection with such refinancing, (B) in the case of any refinancing of Indebtedness that is pari passu with or subordinated in right of payment to either the Notes or any Subsidiary Guarantees, then such new Indebtedness is either pari passu with or subordinated in right of payment to the Notes or any Subsidiary Guarantees, as the case may be, at least to the same extent as the Indebtedness being refinanced and (C) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity that is at least 91 days later than the final Stated Maturity of the Indebtedness being refinanced; and

          (xi) any additional Indebtedness in an aggregate principal amount not in excess of $7.5 million at any one time outstanding and any guarantee thereof.

     "Permitted Investments" means any of the following: (i) Investments in Cash Equivalents; (ii) Investments in the Company or any of its Wholly Owned Restricted Subsidiaries; (iii) Investments by the Company or any of its Restricted Subsidiaries in another Person, if as a result of such Investment (A) such other Person becomes a Wholly Owned Restricted Subsidiary or (B) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and assets to, the Company or a Wholly Owned Restricted Subsidiary; (iv) Investments permitted under the "Limitation on Asset Sales" covenant or the "Limitation on Transactions with Affiliates" covenant;
(v) Investments made in the ordinary course of business in prepaid expenses, lease, utility, workers' compensation, performance and other similar deposits;
(vi) Investments in stock, obligations or securities received in settlement of debts owing to the Company or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any Restricted Subsidiary, in each case as to debt owing to the Company or any Restricted Subsidiary that arose in the ordinary course of business of the Company or any such Restricted Subsidiary, provided that any stocks, obligations or securities received in settlement of debts that arose in the ordinary course of business (and received other than as a result of bankruptcy or insolvency proceedings or upon foreclosure, perfection or enforcement of any Lien) that are, within 30 days of receipt, converted into cash or Cash Equivalents shall be treated as having been cash or Cash Equivalents at the time received; (vii) other

Investments in joint ventures, corporations, limited liability companies or partnerships formed with or organized by third Persons, which joint ventures, corporations, limited liability companies or partnerships engage in a business substantially similar, or related, to the business conducted by the Company and its Restricted Subsidiaries, provided such Investments do not, in the aggregate, exceed the sum of (1) $3 million and (2) the aggregate amount of principal repayments, interest on Indebtedness, dividends, distributions or other return of capital received by the Company or a Restricted Subsidiary from any Person (other than the Company or any Subsidiary) in which the Company or any of its Restricted Subsidiaries has an ownership interest.

     "Permitted Liens" means the following types of Liens:

          (a) Liens existing as of the date of the Indenture;

          (b) Liens securing the Notes or the Subsidiary Guarantees;

          (c) Liens in favor of the Company or any Restricted Subsidiary;

          (d) Liens securing Indebtedness that constitutes Permitted Indebtedness pursuant to clause (i) of the definition of "Permitted Indebtedness";

          (e) Liens for taxes, assessments and governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (f) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (g) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, property, casualty, liability and director's and officer's insurance, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (h) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

          (i) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

          (j) purchase money Liens; provided, however, that (i) the related purchase money Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property or assets so acquired and any proceeds therefrom and (ii) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

          (k) Liens securing obligations under or in respect of either Currency Hedge Obligations or Interest Rate Protection Obligations;

          (l) Liens upon specific items of inventory or other goods of any Person securing such Person's obligations in respect of bankers acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (m) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

          (n) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off; and

          (o) Liens securing Non-Recourse Indebtedness; provided, however, that the related Non-Recourse Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets acquired by the Company or any Restricted Subsidiary with the proceeds of such Non-Recourse Indebtedness.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Disqualified Capital Stock.

     "Rating Agency" means S&P or Moody's or, if S&P or Moody's shall have ceased to be a "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act) or shall have ceased generally to make publicly available a rating on any outstanding debt securities registered under the Securities Act of any domestic company engaged primarily in the oil field services business, such other organization or organizations, as the case may be, then making publicly available a rating on the Notes as is selected by the Company.

     "Rating Date" means, in respect of a Change of Control, the business day that is immediately before the day of the first public announcement of an event or series of events that results in a Change of Control.

     "Rating Decline" means the occurrence on any date following the Rating Date and before a date that is 90 days after the occurrence of a corresponding Change of Control (which period shall be deemed to be extended so long as prior to the end of such 90-day period and continuing thereafter the rating of the Notes is under publicly announced consideration for possible downgrade by a Rating Agency) of either of the following: (i) the rating of the Notes by a Rating Agency within such period shall be at least one gradation below the rating of the Notes by such Rating Agency on the Rating Date, or (ii) a Rating Agency shall withdraw its rating of the Notes. A gradation shall include changes within categories (e.g., with respect to Moody's a decline in a rating from Ba1 to Ba2, or from B1 to B2, and with respect to S&P a decline in a rating from BB+ to BB or from B+ to B, will constitute a decrease of one gradation).

     "Restricted Investment" means (without duplication) (i) the designation of a Subsidiary as an Unrestricted Subsidiary in the manner described in the definition of "Unrestricted Subsidiary" and (ii) any Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any Subsidiary of the Company, whether existing on or after the date of the Indenture, unless such Subsidiary of the Company is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the Indenture.

     "S&P" means Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

     "Sale/Leaseback Transaction" means any direct or indirect arrangement pursuant to which properties or assets are sold or transferred by the Company or a Restricted Subsidiary and are thereafter leased back from the purchaser or transferee thereof by the Company or one of its Restricted Subsidiaries.

     "Significant Subsidiary" means (i) any Subsidiary of the Company that would constitute a "Significant Subsidiary" under Rule 1-02(w) of Regulation S-X under the Securities Act and (ii) any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary under Rule 1-02(w) of Regulation S-X under the Securities Act.

     "Stated Maturity" means, when used with respect to any Indebtedness or any installment of interest thereon, the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

     "Subordinated Indebtedness" means any Indebtedness of the Company or a Subsidiary Guarantor which is expressly subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be.

     "Subsidiary" means, with respect to any Person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, have at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing similar functions).

     "Subsidiary Guarantee" means any guarantee of the Notes by any Subsidiary Guarantor in accordance with the provisions described under "-- Subsidiary Guarantees of Notes."

     "Subsidiary Guarantor" means (i) Grant Geophysical Corp., (ii) Grant Geophysical (Int'l), Inc., (iii) Advanced Seismic Technology, Inc., (iv) SSGI Acquisition Corp., (v) PT. Grant Geophysical Indonesia, (vi) Recursos Energeticos Ltda., (vii) Grant Geophysical do Brasil Ltda., (viii) Solid State Geophysical Inc., (ix) Solid State Internacional Ingenieria C.A., (x) Solid State Geophysical Corp., (xi) each of the Company's other Restricted Subsidiaries (other than an Exempt Foreign Subsidiary), if any, executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture and (xii) any Person that becomes a successor guarantor of the Notes in compliance with the provisions described under "-- Subsidiary Guarantees of Notes," except to the extent that any such Subsidiary Guarantor is hereinafter released under the terms of the Indenture.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of the Company as provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company as an Unrestricted Subsidiary so long as (a) neither the Company nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of such Subsidiary; (b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; (c) such designation as an Unrestricted Subsidiary would be permitted under the "Limitation on Restricted Payments" covenant; and (d) such designation shall not result in the creation or imposition of any Lien on any of the properties or assets of the Company or any Restricted Subsidiary (other than any Permitted Lien or any Lien the creation or imposition of which shall have been in compliance with the "Limitation on Liens" covenant); provided, however, that with respect to clause (a), the Company or a Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if (x) such liability constituted a Permitted Investment or a Restricted Payment permitted by the "Limitation on Restricted Payments" covenant, in each case at the time of incurrence, or (y) the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a Board Resolution with the Trustee giving effect to such designation. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation on a pro forma basis, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Company could incur $1.00 of additional Indebtedness (not including the incurrence of Permitted Indebtedness) under the first paragraph of the "Limitation on Indebtedness and Disqualified Capital Stock" covenant and (iii) if any of the properties and assets of the Company or any of its Restricted Subsidiaries would upon such designation become subject to any Lien (other than a Permitted Lien), the creation or imposition of such Lien shall have been in compliance with the "Limitation on Liens" covenant.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Westgate Preferred Stock" means the 10,000 shares of Preferred Stock owned by Westgate together with any and all dividends paid or accrued thereon.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary to the extent (i) all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than any directors' qualifying shares mandated by applicable law, is owned directly or indirectly by the Company or (ii) such Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining Capital Stock or ownership interest in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned Subsidiary.

BOOK ENTRY; DELIVERY AND FORM

     Except as described in the next paragraph, the Exchange Notes initially will be represented by a single, permanent global certificate in definitive, fully registered form (the "Global Note"). The Global Note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC.

     The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such Global Note to the respective accounts for persons who have accounts with DTC and (ii) ownership of beneficial interests in the Global Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchaser and ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who own interests through participants. Qualified Institutional Buyers will hold their interests in the Global Note directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC or its nominee is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture. No beneficial owner of an interest in any Global Note will be able to transfer that interest except in accordance with DTC's procedures in addition to those provided for under the Indenture.

     Payments of the principal of, premium, if any, and interest (including Additional Interest) on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent of the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including Additional Interest) in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of certificates representing such holders interest ("Certificated Securities") for any reason, including to sell Notes to persons in states which require physical delivery of the Certificated Securities, or to pledge such securities, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for Certificated Securities, which it will distribute to its participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchaser or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, or at the Company's election at any time, Certificated Securities will be issued in exchange for the Global Note.

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchanged Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with any resale of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 120 days after the Expiration Date, it will use reasonable efforts to make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale; provided that such Participating Broker-Dealer indicates in the Letter of Transmittal that it is a Participating Broker-Dealer. In addition, until August 11, 1998, all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Exchange Notes by Participating Broker-Dealers or any other persons. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or though brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities

Act, and any profit on any resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 120 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

     By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer agrees that, upon receipt or notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such broker-dealer. If the Company gives any such notice to suspend the use of the Prospectus, it shall extend the 120-day period referred to above by the number of days during the period from and including the date of the giving of such notice up to and including when broker-dealers have received copies of the supplement or amended Prospectus necessary to permit resales of Exchange Notes.

     The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders (including any Participating Broker-Dealers) and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement (which term shall encompass any amendment thereto) on Form S-4 under the Securities Act, with respect to the Exchange Offer. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted from this Prospectus as permitted by the rules and regulations promulgated by the Commission. For further information with respect to the Company and the Exchange Notes, reference is hereby made to the Registration Statement and the exhibits thereto. Statements made in this Prospectus as to the provisions of any contract, agreement or other document referred to are not necessarily complete. With respect to each such statement as to a contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Registration Statement and the exhibits thereto, as well as any such reports and other information to be filed by the Company with the Commission, may be inspected and copied at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

     As a result of the Exchange Offer, the Company will become subject to the periodic reporting and other informational requirements of the Exchange Act. Pursuant to the Indenture, the Company has agreed that, whether or not the Company is subject to filing requirements under Section 13 or 15(d) of the Exchange Act, and so long as any Notes remain outstanding, it will file with the Commission (but only if the Commission at such time is accepting such voluntary filings) and will send the Trustee copies of the financial information, documents and reports that would have been required to be filed with the Commission pursuant to the Exchange Act.

                                 LEGAL MATTERS

     Certain matters related to the validity of the Exchange Notes will be passed upon for the Company by Jones, Day, Reavis & Pogue, Cleveland, Ohio.

                                    EXPERTS

     The consolidated financial statements of GGI as of December 31, 1996 and for each of the years in the two year period ended December 31, 1996 and the nine month period ended September 30, 1997 and the consolidated financial statements of the Company as of December 31, 1997 and for the three month period ended December 31, 1997 have been included in this Prospectus in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP covering the December 31, 1996 financial statements of GGI contains an explanatory paragraph that states that GGI's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     The consolidated financial statements of Solid State for each of the three years ended August 31, 1997 and for each of the years in the period ended August 31, 1997 included in this Prospectus have been audited by Price Waterhouse, independent accountants, as stated in their report appearing herein.

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

                                                              PAGE
                                                              ----
GRANT GEOPHYSICAL, INC.
Independent Auditors Report.................................   F-2
  Grant Geophysical, Inc....................................   F-2
  GGI Liquidating Corporation...............................   F-3
Consolidated Balance Sheets:
  Grant Geophysical, Inc. as of December 31, 1997...........   F-4
  GGI Liquidating Corporation as of December 31, 1996.......   F-4
Consolidated Statement of Operations:
  Grant Geophysical, Inc. for the three-month period ended
     December 31, 1997......................................   F-6
  GGI Liquidating Corporation for the years ended December
     31, 1995, 1996 and for the nine-month period ended
     September 30, 1997.....................................   F-6
Consolidated Statement of Stockholders' Equity:
  Grant Geophysical, Inc. for the three month period ended
     December 31, 1997......................................   F-7
  GGI Liquidating Corporation for the years ended December
     31, 1995 and 1996......................................   F-8
Consolidated Statement of Cash Flows:
  Grant Geophysical, Inc. for the three-month period ended
     December 31, 1997......................................   F-9
  GGI Liquidating Corporation for the years ended December
     31, 1995 and 1996 and for the nine-month period ended
     September 30, 1997.....................................   F-9
Notes to Financial Statements...............................  F-11

SOLID STATE GEOPHYSICAL, INC.
Auditors' Report -- Chartered Accountants...................  F-36
Comments by Auditors for U.S. Readers on Canada -- U.S.
  Reporting Difference --
  Chartered Accountants.....................................  F-36
Consolidated Balance Sheet..................................  F-37
Consolidated Statement of Operations and (Deficit) Retained
  Earnings..................................................  F-38
Consolidated Statement of Changes in Financial Position.....  F-39
Notes to Consolidated Financial Statements..................  F-40

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Grant Geophysical, Inc.

     We have audited the accompanying consolidated balance sheet of Grant Geophysical, Inc. and subsidiaries as of December 31, 1997 and the related consolidated statement of operations, stockholders' equity, and cash flows for the three-month period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of Grant Geophysical, Inc. and subsidiaries, as of December 31, 1997, and the results of their operations and their cash flows for the three-month period then ended in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Houston, Texas
March 19, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
GGI Liquidating Corporation

     We have audited the accompanying consolidated balance sheets of GGI Liquidating Corporation (a debtor-in-possession as of December 31, 1996) (formerly Grant Geophysical, Inc.) and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 1996 and the nine month period ended September 30, 1997. These consolidated financial statements are the responsibility of GGI Liquidating Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial positions of GGI Liquidating Corporation and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1996, and the nine month period ended September 30, 1997, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements and financial statement schedule have been prepared assuming that GGI Liquidating Corporation will continue as a going concern which contemplates among other things, the realization of assets and liquidation of liabilities in the ordinary course of business. As discussed in Note 1 to the consolidated financial statements, GGI Liquidating Corporation (the Petitioning Company) filed a voluntary petition for reorganization under chapter 11 of the United States Bankruptcy Code on December 6, 1996. The chapter 11 case of the Petitioning Company is administered by the United States Bankruptcy Court for the District of Delaware (the "Court"). The Petitioning Company is operating the business as debtor-in-possession which requires certain of its actions to be approved by the Court. In September 1997 the Court approved the "Second Amended Plan of Reorganization" (the "Plan") filed by GGI Liquidating Corporation. The Plan was consummated on September 30, 1997, with the purchase by Grant Geophysical, Inc. of substantially all of the assets and the assumption of certain liabilities of GGI Liquidating Corporation. GGI Liquidating Corporation is currently in liquidation and will distribute all of its assets pursuant to the Plan. Upon the completion of its asset distribution, GGI Liquidating Corporation will dissolve and cease to exist. These matters raise substantial doubt about the Petitioning Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result from the Plan and the distribution of assets pursuant thereto.

KPMG PEAT MARWICK LLP

Houston, Texas
December 22, 1997

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                  GGI           GRANT
                                                              ------------   ------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1997
                                                              ------------   ------------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 6,772        $  7,093
  Restricted cash...........................................        321             321
  Accounts receivable:
     Trade (net of allowance for doubtful accounts of $5,711
      and $158 at December 31, 1996 and 1997,
      respectively).........................................     19,471          29,495
     Other..................................................        996           2,487
  Inventories...............................................        503             530
  Prepaids..................................................      1,411           4,190
  Work in process...........................................      1,071           2,779
                                                                -------        --------
       Total current assets.................................     30,545          46,895
Property, plant and equipment:
  Land......................................................        231             427
  Buildings and improvements................................      1,397           1,548
  Plant facilities and store fixtures.......................      1,703             876
  Machinery and equipment...................................     90,892          70,151
                                                                -------        --------
       Total property, plant and equipment..................     94,223          73,002
  Less accumulated depreciation.............................     56,555           8,498
                                                                -------        --------
       Net property, plant and equipment....................     37,668          64,504
Multi-client data...........................................         --           5,736
Goodwill....................................................         --          36,304
Other assets................................................      1,910           2,265
                                                                -------        --------
       Total assets.........................................    $70,123        $155,704
                                                                =======        ========

                                                        (Continued on next page)

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                  GGI           GRANT
                                                              ------------   ------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1997
                                                              ------------   ------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Notes payable, current portion of long-term debt and
     capital lease obligations..............................   $     589       $  1,158
  Accounts payable..........................................       3,975         16,422
  Accrued expenses..........................................       3,051         10,318
  Foreign income taxes payable..............................         188          2,807
                                                               ---------       --------
       Total current liabilities............................       7,803         30,705
Pre-petition liabilities subject to chapter 11 case.........      90,244             --
Long-term debt and capital lease obligations, excluding
  current portion...........................................          --         65,409
Unearned revenue............................................       6,031          5,443
Other liabilities and deferred credits......................         258          2,369
Subordinated note...........................................          --          9,786
Stockholders' equity (deficit):
  $2.4375 Convertible exchangeable preferred stock, $.01 par value. Authorized 2,300,000 shares; issued and
     outstanding 2,300,000 shares at December 31, 1996,
     (liquidating preference $25 per share, aggregating
     $57,500,000)...........................................          23             --
  Junior preferred stock, $100 par value. Authorized 15,000
     shares; issued and outstanding 14,904 shares at
     December 31, 1996......................................       1,490             --
  Common stock, $.002 par value. Authorized 40,000,000
     shares; issued and outstanding 20,641,765 shares at
     December 31, 1996......................................          41             --
  Cumulative pay-in-kind preferred stock, $.001 par value.
     None authorized, none issued or outstanding at December
     31, 1996, Authorized 20,000 shares; issued and
     outstanding 10,000 shares at December 31, 1997,
     liquidating preference of $1,000 per share.............          --         10,000
  Common stock, $.001 par value. None authorized, issued or
     outstanding at December 31, 1996. Authorized 25,000,000
     shares; issued and outstanding 14,152,555 shares at
     December 31, 1997......................................          --             14
  Additional paid-in capital................................     124,203         41,278
  Accumulated deficit.......................................    (159,970)        (8,833)
  Cumulative translation adjustment.........................          --           (467)
                                                               ---------       --------
       Total stockholders' equity (deficit).................     (34,213)        41,992
                                                               ---------       --------
       Total liabilities and stockholders' equity
        (deficit)...........................................   $  70,123       $155,704
                                                               =========       ========

          See accompanying notes to consolidated financial statements.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  GGI                             GRANT
                                           -------------------------------------------------   ------------
                                                                                NINE MONTHS    THREE MONTHS
                                                    YEAR ENDED                     ENDED          ENDED
                                                   DECEMBER 31,                SEPTEMBER 30,   DECEMBER 31,
                                           -----------------------------       -------------   ------------
                                              1995               1996              1997            1997
                                           ----------         ----------       -------------   ------------
Revenues.................................  $   91,996         $  105,523        $   92,705       $ 37,868
Expenses:
  Direct operating expenses..............      69,046            136,326            71,006         28,431
  Other operating expenses...............       8,527             17,865             6,473          3,507
  Depreciation and amortization..........       9,424             11,500             8,432          4,594
  Special charge for asset impairment....          --              5,802                --          6,369
                                           ----------         ----------        ----------       --------
    Total costs and expenses.............      86,997            171,493            85,911         42,901
                                           ----------         ----------        ----------       --------
    Operating income (loss)..............       4,999            (65,970)            6,794         (5,033)
Other income (deductions):
  Interest expense.......................      (3,635)            (7,558)           (4,037)        (1,431)
  Reorganization costs...................          --               (412)           (3,543)            --
  Interest income........................         113                 36               279             69
  Other..................................       2,076               (502)            2,266         (1,262)
                                           ----------         ----------        ----------       --------
    Total other deductions...............      (1,446)            (8,436)           (5,035)        (2,624)
                                           ----------         ----------        ----------       --------
    Income (loss) before taxes and
       minority interest.................       3,553            (74,406)            1,759         (7,657)
Income tax expense.......................         391              1,621             2,184            856
                                           ----------         ----------        ----------       --------
    Income (loss) before minority
       interest..........................       3,162            (76,027)             (425)        (8,513)
Minority interest........................          --                 --                --          2,847
                                           ----------         ----------        ----------       --------
    Net income (loss)....................  $    3,162         $  (76,027)       $     (425)      $ (5,666)
                                           ==========         ==========        ==========       ========
Net loss applicable to common stock......  $   (2,096)        $  (82,390)       $     (425)      $ (6,143)
                                           ==========         ==========        ==========       ========
INCOME (LOSS) PER COMMON SHARE -- BASIC
  AND DILUTED:
Net income (loss)........................                                                        $  (1.18)
Dividend requirement on Pay-In-Kind
  preferred stock........................                                                           (0.10)
                                                                                                 --------
Net loss per common share................                                                        $  (1.28)
                                                                                                 ========

          See accompanying notes to consolidated financial statements.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                                   GRANT
                            ------------------------------------------------------------------------------------
                              CUMULATIVE               ADDITIONAL                 CUMULATIVE         TOTAL
                              PAY-IN-KIND     COMMON    PAID-IN     ACCUMULATED   TRANSLATION    STOCKHOLDERS'
                            PREFERRED STOCK   STOCK     CAPITAL       DEFICIT     ADJUSTMENT    EQUITY (DEFICIT)
                            ---------------   ------   ----------   -----------   -----------   ----------------
Beginning balances........      $    --        $--      $    --       $    --        $  --          $    --
  Net loss................           --         --           --        (5,666)          --           (5,666)
  Common stock, one share
     issued...............           --         --           --            --           --               --
  Cumulative preferred
     stock issued.........       19,571         --           --            --           --           19,571
  Effectively issued
     4,590,055 shares of
     common stock for
     majority investment
     in Solid State.......           --          5        7,195            --           --            7,200
  "As if" pooling effect
     of Solid State.......           --         --           --        (2,952)          --           (2,952)
  Common stock, one share
     issued...............           --         --           --            --           --               --
  Issued 62,500 shares of
     common stock for
     principal
     shareholder's
     exchange of warrants
     in Solid State.......           --         --          144            --           --              144
  Issued 9,499,998 shares
     to principal
     stockholders in
     accordance with the
     Plan.................           --          9       33,939            --           --           33,948
  Converted 9.571
     preferred shares to
     Subordinated Note....       (9,571)        --           --            --           --           (9,571)
  Dividend-Preferred
     Stock................           --         --           --          (215)          --             (215)
  Cumulative translation
     adjustment...........           --         --           --            --         (467)            (467)
                                -------        ---      -------       -------        -----          -------
Balances at December 31,
  1997....................      $10,000        $14      $41,278       $(8,833)       $(467)         $41,992
                                =======        ===      =======       =======        =====          =======

          See accompanying notes to consolidated financial statements.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                                              GGI
                                  --------------------------------------------------------------------------------------------
                                    $2.4375
                                  CONVERTIBLE     SERIES A
                                  EXCHANGEABLE   CONVERTIBLE    JUNIOR       CUMULATIVE               ADDITIONAL
                                   PREFERRED      PREFERRED    PREFERRED     PAY-IN-KIND     COMMON    PAID-IN     ACCUMULATED
                                     STOCK          STOCK        STOCK     PREFERRED STOCK   STOCK     CAPITAL       DEFICIT
                                  ------------   -----------   ---------   ---------------   ------   ----------   -----------
Balances at December 31,
  1994.........................       $22            $--        $1,490           $--          $24      $111,968     $ (87,105)
  Net income...................        --             --            --            --           --            --         3,162
  Restricted common stock
    issued under the Incentive
    Stock Option Plan..........        --             --            --            --           --            86            --
  Proceeds from sale of 15,000
    shares under the Incentive
    Stock Option Plan..........        --             --            --            --           --            11            --
  Restricted common stock
    issued under the Employee
    Retirement Savings Plan....        --             --            --            --           --            57            --
                                      ---            ---        ------           ---          ---      --------     ---------
Balances at December 31,
  1995.........................        22             --         1,490            --           24       112,122       (83,943)
  Net loss.....................        --             --            --            --           --            --       (76,027)
  Common stock issued in
    connection with obtaining
    equipment and short- and
    long-term financing........        --             --            --            --           --           389            --
  Issuance of 143,000 shares of
    $2.4375 Convertible
    exchangeable preferred
    stock, net of non-cash
    issuance costs of
    $171,000...................         1             --            --            --           --         1,372            --
  Issuance of 70,000 shares of
    Series A convertible
    preferred stock............        --              1            --            --           --         6,999            --
  Conversion of convertible
    debentures.................        --             --            --            --            7         2,767            --
  Conversion of Series A
    convertible preferred
    stock......................        --             (1)           --            --            9            (8)           --
  Proceeds from the exercise of
    200,000 warrants...........        --             --            --            --            1           150            --
  Restricted common stock
    issued under the Incentive
    Stock Option Plan..........        --             --            --            --           --           129            --
  Proceeds from sale of 125,000
    shares under the Incentive
    Stock Option Plan..........        --             --            --            --           --           145            --
  Restricted common stock
    issued under the Employee
    Retirement Savings Plan....        --             --            --            --           --           138            --
                                      ---            ---        ------           ---          ---      --------     ---------
  Balances at December 31,
    1996.......................       $23            $--        $1,490           $--          $41      $124,203     $(159,970)
                                      ---            ---        ------           ---          ---      --------     ---------

                                       GGI
                                 ----------------

                                      TOTAL
                                  STOCKHOLDERS'
                                 EQUITY (DEFICIT)
                                 ----------------
Balances at December 31,
  1994.........................      $ 26,399
  Net income...................         3,162
  Restricted common stock
    issued under the Incentive
    Stock Option Plan..........            86
  Proceeds from sale of 15,000
    shares under the Incentive
    Stock Option Plan..........            11
  Restricted common stock
    issued under the Employee
    Retirement Savings Plan....            57
                                     --------
Balances at December 31,
  1995.........................        29,715
  Net loss.....................       (76,027)
  Common stock issued in
    connection with obtaining
    equipment and short- and
    long-term financing........           389
  Issuance of 143,000 shares of
    $2.4375 Convertible
    exchangeable preferred
    stock, net of non-cash
    issuance costs of
    $171,000...................         1,373
  Issuance of 70,000 shares of
    Series A convertible
    preferred stock............         7,000
  Conversion of convertible
    debentures.................         2,774
  Conversion of Series A
    convertible preferred
    stock......................            --
  Proceeds from the exercise of
    200,000 warrants...........           151
  Restricted common stock
    issued under the Incentive
    Stock Option Plan..........           129
  Proceeds from sale of 125,000
    shares under the Incentive
    Stock Option Plan..........           145
  Restricted common stock
    issued under the Employee
    Retirement Savings Plan....           138
                                     --------
  Balances at December 31,
    1996.......................      $(34,213)
                                     --------

          See accompanying notes to consolidated financial statements.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                  GGI                        GRANT
                                                 --------------------------------------   ------------
                                                                           NINE MONTHS    THREE MONTHS
                                                       YEAR ENDED             ENDED          ENDED
                                                      DECEMBER 31,        SEPTEMBER 30,   DECEMBER 31,
                                                 ----------------------   -------------   ------------
                                                   1995          1996         1997            1997
                                                 --------      --------   -------------   ------------
Cash flows from operating activities:
  Net income (loss)............................  $  3,162      $(76,027)     $  (425)       $(5,666)
  Adjustments to reconcile net income/(loss) to
     net cash provided by operating activities:
     Special charge for asset impairment.......        --         5,802           --          6,369
     Provision for doubtful accounts...........        --         5,511           --             --
     Depreciation and amortization expense.....     9,424        11,500        8,432          4,594
     Deferred costs amortization...............    12,550        29,528           --             --
     Loss on sale of subsidiaries..............        --           198           --             --
     (Gain) loss on the sale of fixed assets...      (212)          (25)          39            132
     Gain on insurance claim...................    (1,247)           --           --             --
     Exchange loss (gain)......................      (102)          251           98            (77)
     Other non-cash items......................       191           328          225         (2,544)
Changes in assets and liabilities, excluding
  effects of divestitures:
(Increase) decrease in:
  Accounts receivable..........................   (14,828)       13,346        2,375            694
  Inventories..................................        27           914          (27)            --
  Prepaids.....................................    (1,701)        1,228         (538)        (1,220)
  Work-in-Process..............................   (18,439)      (24,969)        (268)        (1,101)
  Other assets.................................      (521)        1,846       (1,031)           983
Increase (decrease) in:
  Accounts payable.............................    10,637         9,328        3,143         (1,237)
  Accrued expenses.............................     1,046         5,059          830          1,759
  Foreign income taxes payable.................       122           390        1,767            487
  Other liabilities and deferred credits.......     2,650         7,973       (2,320)         2,213
Change in pre-petition liabilities subject to
  Chapter 11 case:
     Accounts payable..........................        --            --       (2,226)            --
     Accrued expenses..........................        --          (125)      (1,732)            --
     Foreign income tax payable................        --            --         (194)            --
     Other liabilities and deferred credits....        --        (1,402)      (3,622)            --
                                                 --------      --------      -------        -------
       Net cash provided by (used in) operating
          activities...........................     2,759        (9,346)       4,526          5,386

                                                        (Continued on next page)

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                  GGI                        GRANT
                                                 --------------------------------------   ------------
                                                                           NINE MONTHS    THREE MONTHS
                                                       YEAR ENDED             ENDED          ENDED
                                                      DECEMBER 31,        SEPTEMBER 30,   DECEMBER 31,
                                                 ----------------------   -------------   ------------
                                                   1995          1996         1997            1997
                                                 --------      --------   -------------   ------------
Cash flows from (used in) investing activities:
  Capital expenditures, net....................   (13,757)      (10,339)      (6,751)        (3,994)
  Proceeds from the sale of assets.............       255            25           20            182
  Proceeds from the sale of
     subsidiaries/businesses...................        --            39           --             --
  Insurance proceeds from arson damage, net of
     losses incurred...........................     1,351            --           --             --
  Acquisition of the minority interest in Solid
     State.....................................        --            --           --        (15,903)
  Restricted cash..............................     2,879            94           --             --
                                                 --------      --------      -------        -------
       Net cash used in investing activities...    (9,272)      (10,181)      (6,731)       (19,715)
Cash flows from (used in) financing activities:
  Proceeds from the exercise of stock options
     and warrants..............................        11           296           --             --
  Proceeds from issuance of $2.4375 preferred
     stock, net of issuance costs..............        --         1,544           --             --
  Proceeds from issuance of Series A preferred
     stock.....................................        --         7,000           --             --
  Borrowings made during the period............    89,950       122,354        4,207         31,270
  Repayment on borrowings during the period....   (83,032)     (105,757)      (1,838)       (15,363)
  Proceeds from the issuance of Common Stock...        --            --           --         33,948
  Repayment of debt due to GGI.................        --            --           --        (34,783)
  Pre-petition liabilities subject to Chapter
     11 case:
     Borrowings under credit facility..........        --         3,612       49,385             --
     Repayment on borrowings...................        --        (3,382)     (50,465)            --
                                                 --------      --------      -------        -------
     Net cash provided by financing
       activities..............................     6,929        25,667        1,289         15,072
Effect of exchange rate changes on cash........      (173)         (415)        (238)           160
                                                 --------      --------      -------        -------
  Net increase (decrease) in cash and cash
     equivalents...............................       243         5,725       (1,154)           903
Cash and cash equivalents at beginning of
  period.......................................       804         1,047        6,772          6,190
                                                 --------      --------      -------        -------
Cash and cash equivalents at end of period.....  $  1,047      $  6,772      $ 5,618        $ 7,093
                                                 ========      ========      =======        =======

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES. SEE NOTE
                                      17.

          See accompanying notes to consolidated financial statements.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1995, 1996, AND 1997

(1) BASIS OF PRESENTATION

     Effective September 30, 1997, in connection with the plan of reorganization (the "Plan"), Grant Geophysical, Inc. ("Grant"), which was formerly known as Grant Acquisition Corporation, acquired substantially all of the assets and assumed certain liabilities of GGI Liquidating Corporation ("GGI"), which was formerly known as Grant Geophysical, Inc. Elliott Associates L.P. ("Elliott") and Westgate International, L.P. ("Westgate") (collectively known as the "Principal Stockholders") own all of the issued and outstanding common and preferred stock of Grant. The general partners of Elliott are Paul E. Singer and Braxton Associates, L.P. The general partner of Westgate is Hambledon, Inc., a corporation controlled by Braxton Associates, L.P. Elliott and Westgate are each managed by Stonington Management Corporation, a corporation controlled by Mr. Singer. For financial statement purposes, the purchase of GGI's assets by Grant was accounted for as a purchase acquisition. The purchase price was allocated between the fair value of the GGI assets purchased and liabilities assumed, and Grant recorded goodwill of approximately $21.0 million. The effects of the acquisition have been reflected in Grant's assets and liabilities at that date.

     At September 30, 1997, Elliott held 5,888,565 shares or 40.7% and Westgate held 3,291,544 shares, or 23.3% of the outstanding common shares of Solid State Geophysical, Inc. ("Solid State Stock"). As of September 30, 1997, Elliott and Westgate combined owned a controlling interest in both Solid State Geophysical, Inc. ("Solid State") and Grant. As such, as of that date, Elliott and Westgate were deemed to have transferred their ownership in Solid State to Grant in exchange for 4,590,055 shares of Grant Common Stock. This transaction was accounted for as an exchange of ownership interests between entities under common control and the assets and liabilities transferred were accounted for at historical cost in a manner similar to a pooling-of-interests. In November 1997, Grant, through a wholly owned Canadian subsidiary, initiated a tender offer for all of the outstanding common shares of Solid State not held by Grant. In connection with the tender offer, Elliott and Westgate transferred its ownership in Solid State to Grant in exchange for 4,652,555 shares of Grant Common Stock and agreed to loan Grant $15.8 million to pay for shares tendered in the tender offer and costs incurred in connection with such tender offer. Upon the expiration of the Tender Offer on December 19, 1997, Grant held approximately 99% of the outstanding shares of Solid State Stock. On December 23, 1997, because Grant acquired over 90% of the outstanding shares of Solid State Stock not already held by Grant qualified to exercise its statutory right under Canadian law to acquire the remaining shares of Solid State Stock on the same terms and at the same price as the Tender Offer. On December 23, 1997 after exercising these statutory rights, Solid State became an indirect wholly owned subsidiary of the Grant The acquisition of the unaffiliated minority interest under the tender offer was accounted for under the purchase method of accounting at the date of acceptance. Grant recorded goodwill of approximately $15.3 million in connection with the acquisition of the unaffiliated minority interest.

     As a result, Grant's consolidated balance sheet as of December 31, 1997 and statement of operations and cash flows for the three-months ended December 31, 1997 is presented using Grant's new basis of accounting, while the consolidated balance sheets of GGI as of December 31, 1996 and the consolidated statements of operations and cash flows for the two years ended December 31, 1996 and the nine-months ended September 30, 1997 are presented using GGI's historical cost basis of accounting. Because of the recent acquisition and related adjustment of assets and liabilities to fair value as of December 31, 1997, the carrying value of Grant's financial assets and liabilities approximates fair value.

     Presented below is the unaudited pro forma effect of the combination of Solid State and Grant. Pro forma adjustments have been made to record the consummation of the Plan and certain related transactions, the issuance of a subordinated note in exchange for 9,571.162 shares of Grant preferred stock (see
Note 9 for a discussion of the subordinated note), the Acquisition, which includes the transfer of shares of Solid State Stock to Grant by the Principal Stockholders, which has been accounted for as an exchange of ownership interest between entities

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

under common control (as-if-pooling) and the acquisition of the unaffiliated minority interest of Solid State, which has been accounted for as a purchase. The unaudited pro forma information gives effect to the transaction as if it was completed as of January 1, 1996.

                                                             FOR THE YEAR ENDED    FOR THE YEAR ENDED
                                                             DECEMBER 31, 1996     DECEMBER 31, 1997
                                                             ------------------    ------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...................................................       $138,155              $173,865
                                                                  ========              ========
Net Loss...................................................       $(84,569)             $ (8,522)
                                                                  ========              ========
Net Loss applicable to common stock........................       $(85,619)             $ (9,572)
                                                                  ========              ========
Basic loss per share.......................................       $  (5.95)             $  (0.67)
                                                                  ========              ========

     On December 6, 1996, (the "Petition Date") GGI filed for protection under the United States Bankruptcy Code and began its reorganization under the supervision of the Bankruptcy Court. The reorganization was precipitated by several factors, including overly rapid and underfinanced expansion in the United States and Latin American markets, costs related to the development of a proprietary data recording system and poor operational results in the United States and certain international markets. These factors impaired GGI's ability to service its indebtedness, finance its existing capital expenditure requirements and meet its working capital needs. In addition, GGI was unable to raise additional equity, causing a disproportionate reliance on debt financing and equipment leasing. In connection with the reorganization, GGI replaced its senior management, disposed of unprofitable operations and developed the Plan, which was consummated on September 30, 1997 (the "Effective Date") with the purchase by Grant of substantially all of the assets and the assumption certain liabilities of GGI. GGI is currently in liquidation and will distribute all of its assets pursuant to the Plan. Upon the completion of its asset distribution, GGI will dissolve and cease to exist.

     Grant was incorporated in Delaware in September 1997. The Company has several wholly owned subsidiaries incorporated in the United States and certain foreign jurisdictions and has established branch operations in various foreign jurisdictions. The Company provides the petroleum industry with land and transition zone seismic data acquisition services and operates or has operated seismic crews in areas of oil and gas exploration in the United States, Canada, Latin America, the Far East, the Middle East and Africa.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Going Concern Considerations--GGI

     The accompanying financial statements of GGI have been prepared on a going concern basis, which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. As described earlier, GGI is in the process of distributing its assets pursuant to the Plan and will be dissolved. These matters raise substantial doubt about GGI's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that may result from the Plan and the distribution of assets pursuant thereto.

  Principles of Consolidation

     Each of the consolidated financial statements include the accounts of GGI or Grant and all of their respective majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Minority Interest

     The minority interest calculated on the Consolidated Statement of Operations is computed based on the minority ownership percentage in Solid State during the fourth quarter of 1997. This minority interest was extinguished by the tender offer and Solid State is a wholly owned subsidiary of Grant.

  Revenues

     Revenues from data acquisition are recognized based on contractual rates set forth in the related contract. If the contract only provides a rate for the completed service, revenue and any unearned revenue recorded is recognized based on the percentage of the work effort completed compared with the total work effort involved in the contract.

  Cash and Cash Equivalents

     For purposes of the consolidated statement of cash flows, all highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents. There were no investments at December 31, 1996 and $510,000 at December 31, 1997.

  Restricted Cash

     At December 31, 1996 and 1997, restricted cash included three certificates of deposit totaling $321,000 which are pledged as collateral for letters of credit.

  Inventories

     Inventories, which consist primarily of miscellaneous supplies, are stated at lower of cost or market. Cost is determined using the specific identification method.

  Work in Process

     Expenses related to the work in progress of seismic crews are deferred and recognized over the performance of the contract.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of future minimum lease payments at the inception of the lease.

     Depreciation is provided principally by the straight-line method over the estimated useful lives of the various classes of assets as follows:

                                                              YEARS
                                                              -----
Buildings and improvements..................................  5-10
Data processing equipment...................................   3-5
Office equipment............................................  5-10
Seismic exploration and transportation equipment............  3-10

     Plant and equipment held under capital leases are amortized by the straight-line method over the shorter of the lease term or estimated useful life of the asset. Expenditures for maintenance and repairs are charged to operations. Betterments and major renewals are capitalized.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Multi-Client Data Library

     The costs incurred in acquiring and processing multi-client seismic data owned by the Company are capitalized. During the twelve month period beginning with the initiation of acquisition of each multi-client survey, costs are amortized based on revenues from such survey as a percentage of total estimated revenues to be realized from such survey. Thereafter, amortization of remaining capitalized costs is provided at the greater of the percentage of realized revenues to total estimated revenues or straight line over four years.

     On a quarterly basis, management estimates the residual value of each survey, and additional amortization is provided if the remaining revenues reasonably expected to be obtained from any survey are less than the carrying value of such survey.

  Asset Impairment

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

     Long-lived assets and certain identifiable intangibles are written down to their current fair value whenever events or changes in circumstances indicate that the carrying amount of these assets are not recoverable. These events or changes in circumstances may include but are not limited to a significant change in the extent in which an assets is used, a significant decrease in the market value of the asset, or a projection or forecast that demonstrates continuing losses associated with an asset. If an impairment is determined, the asset is written down to its current fair value and a loss is recognized.

  Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited. Accumulated amortization was $175,000 as of December 31, 1997. Grant assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting Grant's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. The goodwill created in the purchase of GGI's assets is amortized over 30 years and the goodwill created in the acquisition of Solid State is amortized over 20 years.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reorganization Costs

     Reorganization costs consist of professional fees and similar types of expenditures directly related to GGI's chapter 11 proceeding, and are expensed as incurred. During 1996 and nine months ended September 30, 1997, GGI had incurred approximately $412,000 and $3,543,000 of reorganization costs.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Foreign Exchange Gains and Losses

     Grant has determined that the United States ("U.S.") dollar is its primary functional currency in all foreign locations with the exception of its Canadian subsidiaries. Accordingly, these foreign entities (other than Canada) translate property and equipment (and related depreciation) and inventories into U.S. dollars at the exchange rate in effect at the time of their acquisition while other assets and liabilities are translated at year-end rates. Operating results (other than depreciation) are translated at the average rates of exchange prevailing during the year. Remeasurement gains and losses are included in the determination of net income and are reflected in other income (deductions) (See
Note 16). The Canadian subsidiaries use the Canadian dollar as their functional currency and translate all assets and liabilities at year-end exchange rates and operating results at average exchange rates prevailing during the year. Adjustments resulting from the translation of assets and liabilities are recorded in the cumulative foreign currency translation adjustment account in stockholders' equity. Grant does not presently use derivatives or forward foreign exchange hedging contracts.

  Income Taxes

     The Financial Accounting Standards Board ("FASB") issued SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Post-Employment Benefits

     SFAS No. 112, "Employer's Accounting for Post-Employment Benefits," requires companies to account for benefits to former or inactive employees after employment but before retirement on the accrual basis of accounting. Post-employment benefits include every form of benefit provided to former or inactive employees, their beneficiaries and covered dependents. Benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits (including workers' compensation), job training and counseling, and continuation of benefits such as health care benefits and life insurance coverage. Adoption of SFAS No. 112 did not materially affect GGI's consolidated results of operations or financial position.

  Income (Loss) Per Common Share

     Statement of Financial Accounting Standards No. 128, "Earnings per Share," specifies new measurement, presentation and disclosure requirements for earnings per share and is required to be applied retroactively upon initial adoption. Grant has adopted SFAS No. 128 effective December 31, 1997, and accordingly, has restated herein all previously reported earnings per share data. Earnings per share data have not been presented for GGI as this information is not meaningful.

     Basic income (loss) per common share is computed based upon the weighted average number of common shares outstanding during each period without any dilutive effects considered. Diluted income (loss) per common share reflects dilution for all potentially dilutive securities including warrants and convertible securities. The income (loss) is adjusted for by cumulative preferred stock dividends in calculating net income (loss) attributable to the common shareholder.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Stock Based Compensation

     The FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value method for accounting for stock-based compensation plans either through recognition or disclosure. Grant has elected to follow the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," where compensation costs are not recognized in the Company's stock option plans.

     Had GGI adopted SFAS No. 123 for options granted after January 1, 1995, GGI's net loss for the years ended December 31, 1995 and 1996 would have been increased as follows (in thousands):

                                                                    GGI
                                                 -----------------------------------------
                                                        1995                  1996
                                                 -------------------   -------------------
                                                    AS                    AS
                                                 REPORTED   PROFORMA   REPORTED   PROFORMA
                                                 --------   --------   --------   --------
Net loss applicable to common stock............  $(2,096)   $(2,215)   $(82,390)  $(82,612)

     For purposes of determining compensation costs using the provisions of SFAS 123, the fair value of option grants were determined using the Black-Scholes option-valuation model. The key input variables used in valuing the options were: risk-free interest rate of 8.5%; dividend yield of zero; stock price volatility of 70%; expected option lives of four years.

     Pursuant to the Plan, GGI's capital stock was canceled on the Effective Date. As a result, GGI's Amended 1989 Long-Term Incentive Plan was also canceled. As of December 31, 1997, Grant has not granted any awards under the 1997 Equity and Performance Plan. Therefore, the effect of SFAS No. 123 for the nine months ended September 30, 1997 and the three months ended December 31, 1997 have not been presented.

  Reclassifications

     Certain amounts previously reported have been reclassified in order to ensure comparability between the periods reported.

  Recent Accounting Pronouncements

     The FASB issued "Reporting Comprehensive Income" ("SFAS 130") regarding standards for reporting and display of comprehensive income and its components. The components of comprehensive income refer to revenues, expenses, gains and losses that are excluded from net income under current accounting standards, including foreign currency translation items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. SFAS 130 requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement displayed in equal prominence with other financial statements; the total or other comprehensive income for a period is required to be transferred to a component of equity that is separately displayed in a statement of financial position at the end of an accounting period. SFAS 130 is effective for both interim and annual periods beginning after December 15, 1997. The Company plans to adopt SFAS 130 in the first quarter of 1998.

     The FASB issued "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131") regarding disclosures about segments of an enterprise and related information. SFAS 131 establishes standards for reporting information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 is effective for periods beginning after December 15, 1997. Grant will adopt SFAS 131 for the fiscal year ending December 31, 1998.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(3) PRE-PETITION LIABILITIES SUBJECT TO GGI'S CHAPTER 11 CASE

     As a result of GGI's chapter 11 reorganization proceedings, all pre-petition liabilities of GGI outstanding at December 31, 1996 were classified as pre-petition liabilities subject to Chapter 11 case. The terms and amounts due are subject to the conditions of the Plan confirmed on September 15, 1997. GGI's secured and unsecured debt at December 31, 1996 was as follows (dollars in thousands):

                                                                     DECEMBER 31, 1996
                                                              --------------------------------
                                                                        PRE-PETITION
                                                                          ACCRUED
                                                              AMOUNT      INTEREST      TOTAL
                                                              -------   ------------   -------
SECURED DEBT:
  Revolving line of credit, 12.7%-14.7%(A)..................  $11,774      $   --      $11,774
  Equipment notes payable, 7.3%-12.0%(A)....................   16,594         557       17,151
  Other notes payable, 10.7%-15.0%(A).......................    5,560         302        5,862
  Capital lease obligations, 9.0%-27.0%(A)..................    8,971         198        9,169
  Other Claims..............................................    1,662          --        1,662
                                                              -------      ------      -------
                                                              $44,561      $1,057      $45,618
                                                              =======      ======      =======

                                                                     DECEMBER 31, 1996
                                                              --------------------------------
                                                                        PRE-PETITION
                                                                          ACCRUED
                                                              AMOUNT      INTEREST      TOTAL
                                                              -------   ------------   -------
UNSECURED DEBT:
  Convertible Debentures, 8%(A).............................  $   350      $   --      $   350
  Other notes payable, 6%-22%(A)............................   11,266         158       11,424
  Capital lease obligations, 12%-37%(A).....................      687          37          724
  Trade Accounts Payable....................................   23,718          --       23,718
  Accrued Expenses..........................................    2,956          --        2,956
  Other liabilities and deferred credits....................    5,454          --        5,454
                                                              -------      ------      -------
                                                               44,431         195       44,626
                                                              -------      ------      -------
     TOTAL..................................................  $88,992      $1,252      $90,244
                                                              =======      ======      =======

------------

(A) Represents contractual stated interest rates.

     On February 4, 1997, the Court approved a Financing Order that authorized GGI to enter into an agreement to obtain secured post-petition financing with its primary working capital lender (the "Lender") under which agreement the Lender continued to advance funds to GGI for its operations. The Financing Order was amended by order of the Court on April 9, 1997. Pursuant to the Amended Financing Order, the Lender agreed to make revolving advances not to exceed $12,500,000. The advances are not to exceed a borrowing base equal to a percentage of certain trade accounts receivable and an overadvance amount. The maximum permitted overadvance was $7,000,000 through September 30, 1997 when the Amended Financing Order expired. A $125,000 fee was paid to the Lender. Interest accrued at prime plus 3.75% on the advance funds and prime plus 7.25% on the overadvance funds. Pursuant to the Plan, all loans made under the Financing Order were paid in full on September 30, 1997.

     On August 22, 1996, GGI amended a two-year term loan agreement with a secured lender to increase the principal amount to $5,000,000. Interest on such debt at the rate of 13.5% has been accruing since the petition date. Pursuant to the Plan, this loan was paid in full December 31, 1997.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     Agreements with certain lenders and lessors were reached and pursuant to the Plan, GGI made payments of adequate protection in varying amounts. Pursuant to the Plan, each of these loans and leases was paid in full or are included in the liabilities assumed by Grant (see Note 9).

     On March 27, 1996, GGI issued $3,000,000 of its 8% Convertible Debentures ("Debentures") due December 31, 1999. The Debentures were convertible, at the option of the purchaser, into shares of GGI's Common Stock at a conversion price of 80% of the five day average low trading price prior to the conversion election of the Common Stock, provided that such 80% figure is increased to 100% if the Debentures were converted within 45 days of the Closing Date. As of December 31, 1996, approximately $2,650,000 of the Debentures had been converted into 3,400,261 shares of GGI's Common Stock. The remaining amount is an unsecured debt of GGI which will receive the recovery, if any, afforded to allowed unsecured creditors pursuant to the Plan.

     GGI borrowed an aggregate of $3,149,000 from Westgate and Elliott for working capital purposes. This amount remained outstanding at December 31, 1996 and will receive the recovery, if any, afforded to allowed unsecured creditors pursuant to the Plan.

     Prior to the Petition Date, interest was accrued on all debt instruments based on contractual rates. Interest was accrued on all secured equipment notes payable and capital leases based on renegotiated rates of 7% to 11.09% from December 7, 1996. All unsecured and undersecured debt were not entitled to accrue interest since the Petition Date. Interest expense, based on contractual rates of debt instruments, would have been approximately $7,667,000 for the year ended December 31, 1996. Interest expense for the nine months ended September 30, 1997 and the three months ended December 31, 1997, has been accrued at the renegotiated contractual rates.

(4) SPECIAL CHARGE FOR ASSET IMPAIRMENT

     GGI

     In 1994 GGI began development of a proprietary data recording system, which was intended to replace an older recording system used in transition zone areas. Problems with software design and hardware availability resulted in numerous delays and substantial cost overruns. In addition, the completed system did not meet performance expectations. Consequently, at December 31, 1996, GGI reduced the carrying value of the proprietary data recording system which was not expected to generate future cash flows adequate to support current carrying values. Accordingly, a $5,802,000 charge for asset impairment was recorded during the fourth quarter of 1996.

     GRANT

     In the fourth quarter of 1997 certain assets of Solid State were written down to reflect their fair value in accordance with the asset impairment policy. Accordingly, Grant recorded a $6,369,000 special charge for asset impairment in the fourth quarter of 1997. This charge primarily consisted of $5,869,000 relating to the multi-client data library and $500,000 relating to miscellaneous assets held by Solid State.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(5) SUMMARY OF OPERATIONS

     A summary of operations by geographical area follows (dollars in thousands):

                                                                 GGI                        GRANT
                                                --------------------------------------   ------------
                                                                          NINE MONTHS    THREE MONTHS
                                                      YEAR ENDED             ENDED          ENDED
                                                     DECEMBER 31,        SEPTEMBER 30,   DECEMBER 31,
                                                ----------------------   -------------   ------------
                                                  1995          1996         1997            1997
                                                --------      --------   -------------   ------------
Total revenues:
  Canada......................................  $     --      $     --      $    --        $ 4,468
  United States...............................    47,849        42,074       41,267         12,458
  Middle East.................................       786            --           --             --
  Africa......................................    14,208           904           --            348
  Colombia....................................     4,535        12,722       19,797          2,836
  Peru........................................    13,719        27,490        2,696             --
  Other Latin America.........................     7,278        16,921       20,074         13,147
  Far East....................................     3,621         5,412        8,871          4,611
                                                --------      --------      -------        -------
                                                $ 91,996      $105,523      $92,705        $37,868
                                                ========      ========      =======        =======
Operating income (loss):......................
  Canada......................................  $     --      $     --      $    --        $(1,488)
  United States...............................     4,575       (35,920)      (1,924)        (7,634)
  Middle East.................................       285          (144)          --              5
  Africa......................................     1,130        (4,281)          --            (74)
  Europe......................................      (821)         (922)          --             --
  Colombia....................................      (271)          (94)       4,750            137
  Peru........................................     1,205       (19,804)           4             --
  Other Latin America.........................      (714)       (4,744)       1,619          2,347
  Far East....................................      (390)          (61)       2,345          1,674
                                                --------      --------      -------        -------
                                                $  4,999      $(65,970)     $ 6,794        $(5,033)
                                                ========      ========      =======        =======

                                                                  GGI           GRANT
                                                              ------------   ------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1997
                                                              ------------   ------------
Identifiable assets:
  Canada....................................................    $    --        $ 35,278
  United States.............................................     36,956          79,089
  Africa....................................................         --             504
  Europe and the Middle East................................         41             461
  Colombia..................................................      9,233           9,750
  Peru......................................................     10,354              --
  Other Latin America.......................................      9,210          21,530
  Far East..................................................      2,701           7,351
                                                                -------        --------
     Total identifiable assets..............................     68,495         153,963
  Corporate assets..........................................      1,628           1,741
                                                                -------        --------
                                                                $70,123        $155,704
                                                                =======        ========

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     In 1995, revenue from a nationalized oil company totaled approximately $10,048,000 (11%). Revenues from a U.S. based international oil company were approximately $12,683,000 (14%) and $20,233,000 (19%) for the years ended December 31, 1995 and 1996, respectively. For the nine months ended September 30, 1997, revenues from three oil companies, one domestic and two international, were approximately $14,008,000 (15%), $9,924,000 (11%), $8,895,000 (10%).

(6) DIVESTITURES

     During the fourth quarter of 1996, GGI sold the stock of its Venezuela subsidiary and also entered into an agreement to sell the stock of its Nigeria subsidiary. The sale of the Nigeria subsidiary was finalized in April 1997. Proceeds from these sales totaled approximately $380,000. Other than a $198,000 loss recognized on these sales in 1996, these transactions did not have a significant impact on GGI's operating results.

(7) PROPERTY, PLANT AND EQUIPMENT

     A summary of property, plant and equipment follows:

                                                                        ACCUMULATED
                            GGI                                COST     DEPRECIATION
                            ---                               -------   ------------
                                                              (DOLLARS IN THOUSANDS)
December 31, 1996
  Land......................................................  $   231     $    --
  Buildings and improvements................................    1,397         202
  Plant facilities and store fixtures.......................    1,703       1,041
  Machinery and equipment...................................   90,892      55,312
                                                              -------     -------
                                                              $94,223     $56,555
                                                              =======     =======

                                                                        ACCUMULATED
                           GRANT                               COST     DEPRECIATION
                           -----                              -------   ------------
                                                              (DOLLARS IN THOUSANDS)
December 31, 1997
  Land......................................................  $   427     $    --
  Buildings and improvements................................    1,548          42
  Plant facilities and store fixtures.......................      876         170
  Machinery and equipment...................................   70,151       8,286
                                                              -------     -------
                                                              $73,002     $ 8,498
                                                              =======     =======

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(8) INCOME TAXES

     The composition of the income tax expense follows (dollars in thousands):

                                                                    GGI                     GRANT
                                                      --------------------------------   ------------
                                                                          NINE MONTHS    THREE MONTHS
                                                         YEAR ENDED          ENDED          ENDED
                                                        DECEMBER 31,     SEPTEMBER 30,   DECEMBER 31,
                                                      ----------------   -------------   ------------
                                                      1995       1996        1997            1997
                                                      ----      ------   -------------   ------------
Current:
  State.............................................  $ --      $   --      $   --           $ --
  Federal...........................................    --          --          --             --
  Foreign...........................................   391       1,621       2,184            856
Deferred:
  State.............................................    --          --          --             --
  Federal...........................................    --          --          --             --
  Foreign...........................................    --          --          --             --
                                                      ----      ------      ------           ----
     Income tax expense.............................  $391      $1,621      $2,184           $856
                                                      ====      ======      ======           ====

     At December 31, 1996, GGI had net operating losses ("NOLs") of approximately $173,000,000 available for carryforward for U.S. Federal income tax purposes. The NOLs, if unused, will expire between 1997 and 2011. Since GGI will, in accordance with the Plan, be liquidated, approximately $150,000,000 of these NOLs will not be used and will expire at such time as GGI ceases to exist.

     Grant acquired approximately $23,000,000 of GGI's U.S. NOLs on September 30, 1997. The NOLs, if unused, will expire between 1998 and 2011. Future utilization of these NOLs will be restricted due to the change of ownership resulting from the Plan. Based on current valuations, use of these NOLs would be limited to approximately $704,000 annually.

     Grant also acquired approximately $13,536,000 of Solid State's U.S. NOLs on December 30, 1997. The NOLs, if unused, will expire between 1998 and 2011. Future utilization of approximately $9,760,000 of these NOLs will be restricted due to a change of ownership which occurred on February 25, 1997. Based on current valuations, the restriction would be approximately $125,000 annually.

     In addition, Grant acquired approximately $7,800,000 of Solid State's NOLs in Canada on December 30, 1997. The NOLs, if unused, will expire between 2000 and 2005. Future utilization of these NOLs is restricted to income arising in Canada from the same type of business operations that generated them.

     All of these acquired NOLs, when utilized, will first reduce goodwill and other noncurrent intangible assets related to the acquisition to zero, with any remaining tax benefits recognized as a reduction of income tax expense.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     The total income tax expense is different from the amount computed by applying the U.S. Federal income tax rate to income before income taxes. The reasons for these differences were as follows (dollars in thousands):

                                                                   GGI                     GRANT
                                                    ---------------------------------   ------------
                                                                         NINE MONTHS    THREE MONTHS
                                                       YEAR ENDED           ENDED          ENDED
                                                      DECEMBER 31,      SEPTEMBER 30,   DECEMBER 31,
                                                    -----------------   -------------   ------------
                                                     1995      1996         1997            1997
                                                    ------   --------   -------------   ------------
U.S. Federal income tax expense (benefit) at
  statutory rate..................................  $1,208   $(25,298)     $  616         $(2,680)
Increases (reductions) in taxes from:
Foreign income tax rate more (less) than U.S. rate
  on foreign income...............................     110      4,712         741           1,648
Losses of the U.S. return group from which no
  benefit is expected.............................      --     22,207         827           1,888
Utilization of prior year losses for which no
  benefit was recognized..........................    (927)        --          --              --
                                                    ------   --------      ------         -------
Income tax expense recorded.......................  $  391   $  1,621      $2,184         $   856
                                                    ======   ========      ======         =======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (dollars in thousands):

                                                                  GGI                        GRANT
                                                 --------------------------------------   ------------
                                                                           NINE MONTHS    THREE MONTHS
                                                       YEAR ENDED             ENDED          ENDED
                                                      DECEMBER 31,        SEPTEMBER 30,   DECEMBER 31,
                                                 ----------------------   -------------   ------------
                                                   1995          1996         1997            1997
                                                 --------      --------   -------------   ------------
Deferred tax asset:
Plant and equipment, principally due to
  differences in depreciation..................  $  1,890      $  3,841     $  5,042        $    666
Financing costs................................        --            --           --             244
Research and development costs.................        --            --           --             499
Allowance for doubtful accounts and other
  accruals.....................................        --         3,042           --              58
Net operating loss carryforwards...............    36,519        58,795        8,026          10,720
                                                 --------      --------     --------        --------
          Total................................    38,409        65,678       13,068          12,187
Deferred tax liability:
Plant and equipment, principally due to
  differences in depreciation..................        --            --           --            (339)
                                                 --------      --------     --------        --------
Net deferred tax asset.........................    38,409        65,678       13,068          11,848
Valuation allowance............................   (38,409)      (65,678)     (13,068)        (11,848)
                                                 --------      --------     --------        --------
Net deferred tax asset (liability).............  $     --      $     --     $     --        $     --
                                                 ========      ========     ========        ========

     The valuation allowance for deferred tax assets as of January 1, 1995 was $39,039,000. The net change in the total valuation allowance for the years ended December 31, 1995, 1996, the nine months ended September 30, 1997, and the three months ended December 31, 1997, was a decrease of $630,000, an increase of $27,269,000, a decrease of $52,610,000, and a decrease of $1,220,000, respectively.

(9) NOTES PAYABLE, LONG-TERM DEBT, CAPITAL LEASE OBLIGATIONS AND SUBORDINATED
    NOTE

     A summary of notes payable, long-term debt, and capital lease obligations was as follows (dollars in thousands):

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                                   GGI            GRANT
                                                              -------------   -------------
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1996            1997
                                                              -------------   -------------
Revolving lines of credit:
  Prime plus 2%, due March 31, 1999 at December 31, 1997
     10.5%..................................................      $ --           $   800
  Term note--prime plus 2% at December 31, 1997 10.5%.......        --            15,800
  Prime plus .75%, due February 17, 1997 at December 31,
     1997 6.75%.............................................        --             2,565
Equipment notes payable--10.7% to 10.75%, due 1998-1999.....        --            13,989
Other notes payable--6.24% to 26.0%, due 1998-2005..........       589            25,051
Capital lease obligations--7.5% to 12.0%, due 1998-2000.....        --             8,362
Subordinated Note -- 10.5% due March 31, 1999...............        --             9,786
                                                                  ----           -------
Total long term.............................................       589            76,353
Less current portion........................................       589             1,158
                                                                  ----           -------
     Notes payable, long-term debt, capital lease
      obligations and subordinated note excluding current
      portion...............................................      $ --           $75,195
                                                                  ====           =======

     At the Petition Date all of GGI's notes payable, long-term debt and capital lease obligations were reclassified to Pre-Petition Liabilities Subject to Chapter 11 Case (see Note 3). At December 31, 1996, other notes payable consisted of a revolving line of credit maintained by a foreign subsidiary.

     As of March 18, 1998, all of the outstanding debt of Grant, with the exception of approximately $3.6 million relating to one capital lease obligation and one note payable, has been paid off with the proceeds of the Senior Notes (see below).

     On October 1, 1997, Grant and Elliott entered into a credit facility providing for a revolving loan facility under which Grant may borrow up to an aggregate principal amount of $5 million (at December 31, 1997, $4.2 million was available for borrowing). Grant is required to pay interest on the outstanding principal balance of revolving loans at a rate per annum equal to the prime rate plus 2%. On December 18, 1997, the credit facility was amended to provide for a term loan of $15.8 million in addition to the revolving loans. The proceeds of the term loan were used by Grant to purchase all of the stock of Solid State not already owned by Grant (see Note 1). The credit facility expires on March 31, 1999 at which time all obligations of Grant under the credit facility are due and payable. The loans under the credit facility are secured by all of Grant's assets and a pledge by Grant of certain notes and all the outstanding shares of capital stock of its subsidiaries. Each subsidiary of Grant has executed a guaranty in favor of Elliott, each of which guarantees payment of all Grant's obligations owed to Elliott under the credit facility. Each subsidiary has pledged its assets in favor of Elliott to secure its obligations under its respective guaranty. The credit facility contains restrictions which, among other things, prohibit Grant's right to pay dividends and limit its right to borrow money, purchase fixed assets or engage in certain types of transactions without the consent of the lender. The instrument was paid in full on February 18, 1998 with the proceeds of the Senior Notes. (See below)

     At December 31, 1997, a foreign credit facility between Solid State and its subsidiaries and a Canadian bank was in effect. Under this revolving facility Grant may borrow up to a principal amount of $3.6 million, secured by substantially all the assets of Solid State and by assignment of receivables and bears interest at Canadian prime rate plus .75%. There was approximately $2.6 million outstanding at December 31, 1997. This facility was paid in full on February 18, 1998 and was terminated. Following repayment of this note, the Solid State assets have been pledged by Grant to secure the loans from Elliott described above and each Solid State subsidiary has executed a guaranty in favor of Elliott in the form described above.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     On December 19, 1997 Elliott and Westgate exchanged 9,571.162 shares of preferred stock with a liquidation value of $9,571,162, plus accrued dividends of $215,000, for a subordinated note which bears interest at an annual rate of 10.5%. The instrument was paid in full on February 18, 1998 with the proceeds of the Senior Notes. (See below)

     The Company's equipment notes payable and capital lease obligations represent installment loans or capital lease obligations primarily related to the acquisition of seismic recording equipment. These instruments were paid in full on February 18, 1997 with the proceeds of the Senior Notes. (See below)

     At December 31, 1997, other notes payable included approximately $16.7 million due to Elliott from term loans entered into by Solid State during the period February 1997 through October 1997. In addition, there is approximately $6.5 million due by Solid State to the same Canadian bank that has the revolver. The remainder of the payable consists of local short-term credit lines in certain foreign subsidiaries. These instruments were paid in full on February 18, 1997 with the proceeds of the Senior Notes. (See below)

     On February 18, 1998, Grant completed an offering of $100 million face value 9 3/4% Senior Notes due 2008. The Notes bear interest from February 18, at a rate per annum set forth above payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1998. The net proceeds to Grant from the sale of the Notes was approximately $95.2 million after deducting the Initial Purchaser's discount and certain other estimated fees and expenses. Grant used the proceeds to repay approximately $74.5 million of the outstanding balance of debt and interest existing at December 31, 1997. This amount is comprised of approximately $73.0 million in principal and $1.5 million in interest.

(10) LEASES

     The future minimum rental payments for Grant's various noncancelable operating leases at December 31, 1997 were as follows:

                                                                MINIMUM RENTALS OF
                                                                      GRANT
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
                                                                    OPERATING
                                                                      LEASES
                                                                      ------
1998........................................................          $1,046
1999........................................................             632
2000........................................................             465
2001........................................................             205
2002........................................................             205
                                                                      ------
  Total.....................................................          $2,553
                                                                      ======

     The total rental expenses for each of the periods was as follows (dollars in thousands):

                    GGI                          GRANT
  ----------------------------------------       -----
                             NINE MONTHS     THREE MONTHS
                                ENDED            ENDED
  YEAR ENDED DECEMBER 31,   SEPTEMBER 30,    DECEMBER 31,
  -----------------------   -------------    ------------
     1995         1996           1997            1997
     ----         ----           ----            ----
    $1,880       $2,089          $830            $996

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(11) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

  Cash and short-term financial instruments

     The carrying amount approximates fair value due to the short maturity of these instruments.

  Long-term notes receivable

     The fair value has been estimated using the expected future cash flows discounted at market interest rates which approximate its carrying value.

  Long-term debt

     The fair value of GGI's and Grant's long-term debt has been estimated based on quoted market prices for the same or similar issues, or on the current rates offered to GGI and Grant for debt of the same remaining maturities.

     As a result of the Plan certain long-term debt claims against GGI at December 31, 1996 will be settled at less than 100 percent of their value. However, distributions under the Plan have not been completed, and until such time as such distributions are completed, the fair value of these claims will continue to be uncertain.

(12) EMPLOYEE BENEFIT PLANS

  GGI Incentive Stock Option Plan

     On November 1, 1996, GGI's Amended 1989 Long-Term Incentive Plan (the "Plan") was amended to increase the shares of common stock reserved to cover the granting of options to purchase shares of Common Stock ("Options"), issuing of shares of Common Stock which are subject to vesting requirements or other restrictions ("Restricted Stock") and issuing of Stock Appreciation Rights ("SAR") to employees to 2,803,930 shares.

     GGI options were awarded at an option price determined by the Board of Directors, which was not less than 100% of fair market value or 110% of fair market value for employees already owning more than 10% of the voting power of all classes of stock. The options were exercisable either by the purchase of shares at the option price or as stock appreciation rights by which the employee received cash or stock equivalent in value of the difference between the option price and the market value of the stock at the exercise date. These options were to

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

expire ten years from the date of grant and were exercisable as defined by the stock option plan. No stock appreciation rights were granted. Transactions for Options under the plan are summarized as follows:

                                                                            OPTION
                                                              SHARES        PRICE
                                                              ------        -----
Outstanding, December 31, 1994:
                                                                3,000    $       0.10
                                                              262,000     0.938-1.313
                                                               20,000            2.50
                                                              108,750            7.00
                                                             --------
                                                              393,750
     Granted...............................................   150,000            2.31
     Exercised.............................................   (15,000)     0.10-0.938
Outstanding, December 31, 1995:
                                                              250,000    $0.938-1.313
                                                              170,000      2.310-2.50
                                                              108,750            7.00
                                                             --------
                                                              528,750
     Granted...............................................   784,000     2.219-2.688
     Exercised.............................................  (125,000)    1.125-1.313
     Canceled..............................................  (125,000)    0.938-1.313
     Canceled..............................................  (700,000)    2.219-2.688
     Canceled..............................................   (45,000)           7.00
                                                             --------    ------------
Outstanding, December 31, 1996.............................   254,000    $2.219-2.688
Outstanding, December 31, 1996.............................    63,750            7.00
                                                                         ============
Exercisable, December 31, 1996.............................    56,000    $      2.310
Exercisable, December 31, 1996.............................    63,750            7.00
                                                                         ============

     Additionally, a plan amendment was approved, effective January 1, 1996, by the stockholders which permitted current and former non-employee directors of GGI to participate in the plan solely for the purpose of receiving Restricted Stock of GGI in lieu of part or all of the directors' fees. The shares of Restricted Stock were automatically issued on the first day of each calendar quarter following a calendar quarter of service. The fair market value of the Restricted Stock was deemed to be the closing price of the common stock on the last trading day of the preceding calendar quarter. In 1996 and 1995, 40,055 and 41,711 shares, respectively, of Restricted Stock were issued. The charges to income totaled $127,000 and $103,000 in 1996 and 1995, respectively.

     At December 31, 1996, 1,974,306 shares were available for future grants.

     All options to acquire GGI's common stock and all stock appreciation rights were canceled in connection with the Plan.

  Grant 1997 Equity and Performance Incentive Plan

     The 1997 Equity and Performance Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors and approved by Grant's stockholders in December 1997. The Plan was amended in February 1998 to increase the number of shares reserved for issuance under the Incentive Plan from one million shares of Grant Common Stock to 1,450,000 shares of Grant Common Stock. The Incentive Plan provides for the grant to officers (including officers who are also directors), employees, consultants and nonemployee directors of Grant and its

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

subsidiaries, of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), nonstatutory stock options, stock appreciation rights and restricted shares and deferred shares of Grant Common Stock (collectively, the "Awards"). The Incentive Plan is not a qualified deferred compensation plan under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

     The Incentive Plan is required to be administered by the Board of Directors or by a committee of the Board of Directors consisting of at least two nonemployee directors. The Board of Directors or its designated committee will select the employees and non-employee directors to whom Awards may be granted and the type of Award to be granted and determine, as applicable, the number of shares to be subject to each Award, the exercise price and the vesting. In making such determinations, the Board of Directors or its designated committee will take into account the employee's present and potential contributions to the success of the Company and other relevant factors. Option grants covering 1,259,600 shares were made by the Board of Directors on February 18, 1998. Options granted by the Board will vest annually in equal one-third increments beginning on December 31, 1998 and have an average exercise price of $6.07 per share (range of $5 to $7.20 per share), subject to adjustment in certain circumstances.

  Employee Retirement Savings Plan

     GGI established a defined contribution plan covering substantially all U.S. employees whereby participants may elect to contribute between 1% and 15% of their annual salary. Participants may not make contributions in excess of $10,000 per year (as adjusted annually by the cost of living adjustment factor). On the Effective Date, GGI assumed and assigned the plan to Grant. Under the plan, the employer may contribute, on a discretionary basis, one-half of the participant's contribution percentage up to 6% (limited to 3% of any employee's annual salary). Beginning in August 1995, a portion of GGI's employer contribution was made in the form of GGI common stock. The plan was amended in June of 1997 to eliminate the employer's option to contribute common stock so that discretionary contributions may be made only in the form of cash. Contributions made by GGI for the years ended December 31, 1995, and 1996 totaled $154,000, which included 24,466 shares of GGI Common Stock with a market value of $56,838, and 58,395 shares of GGI Common Stock with a market value of $138,000, respectively. At December 31, 1995 and 1996, the plan held 24,466 and 82,861 shares of GGI Common Stock. Due to the cancellation of GGI's Common Stock on the Effective Date, the plan administrator reduced the carrying value of the shares held by the plan to zero and the trustee returned the certificates to GGI. Cash contributions to the plan by Grant for the three-month period ended December 31, 1997 totaled $39,000.

  Other Postretirement Benefits

     GGI sponsored a defined contribution postretirement plan which, pursuant to the Plan, was assumed by GGI and assigned to Grant on the Effective Date. The Plan provides medical coverage for eligible retirees and their dependents (as defined in the plan). GGI and Grant adopted SFAS No. 106--"Employers' Accounting for Postretirement Benefits Other Than Pensions" requiring companies to account for these. The following sets forth

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

the plan's funded status reconciled with the amount shown in the consolidated statement of operations on an accrual basis rather than a pay-as-you-go (cash) basis as follows:

                                                                   GGI             GRANT
                                                                   ---             -----
                                                              DECEMBER 31,     DECEMBER 31,
                                                                  1996             1997
                                                                  ----             ----
                                                                  (DOLLARS IN THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees and dependents...................................      $ (17)           $ (17)
  Fully eligible active plan participants...................        (42)             (49)
  Other active plan participants............................       (308)            (387)
                                                                  -----            -----
                                                                   (367)            (453)
  Unrecognized net loss (gain)..............................         17               17
  Unrecognized transition obligation........................        118              111
                                                                  -----            -----
     Accrued postretirement benefit cost....................      $(232)           $(325)
                                                                  =====            =====

     Net periodic postretirement benefit cost included the following components:

                                                   GGI                         GRANT
                                   ------------------------------------    -------------
                                                          NINE MONTHS      THREE MONTHS
                                       YEAR ENDED            ENDED             ENDED
                                      DECEMBER 31,       SEPTEMBER 30,     DECEMBER 31,
                                   ------------------    --------------    -------------
                                   1995          1996         1997             1997
                                   ----          ----         ----             ----
                                                  (DOLLARS IN THOUSANDS)
Service cost--benefits attributed
  to service during the period...  $41           $66          $52               $17
Interest cost on accumulated
  postretirement benefit
  obligation.....................   13            21           20                 6
Amortization of transition
  obligation over 20 years.......    7             7            5                 2
Amortization of gain.............   (2)           --           --                --
Other amortizations..............   --            --           --                --
                                   ---           ---          ---               ---
     Net periodic postretirement
       benefit cost..............  $59           $94          $77               $25
                                   ===           ===          ===               ===

     For measurement purposes, a 12% annual rate of increase in the per capita cost of medical benefits was assumed for the year ended 1995, with a 7.25%, 7.0% and 7.0% assumed annual rate for the year ended 1996, the nine months ended September 30, 1997, and the three months ended December 31, 1997, respectively; the rate was assumed to decrease gradually to 5% for 2001 and remain at that level thereafter. The medical cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed medical cost trend rates by 1% point in each year would increase the accumulated postretirement benefit obligations as of December 31, 1995, 1996 and 1997 by approximately $43,000, $56,000 and $68,749, respectively, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the years ended December 31, 1995, 1996, and 1997 by $10,000, $15,000, and $17,430, respectively.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% for December 31, 1995, 1996, and 1997.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(13) STOCKHOLDERS' EQUITY (DEFICIT)

GGI

  General

     On the Effective Date, the capital stock of GGI was deemed to be cancelled, extinguished and retired. Except for the holders of GGI's $2.4375 Convertible Exchangeable Preferred Stock (the "2.4375 Preferred") and the Junior Preferred Stock, no holders of any GGI equity security will receive any cash or other distribution under the Plan, and the holders of such securities have no further claims against GGI or rights relating to such securities other than the rights, if any, provided by the Plan.

  $2.4375 Convertible Exchangeable Preferred Stock

     GGI had authorized 2,300,000 shares of $2.4375 Preferred ($0.01 par value, $25.00 liquidation preference of which 2,157,000 was outstanding through March 20, 1996. The remaining 143,000 shares were issued on March 20, 1996. The purchaser of the remaining shares was entitled to all unpaid, undeclared dividends in arrears through March 31, 1996, totaling $1,220,000. The $2.4375 Preferred stock bore annual cumulative dividends of $2.4375 per share accruing from July 26, 1991, payable quarterly on each March 31, June 30, September 30 and December 31, commencing September 30, 1991. It was convertible at any time at the option of the holder, unless previously redeemed, into Common Stock ($.002 par value) of GGI at the initial conversion rate of 2.739726 shares of Common Stock for each share of $2.4375 Preferred Stock. It was exchangeable, at the option of GGI, in whole but not in part, on any dividend payment date commencing September 30, 1993, for GGI's 9 3/4% Convertible Subordinated Debentures (the "subordinated debentures") due 2016, at the rate of $25.00 principal amount of subordinated debentures for each share of $2.4375 Preferred Stocks provided that all accumulated and unpaid dividends through the date of exchange have been paid. Pursuant to the Plan, the $2.4375 Preferred was canceled and the holders thereof are entitled to purchase shares of Grant Common Stock in amounts provided in the Plan.

  Series A Convertible Preferred Stock

     GGI had authorized 75,000 shares of Series A Convertible Preferred Stock, $0.01 par value. A total of 70,000 shares were issued in May 1996, all of which have been converted into 4,428,404 shares of GGI Common Stock by December 31, 1996. Pursuant to the Plan all Series A Convertible Preferred Stock was canceled.

  Junior Preferred Stock

     GGI had authorized 15,000 shares and had issued and outstanding 14,904 shares of nonvoting, redeemable Junior Preferred Stock with a $100 par value. The shares were redeemable at any time by GGI upon 30-day written notice to holders of such shares. No dividends were declared or paid on the Junior Preferred stock. Pursuant to the Plan, the Junior Preferred Stock was canceled and the holders thereof are entitled to purchase shares of Grant Common Stock in amounts provided in the Plan.

  Serial Preferred Stock

     GGI had authorized 250,000 shares of Serial Preferred Stock, $100 par value, none of which were issued and outstanding. Pursuant to the Plan, all Serial Preferred Stock was canceled.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Dividends in Arrears

     The quarterly dividend payments for the periods of 1993 through December 6, 1996 and one quarterly dividend payment for 1992 on the $2.4375 preferred stock were deferred by GGI's Board of Directors.

     As of December 31, 1995 and 1996, preferred dividends in arrears on the $2.4375 Preferred amounted to approximately $17,088,000 and $23,451,000, respectively.

     Pursuant to the Plan all unpaid dividends were canceled.

Common Stock (dollars in thousands)

                                                                  COMMON STOCK
                                                              --------------------
                                                                SHARES      AMOUNT
                                                                ------      ------
Balance, December 31, 1994..................................  12,152,974     $24
  Restricted common stock issued (Note 12)..................      41,711      --
  Restricted common stock issued under the Employee
     Retirement Savings Plan (Note 12)......................      24,466      --
  Stock options exercised...................................      15,000      --
                                                              ----------     ---
Balance, December 31, 1995..................................  12,234,151      24
  Warrants exercised........................................     200,000       1
  Conversion of debentures..................................   3,400,261       7
  Conversion of Series A Preferred Stock....................   4,428,404       9
  Payment in connection with equipment and short- and
     long-term financing (Note 15)..........................     155,499      --
  Restricted common stock issued (Note 12)..................      40,055      --
  Restricted common stock issued under the Employee
     Retirement Savings Plan (Note 12)......................      58,395      --
  Stock options exercised...................................     125,000      --
                                                              ----------     ---
Balance, December 31, 1996..................................  20,641,765     $41
                                                              ==========     ===

     Pursuant to the Plan, all GGI common stock was canceled.

GRANT

  Cumulative Preferred Stock

     Grant has authorized 20,000 shares of cumulative pay-in-kind preferred stock (the "Grant Preferred Stock"), par value $0.001 per share, with a liquidation preference of $1,000 per share of which 10,000 are outstanding. Dividends accrue and are cumulative from September 30, 1997, the date on which such shares were issued. Dividends accrue at an annual rate of 10.5% of the liquidation value and are payable annually on September 30 of each year. Dividend interest accrues on dividends not paid on the dividend payment date at a rate of 12.5% annually. Dividend payments or dividend interest shall be paid only by issuing shares of cumulative preferred stock with an aggregate liquidation preference equal to the amount of such dividends or dividend interest. Upon the occurrence of a change in control, the Grant Preferred Stock is redeemable at the option of the holder at a redemption price equal to 105% of the liquidation value plus accrued and unpaid dividends and interest. Grant may redeem at any time for cash the Grant Preferred Stock for 100% of the liquidation value plus accrued and unpaid dividends and interest. Cumulative, unpaid dividends associated with the Preferred Stock are approximately $262,000.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Common Stock

     At December 31, 1997, Grant has authorized 25,000,000 shares of common stock, par value $.001 per share, of which 14,152,555 shares are issued and outstanding. The changes in common stock are as follows (dollars in thousands):

                                                                  COMMON STOCK
                                                              --------------------
                           GRANT                                SHARES      AMOUNT
                           -----                                ------      ------
Balance September 30, 1997..................................   4,590,056     $ 5
Common stock issued.........................................           1      --
Common stock issued in exchange for warrants in Solid
  State.....................................................      62,500      --
Common stock issued in connection with the reorganization
  plan......................................................   9,499,998       9
                                                              ----------     ---
Balance, December 31, 1997..................................  14,152,555     $14
                                                              ==========     ===

(14) CONTINGENCIES

     On December 11, 1997, certain persons, acting through an "ad hoc" committee (the "Plaintiffs") commenced a lawsuit in the Bankruptcy Court against Grant, GGI, Elliott, Westgate and a subsidiary of Grant. The lawsuit alleges that (i) GGI and Elliott breached their obligations under the Plan by seeking to complete the acquisition of Solid State prior to commencing a subscription offering to purchase Grant Common Stock, (ii) the acquisition of Solid State and the certain related transactions are unfair to the Plaintiffs because they dilute the value of the Common Stock to be issued under such subscription offering and impair Grant's equity value and (iii) the acquisition of Solid State and certain related transactions could and should have been, but were not, adequately disclosed in the disclosure statement filed with the Bankruptcy Court regarding the Plan. The Plaintiffs have requested (i) compensatory and punitive damages in an unstated amount and (ii) revocation of the Plan.

     In addition, the Plaintiffs sought to enjoin completion of the acquisition of Solid State and certain related transactions pending a trial on the merits. This request for injunctive relief was denied by the Bankruptcy Court on December 16, 1997, and was denied on appeal by the United States District Court for the District of Delaware on December 19, 1997. A status conference was held on this matter on January 21, 1998, at which time a discovery schedule was established. Discovery in this matter is on-going. Grant believes that all claims by the Plaintiffs are without merit and plans to vigorously defend the lawsuit. In addition, Elliott has agreed to indemnify Grant and its subsidiary against any liability that they may incur in connection with the lawsuit. Nevertheless, if not resolved in Grant's favor, this lawsuit, and the potential for other lawsuits related to the Plan, could have an adverse effect on Grant's business, reputation, operating results and financial condition.

     GGI and Grant are involved in various claims and legal actions arising in the ordinary course of business. Other than the Plan and actions commenced pursuant thereto or in connection therewith, management of GGI and management of Grant are of the opinion that none of the claims and actions are likely to have a material impact on GGI's or Grant's financial condition.

     The Court generally has jurisdiction over all of GGI's property, as defined in section 541 of the Bankruptcy Code, held on the Petition Date or acquired thereafter. GGI may not engage in transactions except pursuant to the Plan without prior approval of the Court.

     GGI and Grant are subject to review by various taxing authorities for the purpose of verifying compliance with numerous local tax laws and regulations. As a result of one of these reviews, GGI was notified that, during 1995, it had neglected to collect a certain tax from several clients and remit those collections to the local government. The total amount of the potential assessment, including penalties and interest, is approximately

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

$6,000,000. GGI believes the tax authority's claim is without merit. Moreover, such assessment was not filed as a claim in GGI's chapter 11 case. As a result, GGI has made no provision for payment on the assessment. GGI intends to vigorously protest any attempted enforcement of the assessment; however, there can be no assurances regarding the outcome of any such protest.

(15) RELATED PARTY TRANSACTIONS

     During 1996, GGI entered into an exclusive agreement with Macdonald & King, Incorporated, a financial services firm, for the purpose of assisting GGI in securing additional sources of financing including equipment financing and short and long-term financing. Mr. William C. Macdonald, a former director of GGI, is the Chairman of the Board and sole shareholder of Macdonald & King, Incorporated. Pursuant to the terms of the agreement, GGI issued 155,499 shares of GGI Common Stock with a market value of approximately $388,748 to Macdonald & King, Incorporated in connection with financing obtained by GGI prior to Mr. Macdonald's resignation from GGI's Board of Directors effective August 8, 1996.

     On March 20, 1996, GGI issued 143,000 shares of GGI's $2.4375 Preferred to Westgate, an affiliate of Elliott, a holder of more than 5% of the $2.4375 Preferred, for an aggregate purchase price of $1,573,000. Westgate subsequently sold its shares of $2.4375 Preferred to Liverpool Limited Partners, who also is an affiliate of Elliott.

     In November 1996, GGI borrowed an aggregate of $3,149,000 from Westgate and Elliott for working capital purposes. The borrowings are in the form of unsecured promissory notes and remain outstanding at December 31, 1996, and are classified in pre-petition liabilities subject to the chapter 11 case.

     A senior vice-president of Grant has loaned approximately CDN $500,000 for a two year term at 10% interest to an entity in which the Company holds an 18% common equity interest. Additionally, Grant owns $268,000 of redeemable, cumulative preferred shares in the same entity. The Company uses this entity

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

periodically to perform survey services. During the three months ended December 31, 1997, Grant paid approximately $364,000 to this entity.

     See the discussion of debt financing with Elliott in Notes 3 and 9.

     See discussion of the Subscription Offering in Note 9.

(16) OTHER INCOME (DEDUCTIONS)

     Other Income (Deductions) consisted of the following:

                                                      GGI                         GRANT
                                       ---------------------------------      -------------
                                                           NINE MONTHS        THREE MONTHS
                                         YEAR ENDED           ENDED               ENDED
                                        DECEMBER 31,      SEPTEMBER 30,       DECEMBER 31,
                                       ---------------    --------------      -------------
                                        1995     1996          1997               1997
                                        ----     ----          ----               ----
                                                      (DOLLARS IN THOUSANDS)
Gain (loss) on the sale of fixed
  assets.............................  $  212    $  25        $  (67)            $    50
Net gain (loss) on foreign
  exchange...........................     102     (251)          (98)               (289)
Loss on sale of subsidiaries.........      --     (198)           --                  --
Foreign credit insurance.............     (73)      (8)           --                  --
Gain on insurance settlement.........   1,247       --            11                  --
Merger costs.........................      --       --            --                (767)
Investment income....................      --       --            --                  46
Legal settlements....................      --       --         2,359(a)              (66)
Miscellaneous........................     588      (70)           61                (236)
                                       ------    -----        ------             -------
  Total..............................  $2,076    $(502)       $2,266             $(1,262)
                                       ======    =====        ======             =======

---------------
(a) On July 15, 1997, GGI's Brazilian subsidiary finalized an agreement with a former customer that resolved a long standing dispute relating to services rendered on contracts dating back to 1983. In settlement of all claims, GGI received payment, net of related costs and expenses, of approximately $2,359,000.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(17) SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES

     Non Cash investing and financing activities consisted of the following (amounts in thousands):

                                                         GGI                      GRANT
                                          ---------------------------------   -------------
                                                              NINE MONTHS     THREE MONTHS
                                             YEAR ENDED          ENDED            ENDED
                                            DECEMBER 31,     SEPTEMBER 30,    DECEMBER 31,
                                          ----------------   --------------   -------------
                                           1995     1996          1997            1997
                                           ----     ----          ----            ----
CASH PAID FOR INTEREST AND TAXES WAS AS
  FOLLOWS:
  Taxes, net of refunds.................  $  968   $ 3,496       $2,037          $  785
  Interest, net of amounts
     capitalized........................   3,524     6,106        3,742             595
NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Property, plant and equipment debt
     additions..........................   8,106    19,718        1,483           8,406
  Common Stock issued in exchange of
     warrants in Solid State............      --        --           --             144
  Converted 9,571 Preferred Shares to A
     Subordinated Note..................      --        --           --           9,571
  Dividend -- Preferred Stock...........      --        --           --             215
  Debenture conversion..................      --     2,774           --              --
  Fair value of divestitures, net of
     cash held..........................      --       493           --              --
  Receivables acquired in connection
     with divestitures..................  $   --   $   255       $   --          $   --

(18) SUBSCRIPTION OFFERING

     The Plan provides that (i) Eligible Class 5 Claim Holders; (ii) Eligible Class 7 Interest Holders; and (iii) Eligible Class 8 Interest Holders, each as defined in the Plan (collectively, the "Eligible Subscribers") have the right to participate in the Subscription Offering. Each Eligible Subscriber's right to purchase Grant Common Stock is nontransferable, will not be evidenced by certificates, and will expire on the Expiration Date. The Plan provides that subscription rights shall represent the right to purchase, in the aggregate 4,750,000 shares of Grant Common Stock, for an aggregate purchase price of $23,750,000. The Eligible Subscribers are divided into the following three groups: (i) Eligible Class 5 Interest Holders that have the right to purchase, in the aggregate, 475,000 shares of Grant Common Stock, for an aggregate purchase price of $2,375,000, (ii) Eligible Class 7 Claim Holders that have the right to purchase, in the aggregate, 4,255,000 shares of Grant Common Stock, for an aggregate purchase price of $21,275,000 and (iii) Eligible Class 8 Interest Holders that have the right to purchase, in the aggregate, 20,000 shares of Grant Common Stock, for an aggregate purchase price of $100,000.

     Pursuant to the Plan, the Company is required to conduct a subscription offering of 4,750,000 shares of Grant Common Stock to certain holders of claims and other interests under the Plan for an aggregate purchase price of $23,750,000. The Plan also authorized the offering of shares of common stock of a successor company on economically equivalent terms. The Plan provides, however, that Elliott or its affiliates may pay the entire purchase price to GGI, representing the total anticipated proceeds of such offering, and then conduct a subscription offering and retain the proceeds therefrom, which Elliott has elected to do. Because Elliott and certain of its affiliates, as interest holders under the Plan, were entitled to purchase 1,356,231 shares of Grant Common Stock in an offering by the Company, the Selling Stockholders are offering the balance of such shares of Grant Common Stock to the Eligible Subscribers pursuant to the Subscription Offering. The Company is registering such shares of Grant Common Stock pursuant to the Registration Rights Agreement.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                          GGI LIQUIDATING CORPORATION
                      SUPPLEMENTARY FINANCIAL INFORMATION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

     Quarterly financial information of GGI is summarized as follows:

                                         1ST          2ND           3RD           4TH
                                       QUARTER      QUARTER       QUARTER       QUARTER       YEAR ENDED
                                       -------      -------       -------       -------       ----------
1996
Revenues.............................  $27,808      $ 26,951      $ 26,166      $ 24,598       $105,523
Operating income/(loss)..............    1,060           955       (21,518)(2)   (46,467)(3)    (65,970)
Net loss.............................     (572)         (621)      (23,655)      (51,179)       (76,027)
Net loss applicable to common
  stock..............................   (3,106)(1)    (2,023)      (25,056)      (52,205)       (82,390)
1997
Revenues.............................  $30,295      $ 36,873      $ 25,537
Operating income.....................    2,070         3,532         1,192
Net income (loss)....................     (275)          138          (287)
Net income (loss) applicable to
  common stock.......................     (275)          138          (287)
     Quarterly financial information of Grant is summarized as follows:
1997
Revenues.............................       --            --            --      $ 37,868
Operating income.....................       --            --            --        (5,033)(4)
Net income (loss)....................       --            --            --        (5,666)
Net income (loss) applicable to
  common stock.......................       --            --            --        (6,143)
INCOME (LOSS) PER COMMON SHARE--
  BASIC AND DILUTED:
Net income (loss) per common stock...       --            --            --        $(1.28)

---------------
(1) Includes $1,220 cumulative adjustment for the prior unpaid, undeclared dividends associated with the issuance of 143,000 shares of GGI's $2.4375 Preferred.

(2) Includes $8,374 recognition of anticipated contract losses in 1996.

(3) Includes $5,802 special charge for asset impairment (see Note 4 of Notes to the Consolidated Financial Statements), $5,511 reserve for accounts receivable determined to be uncollectible, $2,700 demobilization charge for closed operations, $1,206 related to future estimated contract losses and $412 of reorganization costs.

(4) Includes $6,369 special charge for asset impairment (see Note 4 of Notes to the Consolidated Financial Statements). $5,869 is related to the impaired multi-client data library and $500 is related to miscellaneous assets held by Solid State.

October 31, 1997, except for Note 17 (a to e) which is as at November 27, 1997 and Note 17(f) which is as at March 19, 1998

                                AUDITORS' REPORT

To the Directors of

Solid State Geophysical Inc.

     We have audited the consolidated balance sheets of Solid State Geophysical Inc. as at August 31, 1996 and 1997 and the consolidated statements of operations and (deficit) retained earnings and changes in financial position for the years ended August 31, 1995, 1996 and 1997. These financial statements are the responsibility of the Solid State Geophysical Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Solid State Geophysical Inc. as at August 31, 1996 and 1997 and the results of its operations and the changes in its financial position for the years ended August 31, 1995, 1996 and 1997 in accordance with Canadian generally accepted accounting principles.

PRICE WATERHOUSE

Chartered Accountants
Calgary, Alberta

October 31, 1997, except for Note 17 (a to e) which is as at November 27, 1997 and Note 17(f) which is as at March 19, 1998

                     COMMENTS BY AUDITORS FOR U.S. READERS
                      ON CANADA-U.S. REPORTING DIFFERENCE

     In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on Solid State Geophysical Inc.'s ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the directors dated October 31, 1997, except for Note 17 (a to e), which is as at November 27, 1997 and Note 17 (f), which is at March 19, 1998, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

PRICE WATERHOUSE

Chartered Accountants
Calgary, Alberta

                          SOLID STATE GEOPHYSICAL INC.

                           CONSOLIDATED BALANCE SHEET
                             (IN CANADIAN DOLLARS)

                                                                      AUGUST 31,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------    -----------
                                         ASSETS
Current assets
  Cash......................................................  $   308,000    $   740,000
  Accounts receivable.......................................    8,016,000     16,203,000
  Income taxes recoverable..................................      463,000        428,000
  Work-in-progress..........................................      430,000        989,000
  Multi-client data, current portion (Notes 1 and 4)........    5,978,000      2,454,000
  Prepaid expenses, deposits and other......................    1,169,000      1,200,000
  Discontinued operations (Note 3)..........................      133,000             --
                                                              -----------    -----------
                                                               16,497,000     22,014,000
Multi-client data, less current portion (Notes 1 and 4).....    5,723,000     13,213,000
Other non-current assets (Note 3)...........................    1,527,000      1,137,000
Property and equipment (Note 5).............................   31,638,000     35,161,000
Deferred exchange loss......................................       26,000        234,000
Goodwill (Note 3)...........................................      189,000             --
                                                              -----------    -----------
                                                              $55,600,000    $71,759,000
                                                              ===========    ===========

                                      LIABILITIES
Current liabilities
  Bank indebtedness (Note 6)................................  $ 5,788,000    $ 5,235,000
  Accounts payable and accrued liabilities..................   17,290,000     18,605,000
  Advances on contracts.....................................    2,101,000             --
  Promissory notes (Note 7).................................    2,600,000     11,109,000
  Long-term debt -- current portion.........................    8,054,000      9,028,000
  Discontinued operations (Note 3)..........................      180,000             --
                                                              -----------    -----------
                                                               36,013,000     43,977,000
Long-term debt (Note 7).....................................   14,526,000     18,693,000
Deferred income taxes.......................................      988,000             --
                                                              -----------    -----------
                                                               51,527,000     62,670,000
                                                              -----------    -----------

                                  SHAREHOLDERS' EQUITY
Capital stock (Note 8)......................................   14,758,000     24,469,000
Deficit.....................................................  (10,685,000)   (15,380,000)
                                                              -----------    -----------
                                                                4,073,000      9,089,000
                                                              -----------    -----------
                                                              $55,600,000    $71,759,000
                                                              ===========    ===========

Contingencies (Notes 1 and 16)

                          SOLID STATE GEOPHYSICAL INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                        AND (DEFICIT) RETAINED EARNINGS
                             (IN CANADIAN DOLLARS)

                                                              YEARS ENDED AUGUST 31,
                                                    -------------------------------------------
                                                       1995            1996            1997
                                                    -----------    ------------    ------------
CONTRACT REVENUE..................................  $48,357,000    $ 45,503,000    $ 77,999,000
Third party costs.................................   19,507,000      18,213,000      32,089,000
                                                    -----------    ------------    ------------
NET CONTRACT REVENUE..............................   28,850,000      27,290,000      45,910,000
Costs of sales....................................   20,384,000      21,250,000      33,262,000
                                                    -----------    ------------    ------------
GROSS PROFIT CONTRACT.............................    8,466,000       6,040,000      12,648,000
                                                    -----------    ------------    ------------
DATA LIBRARY REVENUE..............................      773,000      14,891,000       3,919,000
Amortization of data library......................      476,000      20,694,000       4,784,000
                                                    -----------    ------------    ------------
GROSS (LOSS) PROFIT DATA LIBRARY..................      297,000      (5,803,000)       (865,000)
                                                    -----------    ------------    ------------
COMBINED GROSS PROFIT.............................    8,763,000         237,000      11,783,000
                                                    -----------    ------------    ------------
General and administrative expenses...............    2,256,000       2,980,000       3,948,000
Restructuring costs and other.....................           --         873,000         231,000
                                                    -----------    ------------    ------------
                                                      2,256,000       3,853,000       4,179,000
                                                    -----------    ------------    ------------
EARNINGS (LOSS) BEFORE DEPRECIATION, INTEREST AND
  DISCONTINUED OPERATIONS.........................    6,507,000      (3,616,000)      7,604,000
Depreciation and amortization.....................    5,968,000       5,856,000       8,974,000
                                                    -----------    ------------    ------------
EARNINGS (LOSS) BEFORE INTEREST AND DISCONTINUED
  OPERATIONS, WRITE-DOWN AND TAXES................      539,000      (9,472,000)     (1,370,000)
  Interest
     Short-term obligations.......................      109,000         953,000       1,993,000
     Long-term debt...............................    1,066,000       1,714,000       2,057,000
                                                    -----------    ------------    ------------
                                                      1,175,000       2,667,000       4,050,000
                                                    -----------    ------------    ------------
                                                       (636,000)    (12,139,000)     (5,420,000)
INCOME TAX PROVISION (RECOVERY)
  Current.........................................     (250,000)       (414,000)         69,000
  Deferred........................................      250,000              --        (915,000)
                                                    -----------    ------------    ------------
                                                             --        (414,000)       (846,000)
                                                    -----------    ------------    ------------
LOSS BEFORE DISCONTINUED OPERATIONS AND WRITE-DOWN
  OF DISCONTINUED OPERATIONS ASSETS...............     (636,000)    (11,725,000)     (4,574,000)
Write-down of discontinued operations assets to
  recoverable amount (Note 3).....................    3,349,000              --              --
                                                    -----------    ------------    ------------
                                                     (3,985,000)    (11,725,000)     (4,574,000)
Discontinued operations (Note 3)..................     (938,000)       (242,000)       (121,000)
                                                    -----------    ------------    ------------
NET LOSS..........................................   (4,923,000)    (11,967,000)     (4,695,000)
Retained earnings (deficit) at beginning of
  year............................................    6,205,000       1,282,000     (10,685,000)
                                                    -----------    ------------    ------------
Retained earnings (deficit) at end of year........  $ 1,282,000    $(10,685,000)   $(15,380,000)
                                                    ===========    ============    ============
Loss per share before discontinued operations
  (Note 8)........................................  $     (0.80)   $      (2.34)   $      (0.42)
                                                    ===========    ============    ============
Loss per share after discontinued operations (Note
  8)..............................................  $     (0.98)   $      (2.39)   $      (0.44)
                                                    ===========    ============    ============

                          SOLID STATE GEOPHYSICAL INC.

                      CONSOLIDATED STATEMENT OF CHANGES IN
                               FINANCIAL POSITION
                             (IN CANADIAN DOLLARS)

                                                               YEARS ENDED AUGUST 31,
                                                    --------------------------------------------
                                                        1995            1996            1997
                                                    ------------    ------------    ------------
CASH PROVIDED BY (USED IN) CONTINUING OPERATING
  ACTIVITIES
     Loss before discontinued operations and
       write-down of assets.....................    $   (636,000)   $(11,725,000)   $ (4,574,000)
     Charges (credits) to income not affecting
       cash
       Amortization of data library.............         476,000      20,694,000       4,784,000
       Depreciation and amortization............       5,968,000       5,856,000       8,974,000
       Gain on disposal of fixed assets.........         (54,000)       (134,000)       (325,000)
       Deferred income taxes....................         250,000              --        (915,000)
                                                    ------------    ------------    ------------
                                                       6,004,000      14,691,000       7,944,000
     Changes in working capital balances related
       to operations............................      10,924,000       1,168,000      (9,528,000)
                                                    ------------    ------------    ------------
                                                      16,928,000      15,859,000      (1,584,000)
  FINANCING ACTIVITIES
     Promissory notes -- net....................              --       2,600,000       8,509,000
     Proceeds of long-term debt.................      12,839,000      11,007,000      19,777,000
     Repayment of long-term debt................      (7,940,000)     (5,193,000)    (14,636,000)
     Capital stock
       Issued for options.......................              --          20,000         311,000
       Issued for repayment of debt.............              --              --       3,989,000
       Issued for cash..........................              --              --       5,338,000
     Deferred exchange gain (loss)..............         121,000        (100,000)       (208,000)
                                                    ------------    ------------    ------------
                                                       5,020,000       8,334,000      23,080,000
                                                    ------------    ------------    ------------
  INVESTING ACTIVITIES
     Sale of operations of a subsidiary (Note
       3).......................................              --       2,275,000         177,000
     Preferred shares acquired on sale of
       operations of a subsidiary (Note 3)......              --      (1,441,000)             --
     Proceeds from disposal of fixed assets.....          91,000         698,000       3,476,000
     Acquisition of fixed assets................     (10,888,000)    (11,025,000)    (15,770,000)
     Data library...............................      (7,680,000)    (21,643,000)     (8,439,000)
     Other......................................        (200,000)          4,000         213,000
                                                    ------------    ------------    ------------
                                                     (18,677,000)    (31,132,000)    (20,343,000)
                                                    ------------    ------------    ------------
  DISCONTINUED OPERATIONS (NOTE 3)
     Operating activities.......................         126,000         (12,000)       (121,000)
     Financing activities.......................        (188,000)         19,000              --
     Investing activities.......................        (898,000)       (148,000)        (47,000)
                                                    ------------    ------------    ------------
                                                        (960,000)       (141,000)       (168,000)
                                                    ------------    ------------    ------------
Change in cash..................................       2,311,000      (7,080,000)        985,000
Cash (bank indebtedness less cash), beginning of
  year..........................................        (711,000)      1,600,000      (5,480,000)
                                                    ------------    ------------    ------------
Cash (bank indebtedness less cash), end of
  year..........................................    $  1,600,000    $ (5,480,000)   $ (4,495,000)
                                                    ============    ============    ============

                          SOLID STATE GEOPHYSICAL INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                AUGUST 31, 1997

(1) CORPORATE FINANCING, OPERATIONS AND BASIS OF FINANCIAL PRESENTATION

     These financial statements have been prepared on the basis that Solid State Geophysical Inc. ("Solid State") will be able to complete major projects in progress and generate sufficient timely cash flow to pay its liabilities in the normal course of business. At August 31, 1997, Solid State had negative working capital of $21,963,000 which amount includes $9,028,000, representing the current portion of long-term debt due over the next twelve month period.

     See Note 7 for details on debt covenant violations, postponement of certain principal payments and extension of promissory note repayment dates.

     Solid State's liquidity problems arose primarily from cost overruns relating to a multi-client library acquisition, losses relating to the Nortech operations which were sold and losses from performing certain large non-Canadian data acquisition contracts for clients. Continued purchase of property, plant and equipment was also a major factor in debt incurred.

     Solid State had a loss for the year before discontinued operations of $4,574,000; cash flow from continuing operations before changes in working capital of $7,944,000 (before expenditures on the data library of $8,439,000) and shareholders' equity, at year end, of $9,089,000.

     The recovery of the data library and certain other assets is dependent upon future occurrences. The amounts recorded for such assets are subject to significant management estimates (see Notes 3 and 4).

     Funding for Solid State's commitments must be provided by future data library sales, normal operations, additional financing or the issue of share capital. (See Note 17 for funds advanced after August 31, 1997.)

     On August 30, 1997, Solid State's wholly owned subsidiary, Nortech Surveys (Canada) Inc. was wound up into Solid State.

(2) ACCOUNTING POLICIES

     The consolidated financial statements of Solid State have been prepared in accordance with Canadian generally accepted accounting principles. The significant accounting policies used in these consolidated financial statements are:

  Basis of consolidation

     The consolidated financial statements include the accounts of Solid State; Solid State Geophysical Corp. (a United States company); and Solid State International Ingenieria, C.A. (a Venezuelan company).

  Revenue recognition and work-in-progress

     Solid State recognizes revenue on fixed price contracts on the basis of percentage complete. Revenue on hourly rate contracts is recognized in the period earned. Start-up costs, inventory and other costs related to contracts not sufficiently underway to warrant revenue recognition are carried as work-in-progress and charged to expense as revenue is recognized. Work-in-progress is valued at the lower of cost and net realizable value. Anticipated losses on contracts are recorded when reasonably determinable.

  Multi-client data library

     Solid State collects certain seismic data for its own account which it resells to clients on a non-transferrable, non-exclusive basis. During the period beginning with the initiation of each multi-client survey to the completion of the survey, total estimated costs are amortized based on revenues from such survey as a percentage of total estimated revenues to be realized from such survey. After the survey is completed, amortization of remaining

                          SOLID STATE GEOPHYSICAL INC.

capitalized costs is provided at the greater of the percentage of realized revenues to total estimated revenues or over a period not to exceed four years. Solid State periodically reviews the carrying value of multi-client data to assess whether there has been a permanent impairment of value and records losses in periods when the total estimated costs exceed total estimated sales or in periods when it is determined that sales would not be sufficient to cover the carrying value of the asset.

  Depreciation

     Property and equipment are depreciated on the straight-line basis to reflect the estimated useful life of the related assets (Note 5).

  Income taxes

     Solid State prepares its financial statements on the deferred income tax allocation basis. A provision is made for all income taxes currently payable as well as for those deferred to future years as a result of timing differences between income for income tax purposes and for accounting purposes arising primarily from the difference between amounts claimed for fixed assets for income tax purposes and depreciation recorded for accounting purposes.

  Foreign currency translation

     Transaction amounts denominated in foreign currencies are translated to Canadian dollar equivalents at exchange rates prevailing at the transaction dates. Carrying values of monetary assets and liabilities reflect the exchange rates at the balance sheet date. Translation gains and losses, except those related to long-term debt, are included in earnings. Gains and losses related to long-term debt are deferred and amortized over the remaining term of the debt. The operations of foreign subsidiaries are considered to be integrated and accordingly, the monetary assets and liabilities are translated at the rate of exchange at the balance sheet date. Revenue and expenses of the foreign subsidiaries are translated at the exchange rate prevailing at the date of the transaction.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Solid State's policy is to amortize data library costs based upon the anticipated revenues Solid State expects to realize over a period not to exceed four years from the date of project completion or the end of any exclusive use period. It is reasonably possible that those estimates of anticipated revenues, the remaining estimated economic life of the data library, or both will be reduced significantly in the near term due to competitive pressures. As a result, the carrying amount of the data library costs may be reduced materially in the near term.

(3) OTHER NON-CURRENT ASSETS

     In July 1996, the operations of Nortech Surveys (Canada) Inc. were sold for $2,275,000 and the operations were presented as discontinued operations. There was no gain or loss recorded on the sale.

     Part of the proceeds on sale was $1,263,000 of preferred shares of Nortech Geomatics Inc. These shares have the right to receive quarterly cumulative dividends at a rate equal to 80% of the prime interest rate, are non-voting, have mandatory redemption of $200,000 per year and under certain conditions may be converted into a one year promissory note. Under certain conditions these shares may be converted into common shares after 2003. $206,000 of preferred shares were redeemed in 1997. In fiscal 1997, $629,000 of the preferred shares were converted into Common shares, which Solid State intends to sell.

                          SOLID STATE GEOPHYSICAL INC.

     The ability of Solid State to liquidate its investment in Common shares on a timely basis is dependent on the ability of Nortech Geomatics Inc. to become a public company.

     The following summarizes the results of Nortech's operations over the last three fiscal periods and are reflected in the Consolidated Statement of Operations and Deficit as a one line item -- Discontinued Operations:

                                            1995          1996          1997
                                         ----------    ----------    ----------
Net revenues...........................  $5,674,000    $3,595,000    $       --
Expenses
  Operating and interest costs.........   5,989,000     3,607,000       121,000
  Amortization.........................     623,000       230,000            --
                                         ----------    ----------    ----------
                                          6,612,000     3,837,000       121,000
                                         ----------    ----------    ----------
Net loss...............................  $ (938,000)   $ (242,000)   $ (121,000)
                                         ==========    ==========    ==========

     In addition to the loss shown above, $3,349,000 of the proprietary engineering and system development costs and certain survey equipment included in property and equipment related to the Nortech operations were written down to their net recoverable amounts in 1995. In April 1994, Solid State acquired all the outstanding shares of Seismoven C.A., a Venezuelan company, for consideration of $270,000 (U.S. $200,000). The acquisition was accounted for using the purchase method with the majority of the purchase consideration being allocated to goodwill. Subsequent to acquisition, the Corporation's name was changed to Solid State Internacional Ingenieria, C.A. The goodwill related to this investment was expensed in 1997.

(4) MULTI-CLIENT DATA

  Atchafalaya Bay

     Work commenced on the Atchafalaya Bay project in late fiscal 1995 and the project was 77% complete at August 31, 1996. In 1996, as part of a series of transactions to enable completion of the project, Solid State sold its ownership in this data bank, and retained an interest in the future revenues from the project in return for completing the project.

     Prior to the sale of its ownership interest, Solid State had a revenue sharing agreement with another third party. Under this other revenue sharing basis the first U.S. $10,500,000 went to Solid State, between $10,500,000 and $13,000,000 revenue was split as follows: 73.7% to Solid State and 26.3% to the other party. Revenue above $13,000,000 was shared 50/50. The other party's share of this revenue sharing agreement was purchased by Solid State in conjunction with its sale of the data library and the negotiation of its retained interest in future revenues.

     As at August 31, 1996, all anticipated losses related to the Atchafalaya Bay project were recognized. The resultant net book value of $7,841,000 represented management's estimate of net future proceeds from data sales.

     During the year ended August 31, 1997, Solid State spent an additional $8,715,000 on this project achieving completion. Processing of the data is anticipated to be completed in November 1997. Amortization of $3,815,000 resulted in a net book value at August 31, 1997 of $12,741,000 which represents management's estimate of net future proceeds from data sales attributable to Solid State. This estimate is supported by a current market valuation of the project done by a data library valuer using the most likely undiscounted cash flow model.

     Solid State's share of revenues for the year ended August 31, 1997 was $3,728,000. Total costs for the project are estimated to be $32,836,000, including $3,188,000 of depreciation.

                          SOLID STATE GEOPHYSICAL INC.

     The net revenue sharing arrangement, which is in U.S. dollars which was converted to Canadian dollars at an average rate of $0.727 as at August 31, 1997 (closing rate $0.721), with the Atchafalaya Bay Data library owner is as follows:

                             CANADIAN                                     RECORDED IN REVENUE TO
                              DOLLAR                                            AUGUST 31,
                               SALES                                     ------------------------
  REVENUE SHARING BASIS       REVENUE         OWNER       SOLID STATE       1996          1997
  ---------------------     -----------    -----------    -----------    ----------    ----------
  First...................  $11,414,000    $        --    $11,414,000    $8,882,000    $2,532,000
  Next....................    4,601,000      3,405,000      1,196,000            --     1,196,000
                            -----------    -----------    -----------    ----------    ----------
Sales to date.............   16,015,000      3,405,000     12,610,000     8,882,000     3,728,000
                            -----------    -----------    -----------    ----------    ----------
  Next....................    7,405,000      5,480,000      1,925,000            --            --
  Next....................    8,280,000             --      8,280,000            --            --
  Next....................   11,501,000      8,051,000      3,450,000            --            --
                            -----------    -----------    -----------    ----------    ----------
Future sales..............   27,186,000     13,531,000     13,655,000            --            --
                            -----------    -----------    -----------    ----------    ----------
                            $43,201,000    $16,936,000    $26,265,000    $8,882,000    $3,728,000
                            ===========    ===========    ===========    ==========    ==========

     The revenue sharing basis in U.S. dollars is $8,394,000, $3,334,000, $5,366,000, $6,000,000 and $8,334,000, respectfully, for the amounts shown in the Canadian dollar Sales Revenue column.

     Realization of these sales is dependent upon the availability of land in the data area, petroleum discoveries or anticipated discoveries in that area and general petroleum industry economics.

  Canadian

     No significant additions were made to the Canadian data library in the year ended August 31, 1997. Amortization of $969,000 was recorded. As at August 31, 1997, the net book value was $2,926,000.

     Recovery of these costs is dependent upon future sales which are influenced by the availability of land in the data area, petroleum discoveries or anticipated discoveries in that area and general petroleum industry economics.

  Other

     Certain financing agreements require all proceeds from the data library sales to be applied against the specified debt (see Note 7).

                          SOLID STATE GEOPHYSICAL INC.

                                                         CANADA      UNITED STATES       TOTAL
                                                       ----------    -------------    -----------
COST
  Balance as at September 1, 1995....................  $3,886,000     $ 4,874,000     $ 8,760,000
  Additions..........................................   5,214,000      19,246,000      24,460,000
                                                       ----------     -----------     -----------
  Balance as at September 1, 1996....................  $9,100,000     $24,120,000     $33,220,000
                                                       ==========     ===========     ===========
  Balance, as at September 1, 1996...................  $9,100,000     $24,120,000     $33,220,000
  Additions..........................................      35,000       8,715,000       8,750,000
                                                       ----------     -----------     -----------
  Balance as at August 31, 1997......................  $9,135,000     $32,835,000     $41,970,000
                                                       ==========     ===========     ===========
ACCUMULATED AMORTIZATION
  Balance as at September 1, 1995....................  $  964,000     $        --     $   964,000
  Amortization for the year..........................   4,276,000      16,279,000      20,555,000
                                                       ----------     -----------     -----------
  Balance as at September 1, 1996....................  $5,240,000     $16,279,000     $21,519,000
                                                       ==========     ===========     ===========
ACCUMULATED AMORTIZATION
  Balance as at September 1, 1996....................  $5,240,000     $16,279,000     $21,519,000
  Amortization for the year..........................     969,000       3,815,000       4,784,000
                                                       ----------     -----------     -----------
  Balance as at August 31, 1997......................  $6,209,000     $20,094,000     $26,303,000
                                                       ==========     ===========     ===========
NET BOOK VALUE AS AT AUGUST 31, 1996
  Current portion....................................  $1,454,000     $ 4,524,000     $ 5,978,000
  Non-current portion................................   2,406,000       3,317,000       5,723,000
                                                       ----------     -----------     -----------
                                                       $3,860,000     $ 7,841,000     $11,701,000
                                                       ==========     ===========     ===========
NET BOOK VALUE AS AT AUGUST 31, 1997
  Current portion....................................  $  917,000     $ 1,537,000     $ 2,454,000
  Non-current portion................................   2,009,000      11,204,000      13,213,000
                                                       ----------     -----------     -----------
                                                       $2,926,000     $12,741,000     $15,667,000
                                                       ==========     ===========     ===========

                          SOLID STATE GEOPHYSICAL INC.

                                                         CANADA      UNITED STATES       TOTAL
                                                       ----------    -------------    -----------
FOR THE YEAR ENDED AUGUST 31, 1995
  Revenues...........................................  $  773,000     $        --     $   773,000
  Amortization.......................................     476,000              --         476,000
                                                       ----------     -----------     -----------
  Gross profit.......................................  $  297,000     $        --     $   297,000
                                                       ==========     ===========     ===========
FOR THE YEAR ENDED AUGUST 31, 1996
  Revenues...........................................  $6,009,000     $ 8,882,000     $14,891,000
  Amortization.......................................   4,276,000      16,418,000      20,694,000
                                                       ----------     -----------     -----------
  Gross profit (loss)................................  $1,733,000     $(7,536,000)    $(5,803,000)
                                                       ==========     ===========     ===========
FOR THE YEAR ENDED AUGUST 31, 1997
  Revenues...........................................  $  191,000     $ 3,728,000     $ 3,919,000
  Amortization.......................................     969,000       3,815,000       4,784,000
                                                       ----------     -----------     -----------
  Gross loss.........................................  $ (778,000)    $   (87,000)    $  (865,000)
                                                       ==========     ===========     ===========

(5) PROPERTY AND EQUIPMENT

                                                                    AUGUST 31, 1996
                                                     ---------------------------------------------
                                                                      ACCUMULATED       NET BOOK
                                                        COST         DEPRECIATION         VALUE
                                                     -----------    ---------------    -----------
Land.............................................    $   275,000      $        --      $   275,000
Building.........................................        659,000           69,000          590,000
Recording equipment..............................     42,329,000       16,507,000       25,822,000
Survey equipment.................................      2,235,000        1,429,000          806,000
Drilling equipment...............................      2,783,000        1,206,000        1,577,000
Vehicles (including boats).......................      2,318,000        1,673,000          645,000
Office equipment.................................        653,000          408,000          245,000
Radio equipment..................................        434,000          301,000          133,000
                                                     -----------      -----------      -----------
                                                      51,686,000       21,593,000       30,093,000
Equipment under capital lease....................      2,339,000          794,000        1,545,000
                                                     -----------      -----------      -----------
                                                     $54,025,000      $22,387,000      $31,638,000
                                                     ===========      ===========      ===========

                          SOLID STATE GEOPHYSICAL INC.

                                                              AUGUST 31, 1997
                                         ----------------------------------------------------------
                                         DEPRECIATION
                                           TERMS IN                     ACCUMULATED      NET BOOK
                                            YEARS           COST        DEPRECIATION       VALUE
                                         ------------    -----------    ------------    -----------
Land...................................     --           $   275,000    $        --     $   275,000
Building...............................     20               681,000        108,000         573,000
Recording equipment....................     2 - 7         51,809,000     22,430,000      29,379,000
Survey equipment.......................     3 - 5          2,251,000      1,737,000         514,000
Drilling equipment.....................     2 - 3          3,309,000      2,146,000       1,163,000
Vehicles (including boats).............     3 - 5          2,606,000      2,080,000         526,000
Office equipment.......................     5                880,000        532,000         348,000
Radio equipment........................     2 - 4            593,000        387,000         206,000
                                            -----        -----------    -----------     -----------
                                                          62,404,000     29,420,000      32,984,000
Equipment under capital lease..........     3 - 5          3,239,000      1,062,000       2,177,000
                                            -----        -----------    -----------     -----------
                                                         $65,643,000    $30,482,000     $35,161,000
                                            =====        ===========    ===========     ===========

     Property and equipment are pledged as security pursuant to long-term debt (see Note 7).

(6) OPERATING LOANS

     Solid State and its subsidiaries have operating lines of credit of $5,100,000 which were fully utilized at August 31, 1997. The credit facilities are secured by assignments of receivables and bear interest at prime plus 0.75% (6.5% at August 31, 1996; 5.5% -- 1997). (See Note 7 regarding covenant violations).

(7) PROMISSORY NOTES AND LONG-TERM DEBT

                                                                      AUGUST 31,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------    -----------
PROMISSORY NOTES
Promissory note bearing interest at 18% with interest due
  quarterly commencing July 1, 1996 and principal due and
  payable December 31, 1996. Secured by future Multi-client
  data sales ($1,900,000 U.S.). ............................  $ 2,600,000    $        --
Promissory note bearing interest at 15% with interest
  commencing February 10, 1997 and $1,000,000 U.S. of
  $2,000,000 U.S. principal due May 10, 1997 and balance due
  August 10, 1997, all extended to November 30, 1997.
  Secured by future Multi-client data sales ($2,000,000
  U.S.). ...................................................           --      2,777,000
Promissory note bearing interest at 15% with interest
  commencing February 19, 1997 and $1,000,000 U.S. of
  $2,000,000 U.S. principal due May 19, 1997 and balance due
  August 19, 1997, all extended to November 30, 1997.
  Secured by future Multi-client data sales ($2,000,000
  U.S.). ...................................................           --      2,777,000
Promissory note bearing interest at 15% with interest
  commencing July 2, 1997 and balance due August 15, 1997,
  extended to November 30, 1997. Secured by future
  Multi-client data sales ($3,000,000 U.S.). ...............           --      4,166,000
Promissory note bearing interest at 15% with interest
  commencing July 22, 1997 and balance due August 15, 1997,
  extended to November 30, 1997. Secured by future
  Multi-client data sales ($1,000,000 U.S.). ...............           --      1,389,000
                                                              -----------    -----------
                                                              $ 2,600,000    $11,109,000
                                                              ===========    ===========

                          SOLID STATE GEOPHYSICAL INC.

                                                                      AUGUST 31,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------    -----------
LONG-TERM DEBT
Demand non-revolving loan bearing interest at prime plus
  1.75% (6.5%) repayable in consecutive monthly installments
  of $12,500 until January 1, 2002.  .......................  $   917,000    $   663,000
Demand non-revolving loan bearing interest at lender's U.S.
  dollar cost of funds plus 1.75% repayable in consecutive
  monthly installments of $13,750 U.S. until January 1, 2002
  (1996 -- $1,054,500 U.S.; $728,800 U.S.).  ...............    1,443,000      1,012,000
Demand non-revolving loan bearing interest at lender's U.S.
  dollar cost of funds plus 1.75% repayable in consecutive
  monthly installments of $13,125 U.S. until January 1, 2002
  (1996 -- $974,900 U.S.; $695,600 U.S.). ..................    1,334,000        966,000
Demand non-revolving loan bearing interest at prime plus
  1.75% (6.5%) repayable in consecutive monthly installments
  of $63,333 until January 1, 2002. ........................    4,475,000      3,357,000
Demand non-revolving loan bearing interest at lender's U.S.
  dollar cost of funds plus 1.75% repayable in consecutive
  monthly installments of $53,083 U.S. until January 1, 2002
  (1996 -- $3,510,000 U.S.; $2,813,400 U.S.). ..............    4,803,000      3,906,000
Conditional sales agreement repayable in sixty equal monthly installments of $89,437 U.S., with interest commencing
  October 16, 1996. Secured by related equipment. Effective
  interest rate of 10.471% ($3,703,000 U.S.) -- renegotiated
  1996 CSA, adding additional equipment (including
  consolidation of the following CSA). .....................    5,782,000      5,141,000
Obligations under capital lease, secured by related
  equipment, repayable in equal monthly installments of
  $19,012 U.S., including interest (consolidated into CSA
  $5,141,000). .............................................      655,000             --
Convertible debenture bearing interest at 8% with interest
  due quarterly commencing July 1, 1996 and failing the
  exercise of conversion rights, principle due April 30,
  2001. The debenture was convertible into 1,141,667 common
  shares of the Corporation (convertible at $2.40 per share, closing price at date of grant was $2.76). Repaid with
  proceeds of financing in October 1996. ...................    2,737,000             --
Obligations under capital lease, secured by related
  equipment, repayable in monthly installments of $52,000
  (1996 -- $36,000), including interest at approximately
  7.5%......................................................      414,000      1,061,000
Conditional sales agreement repayable in 12 monthly
  installments of $18,219 U.S. with interest commencing
  November 26, 1997. Secured by related equipment. Effective
  interest rate of 10.746% ($71,347 U.S.). .................           --         99,000
Conditional sales agreement repayable with a principle
  payment of $150,000 U.S. June 30, 1997; two monthly
  installments of $250,000, including interest commencing
  June 30, 1996; twenty-eight monthly installments of
  $127,050 U.S., including interest until December 31, 1999.
  Secured by related equipment. Effective interest rate of
  10.746% ($3,592,566 U.S.). ...............................           --      4,988,000
Conditional sales agreement repayable in twenty four equal
  monthly installments of $23,309 U.S., including interest,
  with interest commencing September 30, 1997. Secured by
  related equipment. Effective interest rate of 10.746%
  ($503,855 U.S.). .........................................           --        700,000

                          SOLID STATE GEOPHYSICAL INC.

                                                                      AUGUST 31,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------    -----------
Promissory note bearing interest at 18% commencing October
  17, 1996 (15% interest ($4,197,000 U.S.) effective
  February 24, 1997). Interest due quarterly commencing
  January 1, 1997, due October 1999 with minimal annual
  payments of $1,380,000 ($1,000,000 U.S.). Secured by
  future multi-client data sales. $4,000,000 U.S.
  ($5,400,000 Cdn.) converted to equity February 24,
  1997. ....................................................  $        --    $ 5,828,000
Other.......................................................       20,000             --
                                                              -----------    -----------
                                                               22,580,000     27,721,000
Less: Current portion.......................................    8,054,000      9,028,000
                                                              -----------    -----------
                                                              $14,526,000    $18,693,000
                                                              ===========    ===========

     In 1997, Solid State postponed certain principal repayments.

     At August 31, 1997, the Company was in violation of certain debt covenants with its main banker. These violations were waived to October 31, 1997. The bank retains the right to demand all loans after this date if there are covenant violations. Certain promissory note and conditional sales agreement repayment dates were not adhered to.

     The demand non-revolving loans are secured by fixed and floating charge debentures over all of the assets of Solid State, subsidiaries and specific charges on property and equipment.

     In certain debt agreements, there are cross-default provisions under which a default in one agreement could become a default under such other agreements.

     Principal repayments are as follows:

1998....................................................  $ 9,028,000
1999....................................................    9,403,000
2000....................................................    4,455,000
2001....................................................    3,641,000
2002....................................................    1,194,000
                                                          -----------
                                                          $27,721,000
                                                          ===========

                          SOLID STATE GEOPHYSICAL INC.

(8) CAPITAL STOCK

     Authorized share capital is comprised of unlimited common shares and preferred shares.

                                                                SHARES      BOOK VALUE
                                                              ----------    -----------
Total common shares outstanding September 1, 1993...........   2,800,000    $   800,000
Common shares issued in accordance with initial public
  offering..................................................   2,000,000     12,238,000
Common shares issued upon acquisition of Nortech Surveys
  (Canada) Inc. (Note 3)....................................     200,000      1,700,000
                                                              ----------    -----------
Total common shares outstanding August 31, 1994 and 1995....   5,000,000     14,738,000
Common shares issued in accordance with a rights offering in
  March 1996................................................       6,520         20,000
                                                              ----------    -----------
Common shares outstanding August 31, 1996...................   5,006,520     14,758,000
Common shares issued to specified shareholders for debt, net
  of issue costs less related deferred tax..................   3,044,444      4,044,000
Common shares issued to specified shareholders for cash, net
  of issue costs less related deferred tax..................   5,869,565      5,356,000
Common shares issued under options..........................     215,000        311,000
                                                              ----------    -----------
Common shares outstanding August 31, 1997...................  14,135,529    $24,469,000
                                                              ==========    ===========

     Earnings per share for the year ended August 31, 1997 have been calculated using the weighted average shares outstanding of 10,787,000 (1995 -- 5,000,000; 1996 -- 5,003,000).

     Fully diluted earnings per share for 1997, 1996 and 1995 would have been anti-dilutive.

(9)  STOCK OPTIONS AND SHARES RESERVED

     At August 31, 1997, Solid State had options to purchase 952,000 Common shares outstanding, of which 325,000 expired subsequent to the year end. Prices ranged from $1.00 to $6.50. During 1996, 505,000 options were granted. In 1997, 670,000 options were granted to purchase Common shares at between $0.95 and $1.80. All options expire on or before December 31, 2000. Grant prices were equal to or greater than fair market value at the dates of grant and to date 215,000 stock options have been exercised. They were warrants outstanding to purchase 125,000 Common Shares at $1.65 per share.

(10) INCOME TAXES

     Reconciliation of expected income tax provision to recorded income tax provision:

                                          1995           1996           1997
                                       -----------    -----------    -----------
Expected income tax (recovery) at
  (1995 -- 44.34%; 1996 -- 44.53%;
  44.62%)............................  $(2,144,000)   $(3,357,000)   $(2,418,000)
Future benefit of tax losses in
  subsidiaries not recognized........    1,219,000      2,943,000      1,572,000
Assets written off with no tax
  basis..............................      925,000             --             --
                                       -----------    -----------    -----------
Income taxes (recovery) per financial
  statements.........................  $        --    $  (414,000)   $  (846,000)
                                       ===========    ===========    ===========

     Solid State can defer future income taxes by claiming allowable income tax deductions in excess of those provided in the accounting records.

                          SOLID STATE GEOPHYSICAL INC.

     Solid State does not anticipate repatriating income from foreign operations and accordingly, has not provided for any possible future repatriation taxation. At August 31, 1997, there was not a material amount in income which could be repatriated.

     Solid State has unclaimed research and development expenditures and noncapital losses carried forward for income tax purposes of $1,489,000 and $3,900,000 respectively, which resulted from operations in a Canadian subsidiary. There are non-North American foreign subsidiaries with approximately $4,400,000 of non-capital tax losses for accounting carried forward. The U.S. subsidiary has non-capital accounting losses carried forward of approximately $8,600,000 as at August 31, 1997, which may be claimable in future years. The potential benefits of these items have not been reflected in the consolidated financial statements. Realization of these losses is dependent upon taxable income being earned in each jurisdiction that has the tax losses. Solid State has non-capital losses of $2,762,000 resulting from its Canadian operations of which $703,000 has a potential unrecorded benefit. The amount of tax losses available is subject to normal audit by the various tax authorities which may result in changes to the losses.

                          SOLID STATE GEOPHYSICAL INC.

(11) SEGMENTED INFORMATION

     Solid State operates in two business segments with both domestic and foreign contracts.

  Industry segments

                                                                YEAR ENDED AUGUST 31
                                                     ------------------------------------------
                                                        1995            1996           1997
                                                     -----------    ------------    -----------
NET REVENUES FROM CUSTOMERS OUTSIDE THE ENTERPRISE
  Seismic acquisition..............................  $28,850,000    $ 27,290,000    $45,910,000
  Data library.....................................      773,000      14,891,000      3,919,000
                                                     -----------    ------------    -----------
TOTAL..............................................  $29,623,000    $ 42,181,000    $49,829,000
                                                     ===========    ============    ===========
OPERATING LOSS BEFORE RESTRUCTURING AND OTHER
  COSTS, INTEREST AND WRITE-DOWN
  Seismic acquisition..............................  $   242,000    $ (2,796,000)   $  (274,000)
  Data library.....................................      297,000      (5,803,000)      (865,000)
                                                     -----------    ------------    -----------
TOTAL..............................................  $   539,000    $ (8,599,000)   $(1,139,000)
                                                     ===========    ============    ===========
IDENTIFIABLE ASSETS
  Seismic acquisition..............................  $40,032,000    $ 42,325,000    $55,035,000
  Data library.....................................    7,797,000      11,701,000     15,667,000
  Corporate........................................           --       1,441,000      1,057,000
  Discontinued operations..........................    3,925,000         133,000             --
                                                     -----------    ------------    -----------
TOTAL..............................................  $51,754,000    $ 55,600,000    $71,759,000
                                                     ===========    ============    ===========
CAPITAL EXPENDITURES
  Seismic acquisition..............................  $10,888,000    $ 11,025,000    $15,770,000
  Data library.....................................    7,680,000      21,643,000      8,439,000
  Discontinued operations..........................      898,000         148,000         47,000
                                                     -----------    ------------    -----------
TOTAL..............................................  $19,466,000    $ 32,816,000    $24,256,000
                                                     ===========    ============    ===========
DEPRECIATION AND AMORTIZATION
  Seismic acquisition..............................  $ 5,968,000    $  5,856,000    $ 8,974,000
  Data library.....................................      476,000      20,694,000      4,784,000
                                                     -----------    ------------    -----------
TOTAL..............................................  $ 6,444,000    $ 26,550,000    $13,758,000
                                                     ===========    ============    ===========
DISCONTINUED OPERATIONS
  Operating loss...................................  $  (938,000)   $   (242,000)   $  (121,000)
                                                     ===========    ============    ===========
TOTAL INDUSTRY SEGMENTS
  Net revenue from customers outside the
     enterprise....................................  $29,623,000    $ 42,181,000    $49,829,000
                                                     ===========    ============    ===========
SEGMENTED OPERATING INCOME (LOSS) BEFORE THE
  FOLLOWING........................................  $   539,000    $ (8,599,000)   $(1,139,000)
  Interest expense.................................   (1,175,000)     (2,667,000)    (4,050,000)
  Restructuring costs..............................           --        (873,000)      (231,000)
  Write-down of fixed assets.......................   (3,349,000)             --             --
  Income tax recovery..............................           --         414,000        846,000
  Discontinued operations loss.....................     (938,000)       (242,000)      (121,000)
                                                     -----------    ------------    -----------
Net loss...........................................  $(4,923,000)   $(11,967,000)   $(4,695,000)
                                                     ===========    ============    ===========

                          SOLID STATE GEOPHYSICAL INC.

  Geographic segments

                                                             AUGUST 31, 1995
                                  ---------------------------------------------------------------------
                                                                              MIDDLE EAST
                                                   SOUTH                          AND
                                    CANADA       AMERICAN     UNITED STATES      OTHER         TOTAL
                                  -----------   -----------   -------------   -----------   -----------
Net contract revenue*...........  $16,461,000   $    28,000    $ 9,016,000    $ 4,118,000   $29,623,000
Earnings (loss) before
  interest**....................    1,748,000      (154,000)    (1,867,000)       812,000       539,000
Identifiable assets.............   25,100,000    16,606,000      4,475,000      1,648,000    47,829,000

                                                             AUGUST 31, 1996
                                  ---------------------------------------------------------------------
                                                                              MIDDLE EAST
                                                   SOUTH                          AND
                                    CANADA       AMERICAN     UNITED STATES      OTHER         TOTAL
                                  -----------   -----------   -------------   -----------   -----------
Net contract revenue*...........  $22,053,000   $ 5,687,000    $14,445,000    $    (4,000)  $42,181,000
Earnings (loss) before
  interest......................      283,000       587,000     (8,928,000)      (541,000)   (8,599,000)
Identifiable assets.............   25,521,000     1,490,000     27,951,000        505,000    55,467,000

                                                             AUGUST 31, 1997
                                  ---------------------------------------------------------------------
                                                                              MIDDLE EAST
                                                   SOUTH                          AND
                                    CANADA       AMERICAN     UNITED STATES      OTHER         TOTAL
                                  -----------   -----------   -------------   -----------   -----------
Net contract revenue*...........  $20,046,000   $10,818,000    $12,312,000    $ 6,653,000   $49,829,000
Earnings (loss) before
  interest......................    2,260,000    (3,749,000)      (704,000)     1,054,000    (1,139,000)
Identifiable assets.............   27,016,000    13,238,000     25,434,000      6,071,000    71,759,000

---------------
 * Includes Data Library sales.

** Before write-down of fixed assets ($3,349,000 -- 1995, nil -- 1996 and 1997), financial restructuring costs and discontinued operations.

     As at August 31, (1995 -- 42%; 1996 -- 43%) 1997, approximately 59% of identifiable foreign assets are represented by accounts receivable, multi-client data and work-in-progress. The balance, represented by property and equipment, is readily transferrable from country to country as contracts are negotiated.

(12) ECONOMIC DEPENDENCE

     Solid State operates in several countries. These operations are dependent upon the level of oil and gas exploration and development. Solid State operates for several customers, the only customers that accounted for more than 10% of the net contract revenue during the year ended August 31, 1996 were two customers accounting for $4,204,000 of South American net contract revenues and $5,815,000 of Canadian net contract revenues and during the year ended August 31, 1997 one customer accounted for $6,218,000 of South American net contract revenues.

(13) FINANCIAL INSTRUMENTS

  a) Fair value of financial assets and liabilities

     Solid State's financial instruments are substantially all cash, accounts receivable, income taxes receivable, accounts payable, promissory notes and long-term debt. The book value for all financial instruments, including $16,937,000 of promissory notes and long-term debt, approximates their fair value. The $16,937,000 of long-term debt and promissory notes which are at 15% were negotiated during the year and there was additional borrowings secured by promissory notes subsequent to the year end with interest at 15%.

                          SOLID STATE GEOPHYSICAL INC.

  b) Interest rate risk

     At August 31, 1997, Solid State had $15,139,000 of debt with variable interest rates based upon bank prime rates. For each one percentage change in interest rates, interest expense would change by $151,000.

  c) Credit risk

     A substantial portion of Solid State's receivables are with customers in the oil and gas business and are subject to normal industry credit risks. Accounts receivable in Venezuela with a national oil company are factored, with Solid State paying an annual fee of 29% and having a contingent liability for any receivables not ultimately collected. The amount received on factoring has been recorded as a loan and included in current liabilities.

  d) Foreign currency risk

     $33,749,000 of Solid State's promissory notes and long-term debt is repayable in U.S. dollars. This amount is hedged only by operations conducted in U.S. dollars. For each $0.01 change in the Canadian dollar relative to the U.S. dollar, the debt will change by approximately $470,000.

(14) RELATED PARTY TRANSACTIONS

     During 1997, two creditors became the major shareholders ("investors") of Solid State. At August 31, 1996, these creditors were owed money under two lines of credit; one for $2,600,000 with interest at 18% and one for $2,737,000 with interest at 8% and convertible into 1,146,667 Common shares of Solid State. Subsequent to August 31, 1996, a further $2,877,000 ($2,100,000 U.S.) was advanced to Solid State with interest at 18% to bring the total of these loans to $5,480,000.

     On October 16, 1996, Solid State completed a $16,440,000 ($12,000,000 U.S.)
equity/debt financing. The financing was as follows:

Description                                                    CDN.           U.S.
-----------                                                 -----------    -----------
3,044,444 Common shares (before net expenses of
  $66,000)................................................  $ 4,110,000    $ 3,000,000
Secured loans with interest at 18% until a private
  placement was completed and 15% thereafter;
  Secured by data libraries; repayments from proceeds of
     the data libraries revenues..........................
  Minimum annual repayments of $1,370,000 ($1,000,000
     U.S.) for the first two years and any balance in
     October 1999.........................................    6,850,000      5,000,000
  Proceeds from a private placement were to be used to
     retire this loan.....................................    5,480,000      4,000,000
                                                            -----------    -----------
                                                            $16,440,000    $12,000,000
                                                            ===========    ===========

                          SOLID STATE GEOPHYSICAL INC.

     The proceeds of the October 16, 1996, financing were used as follows:

DESCRIPTION                                                    CDN.           U.S.
-----------                                                 -----------    -----------
To repay convertible debt owing to the specified
  investors...............................................  $ 2,740,000    $ 2,000,000
To repay term debt owing to the specified investors.......    5,480,000      4,000,000
To repay related interest and legal costs to the specified
  investors...............................................      330,000        240,000
To pay trade debt and interest in arrears on two
  conditional sales agreements with a major equipment
  supplier................................................    1,645,000      1,200,000
To retire a conditional sales agreement with a major
  supplier................................................      655,000        479,000
To repay trade debt with Canadian and U.S. suppliers......    4,385,000      3,200,000
For general working capital requirements..................    1,205,000        881,000
                                                            -----------    -----------
                                                            $16,440,000    $12,000,000
                                                            ===========    ===========

     In February 1997, the investors purchased an additional 5,869,565 shares for $5,356,000 net of expenses at which time they became the majority shareholders of the Corporation.

     In July 1997, an investor lent $5,600,000 ($4,000,000 U.S.) to Solid State with interest at 15%.

     At August 31, 1997, $16,937,000 ($12,198,000 U.S.) was owed to an investor with interest at 15%.

     Interest incurred during the year on the related party loans was $1,972,000 (1996 -- $339,000).

     At August 31, 1997, the investors had 2 out of 4 directors on Solid State's Board of Directors and were providing assistance for working capital (see Note
17).

(15) COMMITMENTS

     In addition to the data library costs at August 31, 1997, Note 4, Solid State had cash cost commitments to complete these programs estimated in the amount of $227,000.

(16) CONTINGENCIES

     Legal items relating to permitting and other business matters which were incurred in the normal course of business were outstanding at August 31, 1997. In most cases, any liability would be passed onto third parties.

(17) SUBSEQUENT EVENTS

     Subsequent to the year end the following occurred:

          (a) A shareholder advanced an additional $6,245,000 ($4,500,000 U.S.) with interest at 15%.

          (b) The major investors advised Solid State that they were considering a take-over bid to acquire the minority Common shares at a price of $3.00 per share in cash. On November 27, 1997, the price was amended to $3.50 in an offer to the minority shareholders.

          (c) The covenant defaults indicated in Note 7 were waived to November 26, 1997.

          (d) The due dates for the promissory notes indicated in Note 7 were extended from November 30, 1997 to January 15, 1998.

          (e) 125,000 warrants were exercised to purchase Common shares for proceeds of $147,320 and 320,000 options were exercised to purchase shares for proceeds of $392,000.

          (f) The new shareholder of the Company determined that economic factors regarding the Company's multi-client data had changed and that a special charge for asset impairment of $5,900,000 U.S. was required. The new shareholder recorded this comment in its December 31, 1997 financial statements.

                          SOLID STATE GEOPHYSICAL INC.

(18) PRIOR YEAR AMOUNTS

     Certain prior year amounts have been reclassified to conform with the current year's presentation.

(19) CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES

     These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP). In certain aspects GAAP as applied in the United States differs from Canadian GAAP.

  Canadian balance sheet

     Under Canadian GAAP, foreign exchange gains and losses resulting from long-term monetary items of the reporting company are deferred and amortized over the lives of those monetary items. Under U.S. GAAP these gains and losses would be expensed in the period.

                                                                         AUGUST 31
                                                                ----------------------------
                                                                    1996            1997
                                                                ------------    ------------
Deferred exchange loss (per financial statements)...........    $     26,000    $    234,000
                                                                ------------    ------------
Deferred exchange loss (per U.S. GAAP)......................    $         --    $         --
                                                                ============    ============

     Under U.S. GAAP the multi-client data, current portion would be grouped with multi-client data, less current portion.

                                                                        AUGUST 31
                                                                --------------------------
                                                                   1996           1997
                                                                -----------    -----------
Current assets (per financial statements)...................    $16,497,000    $22,014,000
Less: multi-client data, current portion....................     (5,978,000)    (2,454,000)
                                                                -----------    -----------
Current assets (per U.S. GAAP)..............................    $10,519,000    $19,560,000
                                                                ===========    ===========
Multi-client data, less current portion (per financial
  statements)...............................................    $ 5,723,000    $13,213,000
Add: multi-client data, current portion.....................      5,978,000      2,454,000
                                                                -----------    -----------
Multi-client data (per U.S. GAAP)...........................    $11,701,000    $15,667,000
                                                                ===========    ===========

     The current portion of long-term debt under U.S. GAAP in 1997 would be reduced by $1,074,000, which would reduce the current portion of the promissory note to its minimal annual payment of $1,380,000 in 1998 rather than being the total amount of the multi-client data, current portion. The 1997 working capital would have been reduced by $1,380,000.

                          SOLID STATE GEOPHYSICAL INC.

     Under U.S. GAAP debt covenants, violations must be waived for a full year to classify the debt as long-term. Bank debt did not have covenants waived for one year. This debt and the remaining long-term debt has been reclassified as current.

                                                                AUGUST 31,
                                                                   1997
                                                                -----------
Current liabilities (per financial statements)..............    $43,977,000
Add: Long-term portion of debt..............................     18,693,000
                                                                -----------
Current liabilities (per U.S. GAAP).........................    $62,670,000
                                                                ===========

     Conditional sales agreements are supplier financing contracts.

  Statement of changes in shareholders' equity

     For U.S. reporting, the information contained in the consolidated statement of operations and (deficit) retained earnings and Note 8, Capital stock, would be combined to develop a complete statement of changes in shareholders' equity.

     For U.S. reporting, the proceeds from the convertible debenture issued in 1996 would have been split between debt and shareholders' equity with the majority of the amount going to shareholders' equity being determined by the difference between the conversion price for the shares and the trading price of the shares at the date of grant.

                                                                         AUGUST 31,
                                                                ----------------------------
                                                                    1996            1997
                                                                ------------    ------------
Additional paid-in capital (per U.S. GAAP)..................    $    637,000    $    637,000
                                                                ============    ============
Deficit (per financial statements)..........................    $(10,685,000)   $(15,380,000)
Additional foreign exchange expense.........................         (26,000)       (234,000)
Additional financing cost...................................         (53,000)        (73,000)
Additional loss on extinguishment of debt...................              --        (564,000)
                                                                ------------    ------------
Deficit (per U.S. GAAP).....................................    $(10,764,000)   $(16,251,000)
                                                                ============    ============

  Consolidated statements of operations

     For U.S. reporting, net amounts billed to customers for reimbursable costs would have reduced revenues from those reported in the financial statements and resulted in changed costs of sales with no change in gross margins.

                          SOLID STATE GEOPHYSICAL INC.

                                                              YEARS ENDED AUGUST 31,
                                                    -------------------------------------------
                                                       1995            1996            1997
                                                    -----------    ------------    ------------
Contract revenue (per financial statements).....    $48,357,000    $ 45,503,000    $ 77,999,000
Data library revenue (per financial                     773,000      14,891,000       3,919,000
  statements)...................................
                                                    -----------    ------------    ------------
                                                      49,130,00      60,394,000      81,918,000
Reimbursable and third party revenue                 (7,265,000)    (12,663,000)    (13,218,000)
  adjustments...................................
                                                    -----------    ------------    ------------
Contract revenues (per U.S. GAAP)...............    $41,865,000    $ 47,731,000    $ 68,700,000
                                                    ===========    ============    ============
Costs of sales (per financial statements).......    $20,384,000    $ 21,250,000    $ 33,262,000
Amortization data bank (per financial                   476,000      20,694,000       4,784,000
  statements)...................................
                                                    -----------    ------------    ------------
                                                     20,860,000      41,944,000      38,046,000
Reimbursable and third party cost adjustments...     12,242,000       5,550,000      18,871,000
                                                    -----------    ------------    ------------
Cost of sales (per U.S. GAAP)...................    $33,102,000    $ 47,494,000    $ 56,917,000
                                                    ===========    ============    ============

     There is no significant difference in accounting for deferred taxes between Canadian and U.S. GAAP. Under Canadian GAAP, the deferral method is used for accounting for income taxes whereas under U.S. GAAP the asset and liability approach is used. No deferred tax asset has been recorded for the tax losses carried forward because valuation allowances were provided against all losses.

     In Canada, earnings (loss) per share is calculated based on the weighted average number of shares outstanding during the period. For U.S. GAAP, earnings
(loss) per share would be calculated using common stock equivalents outstanding during the period. The weighted average number of shares outstanding gives approximately the same loss per share as using common stock equivalent because any potential conversions for common share equivalents would have the effect of decreasing loss per share and therefore, would not be converted for purposes of the calculation.

                                                               YEARS ENDED AUGUST 31,
                                                     ------------------------------------------
                                                        1995            1996           1997
                                                     -----------    ------------    -----------
Net loss as reported.............................    $(4,923,000)   $(11,967,000)   $(4,695,000)
Additional foreign exchange income (loss)........        121,000        (100,000)      (208,000)
Additional financing cost........................             --         (53,000)       (20,000)
Additional loss on extinguishment of debt........             --              --       (564,000)
                                                     -----------    ------------    -----------
Net loss in accordance with U.S. GAAP............    $(4,802,000)   $(12,120,000)   $(5,487,000)
                                                     ===========    ============    ===========
Net loss per share...............................    $     (0.96)   $      (2.42)   $     (0.51)
                                                     -----------    ------------    -----------
Weighted average number of shares outstanding....      5,000,000       5,003,000     10,787,000
                                                     ===========    ============    ===========

  Consolidated statement of changes in financial position

     The statement of changes in financial position is substantially the same as the statement of cash flows prepared under U.S. GAAP, except for the following differences:

     For the U.S. GAAP, additional disclosure for cash interest and taxes paid would be made:

                                                         YEARS ENDED AUGUST 31,
                                                 --------------------------------------
                                                    1995          1996          1997
                                                 ----------    ----------    ----------
Interest paid..................................  $1,108,000    $2,379,000    $3,593,000
                                                 ----------    ----------    ----------
Taxes paid (recovered).........................  $1,046,000    $ (201,000)   $  107,000
                                                 ==========    ==========    ==========

                          SOLID STATE GEOPHYSICAL INC.

     For U.S. GAAP, cash provided by (used in) operating activities would include operating activities from discontinued operations.

                                                        YEARS ENDED AUGUST 31,
                                                ---------------------------------------
                                                   1995          1996           1997
                                                ----------    -----------    ----------
Cash provided by continuing operating
  activities before changes in working capital
  balances related to operations (as
  reported)...................................  $6,004,000    $14,691,000    $7,944,000
Discontinued operations.......................     126,000        (12,000)     (121,000)
                                                ----------    -----------    ----------
Cash provided by operating activities before
  changes in working capital balances related
  to operations in accordance with U.S.
  GAAP........................................  $6,130,000    $14,679,000    $7,823,000
                                                ==========    ===========    ==========

     Under U.S. GAAP, the following would not have been disclosed in the cash flow statement but would have been disclosed in a separate supplementary schedule of non-cash financing and investing activities.

     In 1997, there was one non-cash financing activity which was Common shares valued at $3,989,000 issued to repay debt included in the statement of changes in financial position.

     In 1996 there was a non-cash investing activity which was the receipt of $1,441,000 preferred shares on the sale of assets of a subsidiary.

     In 1995, 1996 and 1997, there was the purchase of property and equipment for the execution of capital leases and notes of $1,679,000, $6,662,000, and $7,178,000 respectively, which would have affected financing and investing activities.

     For U.S. GAAP, bank indebtedness of 1995 -- $1,105,000; 1996 -- $5,788,000;
and 1997 -- $5,235,000; would have been shown as a financing activity. Cash would be shown as 1995 -- $2,705,000; 1996 -- $308,000; and 1997 -- $740,000.

                                                       YEARS ENDED AUGUST 31,
                                              -----------------------------------------
                                                 1995           1996           1997
                                              -----------    -----------    -----------
Financing activities as reporting...........  $ 5,020,000    $ 8,334,000    $23,080,000
Change in bank indebtedness.................     (304,000)     4,683,000       (553,000)
Change in proceeds of long-term debt........   (1,679,000)    (6,662,000)    (7,178,000)
                                              -----------    -----------    -----------
Financing activities in accordance with U.S.
  GAAP......................................  $ 3,037,000    $ 6,355,000    $15,349,000
                                              ===========    ===========    ===========
Investing activities as reported............  $18,677,000    $31,132,000    $20,343,000
Fixed assets purchased using supplier
  debt......................................   (1,679,000)    (6,662,000)    (7,178,000)
                                              -----------    -----------    -----------
Investing activities in accordance with U.S.
  GAAP......................................  $16,998,000    $24,470,000    $13,165,000
                                              -----------    -----------    -----------
Change in cash as reported..................  $ 2,311,000    $(7,080,000)   $   985,000
Change in bank indebtedness.................     (304,000)     4,683,000       (553,000)
                                              -----------    -----------    -----------
Change in cash in accordance with U.S.
  GAAP......................................  $ 2,007,000    $(2,397,000)   $   432,000
                                              ===========    ===========    ===========

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary.........................    4
Summary Historical and Unaudited Pro Forma
  Financial Data...........................   11
Risk Factors...............................   13
Disclosure Regarding Forward-Looking
  Statements...............................   21
The Exchange Offer.........................   22
The Company................................   31
Use of Proceeds............................   32
Capitalization.............................   33
Unaudited Pro Forma Financial Information..   34
Selected Consolidated Historical Financial
  Data.....................................   38
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   40
Business...................................   51
Management.................................   59
Certain Relationships and Related
  Transactions.............................   62
Security Ownership of Management and
  Principal Stockholders...................   65
Description of the Notes...................   66
Plan of Distribution.......................   94
Available Information......................   95
Legal Matters..............................   96
Experts....................................   96
Index to Financial Statements and Financial
  Statement Schedule.......................  F-1

    UNTIL AUGUST 11, 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF THE DEALERS TO DELIVER A PROSPECTUS WHEN SELLING EXCHANGE NOTES RECEIVED IN EXCHANGE FOR ORIGINAL NOTES HELD FOR THEIR OWN ACCOUNT. SEE "PLAN OF DISTRIBUTION."

                                  $100,000,000

                            [GRANT GEOPHYSICAL LOGO]

                          9 3/4% SENIOR NOTES DUE 2008

                             OFFER TO EXCHANGE ITS
                         9 3/4% SENIOR NOTES DUE 2008,
                              SERIES B, WHICH HAVE
                                BEEN REGISTERED
                           UNDER THE SECURITIES ACT,
                             FOR ANY AND ALL OF ITS
                                  OUTSTANDING
                              9 3/4% SENIOR NOTES
                               DUE 2008, SERIES A
                       ---------------------------------

                                   PROSPECTUS
                       ---------------------------------

                                  MAY 13, 1998